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FTD COMPANIES, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 29, 2013

Exhibit 99.1

                    , 2013

Dear United Online, Inc. Stockholder:

        We are pleased to inform you that United Online, Inc.'s ("United Online") Board of Directors has approved the distribution of all of the shares of common stock of FTD Companies, Inc., a wholly-owned subsidiary of United Online ("FTD"), to the stockholders of United Online.

        As a result of the distribution, United Online will be separated into two independent, publicly-traded companies, and United Online stockholders will own all of the outstanding shares of FTD and will continue to own all of the outstanding shares of United Online. United Online will continue to operate its Communications and Content & Media businesses, and its common stock will continue to be listed on the Nasdaq Global Select Market under the symbol "UNTD." FTD will own and operate its floral and gift products and services businesses. FTD has applied to list its common stock on the Nasdaq Global Select Market under the symbol "FTD."

        The distribution of FTD common stock will occur on                    , 2013, by way of a pro rata dividend to United Online stockholders. This means that each United Online stockholder will receive one share of FTD common stock for every            shares of United Online common stock held of record as of the close of business on                    , 2013, the record date for the distribution. Shares of FTD common stock will be issued in book-entry form only, which means that no physical stock certificates will be issued. A book-entry account statement reflecting your ownership of shares of FTD common stock will be mailed to you, or your brokerage account will be credited for the shares.

        Stockholder approval of the distribution is not required. You do not need to take any action to receive your shares of FTD common stock. You do not need to pay any consideration for your shares of FTD common stock or surrender or exchange your shares of United Online common stock.

        If you sell your shares of United Online common stock after the record date and prior to or on the distribution date, you may also be selling your right to receive shares of FTD common stock. You are encouraged to consult with your financial advisor regarding specific implications of selling your United Online common stock after the record date and prior to or on the distribution date. United Online intends for the distribution of FTD common stock to be tax-free for stockholders. Accordingly, the distribution is subject to certain customary conditions including, among other things, the receipt of a ruling from the Internal Revenue Service and an opinion of tax counsel confirming that the distribution generally will be tax-free for U.S. federal income tax purposes. However, any cash that you receive in lieu of fractional shares generally will be taxable to you. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local, and foreign tax laws, which may result in the distribution being taxable to you.

        The enclosed information statement, which is being mailed to all United Online stockholders, describes the distribution in detail and contains important information about FTD, including its historical consolidated financial statements. We urge you to read the information statement carefully and in its entirety.

        We want to thank you, at this historic and exciting time, for your continued support for United Online, and we look forward to your support of FTD in the future.

Sincerely,
Mark R. Goldston Chairman, President and Chief Executive Officer United Online, Inc.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 29, 2013

, 2013

Dear Future FTD Companies, Inc. Stockholder:

        We are very pleased that you will soon be a stockholder of FTD Companies, Inc. ("FTD"). As a result of the separation of our company from United Online, Inc., we will once again become an independent, publicly-traded company, with a storied history dating back 103 years.

        FTD will continue to be a premier provider of floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral and gift products primarily in the U.S., Canada, the U.K., and the Republic of Ireland. Our business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

        As an independent, publicly-traded company, we believe we can more effectively focus on our key strategic objectives and maximize long-term value to you as a stockholder.

        In connection with our separation from United Online, Inc., we have applied to list our common stock on the Nasdaq Global Select Market under the symbol "FTD."

        We invite you to learn more about FTD and its subsidiaries by reviewing the enclosed information statement. We are excited by our future prospects, and look forward to your support as a holder of our common stock.

Sincerely,
Robert S. Apatoff
President
FTD Companies, Inc.

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 29, 2013

INFORMATION STATEMENT

FTD COMPANIES, INC.

Common Stock
(Par Value $0.0001 Per Share)

        We are sending this Information Statement to you in connection with the separation of our company, FTD Companies, Inc. ("FTD"), from United Online, Inc. ("United Online"). The separation will be effected by a distribution by United Online of all of the issued and outstanding shares of FTD common stock, on a pro rata basis, to United Online stockholders. As a result of the distribution, each United Online stockholder will receive one share of FTD common stock for every            shares of United Online common stock held of record as of the close of business on                  , 2013, the record date for the distribution. The separation, distribution and other corporate transactions required to effect the separation of FTD from United Online and the distribution of FTD common stock to United Online stockholders are collectively referred to in this Information Statement as the "Separation."

        Stockholder approval of the Separation is not required. You do not need to take any action to receive your shares of FTD common stock. You do not need to pay any consideration for your shares of FTD common stock or surrender or exchange your shares of United Online common stock. Shares of FTD common stock will be issued in book-entry form only, which means that no physical stock certificates will be issued. A book-entry account statement reflecting your ownership of shares of FTD common stock will be mailed to you, or your brokerage account will be credited for the shares.

        The Separation is subject to certain customary conditions, including, among other things, the receipt of a ruling from the Internal Revenue Service and an opinion of tax counsel confirming that the distribution will generally be tax-free for U.S. federal income tax purposes. You will receive cash instead of any fractional shares of our common stock, which will generally be taxable to you.

        United Online currently owns all of the outstanding shares of FTD common stock. Accordingly, there is no current trading market for FTD common stock. However, we expect that a limited market for FTD common stock, commonly known as a "when-issued" trading market, will begin on or shortly before the record date, and we expect that "regular-way" trading of FTD common stock will begin on the first trading day following the distribution date. Upon consummation of the Separation, United Online common stock will continue to be listed on the Nasdaq Global Select Market ("NASDAQ") under the symbol "UNTD," and we expect that FTD common stock will be listed on NASDAQ under the symbol "FTD."

        As discussed in this Information Statement, if you sell your shares of United Online common stock in the "regular-way" market after the record date and on or prior to the distribution date, you will also be selling your right to receive shares of FTD common stock in the distribution. You are encouraged to consult with your financial advisor regarding the specific implications of selling your shares of United Online common stock after the record date and on or prior to the distribution date.

        We are an "emerging growth company" as defined under the federal securities laws. For implications of our status as an "emerging growth company," please see "Summary—Emerging Growth Company Status" beginning on page 3, "Risk Factors" beginning on page 19, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 61.

        In reviewing this Information Statement, you should carefully consider the matters described in the section entitled "Risk Factors" beginning on page 19.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

This Information Statement was first mailed to United Online stockholders on or about                , 2013.

The date of this Information Statement is                , 2013

i

 SUMMARY

        This summary highlights selected information contained elsewhere in this Information Statement and provides an overview of our company, our separation from United Online and the distribution of our common stock by United Online to its stockholders. For a more complete understanding of our business and the Separation, you should read this entire Information Statement carefully, particularly the discussions set forth under "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," and our historical consolidated financial statements, our unaudited pro forma condensed consolidated financial statements and the respective notes to those financial statements appearing elsewhere in this Information Statement. Except as otherwise indicated or unless the context otherwise requires, (1) references in this Information Statement to "FTD," "FTD Entities," our "company," "we," "our," or "us" refer to FTD Companies, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Separation, and (2) references in this Information Statement to "United Online," "UOL" or "UOL Entities" refer to United Online, Inc., a Delaware corporation, its predecessors and its consolidated subsidiaries, other than, for all periods following the Separation, FTD Companies, Inc. and its consolidated subsidiaries.

Our Company

        We are a premier floral and gift products and services company. We provide floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral and gift products primarily in the U.S., Canada, the U.K., and the Republic of Ireland. Our business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Our Competitive Strengths

        We believe that our company possesses a number of competitive advantages that distinguishes us from our competitors, including:

  •
  Strong brand recognition:  Our FTD and Interflora brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide, are highly recognizable. Our Flowers Direct, Flying Flowers, and Drake Algar brands are also well known in the U.K. market.

  •
  Comprehensive and innovative products and services:  We believe that our product innovation distinguishes us from our competitors. We offer exclusive FTD and Interflora branded products and other exclusive products designed with our strategic partners, which provide our customers with a wide selection of products for gift-giving and self-purchase occasions. Further, for our floral network members, we provide a comprehensive suite of products and services that promote their revenue growth and enhance their operating efficiencies, including services that enable such members to send, receive, and deliver floral orders.

  •
  Complementary consumer and floral network businesses:  The majority of floral orders generated by our consumer business are hand-designed and hand-delivered by the members of our floral networks.

  •
  Strong cash flow:  Orders placed on our consumer websites or through our telephone numbers typically are paid for using a credit, debit or payment card, or PayPal; therefore, consumers generally pay for floral and gift orders before we pay our floral network members and third-party providers to fulfill and deliver them. Further, we do not maintain significant physical inventory because our floral network members and third-party suppliers maintain substantially all floral and gift physical inventory and facilities. We anticipate that our business will continue to generate stable cash flow going forward, which will allow us to continue to make interest payments on or pay down our debt and to invest in our business.

  •
  Experienced management team:  Our management team has a strong track record of performance and execution.

Our Business Strategy

        Our vision is to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support, and delight our customers when expressing life's most important sentiments.

  •
  Product Selection:  Our extensive range of fresh cut flowers and floral arrangements, plants and gifts provides our customers with choice in expressing life's most important sentiments. We offer exclusive FTD and Interflora branded products and other exclusive products designed with our strategic partners. Our premium and branded floral and gift products include The FTD College Rose Collection, FTD Floral Jewels™ Birthstone Collection, FTD Color Your Day™ Collection, Better Homes and Gardens Collection, FTD Luxury Collection™, USO Collection, Jane Seymour Silk Botanicals, Vera Wang Bridal and Everyday Collections, along with Baccarat, Nambe, Orrefors, Rogaska, Waterford, Wedgewood, and Godiva, among others. We believe we can further inspire, support, and delight our customers with floral and gift categories such as gift baskets, chocolate and sweets, and jewelry. The aforementioned trademarks are the registered and unregistered trademarks of their respective owners.

  •
  Delivery Services:  Our products can be purchased through numerous websites using a computer or mobile device, by telephone or in retail shops. We offer a variety of delivery options, including same-day delivery (subject to certain limitations) to the U.S., Canada, the U.K., and the Republic of Ireland; and next-day and future-day delivery service throughout the world. Our fulfillment model includes independent retail florists and third-party vendors who ship directly to our customers. Further, we are part of an international network of floral retailers, which enables consumers to purchase products for delivery in more than 150 countries.

  •
  Quality of Products and Services:  We offer our customers a satisfaction guarantee under which we guarantee fresh, beautiful floral arrangements and plants that will generally last at least seven days. We strive to deliver high caliber customer service to our consumer customers, floral network members, and other customers. We operate a customer service center in our headquarters in Downers Grove, Illinois, and in other locations in the U.S., the U.K., and in outsourced locations. High quality products and excellent customer service are critical to the brand strength and brand loyalty that we have built over the past 103 years.

        We are seeking to expand our business by, among other things, marketing to our current and potential consumer and floral network customers. Our marketing efforts are primarily focused on generating orders from new and existing customers; marketing our services to our floral network members; attracting new members to our floral networks; and marketing our services to alternative channels such as supermarkets and mass merchants. We also engage in a variety of activities to build and enhance the FTD, Interflora, and associated brands.

        For our consumer business, we engage in multi-channel, integrated marketing efforts, which include online advertising and marketing, including search engine marketing and optimization; social media and group-buying programs; co-marketing and affiliate partnerships and loyalty programs such as airlines, credit card companies and hotel chains; database marketing to existing consumer customers featuring email promotions; direct mail and other forms of print advertising; an email-based reminder service that provides consumers with personalized reminders of occasions such as birthdays, anniversaries, and key gift-giving holidays; and radio and television advertising. As consumer shopping continues to migrate from computers to mobile devices, we are committed to providing the best shopping experience, regardless of device type.

        For our floral network business, our marketing efforts include member appreciation and training events; sponsoring and participating in floral and retail industry trade shows; and offline media campaigns. In addition, many of our marketing efforts for our consumer business are also designed to integrate with and enhance the businesses of our floral network members. By enhancing the FTD and Interflora brands, we increase the possibility that a consumer will place an order directly with one of our floral network members since floral retailers frequently highlight their association with our floral networks in their own marketing efforts. We also employ dedicated sales forces to market our products and services to our floral network members and to encourage other floral retailers to become members of our floral networks.

        As part of our business strategy, we intend to expand the breadth of our brand through organic growth and, where appropriate, through the acquisition of complementary businesses.

        We generate revenues primarily from the sale of products and services.

  •
  Products Revenues:  Products revenues are derived primarily from selling floral, gift and related products to consumers. Products revenues also include revenues generated from sales of branded and non-branded hard goods, software and hardware systems, cut flowers, packaging and promotional products, and a wide variety of other floral-related supplies to our floral network members.

  •
  Services Revenues:  Services revenues are derived primarily from orders sent to floral network members and fees for floral network services.

Corporate Information

        Our company, FTD Companies, Inc., formerly known as UNOL Intermediate, Inc., is a Delaware corporation that was formed in April 2008 in connection with United Online's acquisition of FTD Group, Inc., a Delaware corporation ("FTD Group"). FTD Group is a Delaware corporation that was formed in 2003 solely for the purpose of acquiring majority ownership of FTD, Inc. FTD, Inc. is a Delaware corporation that commenced operations in 1994 and includes the operations of its principal operating subsidiaries, Florists' Transworld Delivery, Inc., FTD.COM Inc. ("FTD.COM") and Interflora British Unit ("Interflora").

"Emerging Growth Company" Status

        As a company with less than $1 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). For as long as a company is deemed to be an "emerging growth company," it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

  •
  an exemption from the auditor attestation requirement in the assessment of the "emerging growth company's" internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

  •
  an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

  •
  an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

  •
  reduced disclosure about the "emerging growth company's" executive compensation arrangements; and

  •
  an exemption from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachutes not previously approved.

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

        We would cease to be an "emerging growth company" upon the earliest of:

  •
  the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act;

  •
  the last day of the fiscal year in which our total annual gross revenues exceed $1 billion;

  •
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or

  •
  the date on which we become a "large accelerated filer," as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

The Separation

Overview

        On                        , 2013, United Online's Board of Directors approved the Separation. On the distribution date, holders of United Online common stock will receive one share of FTD common stock for every            shares of United Online common stock held at the close of business on the record date. Stockholders who are entitled to receive shares of FTD common stock in the distribution will not be required to pay any cash or deliver any other consideration, including any shares of United Online common stock, to receive shares of FTD common stock in the distribution.

        Prior to the Separation, we will have entered into a separation and distribution agreement (the "Separation and Distribution Agreement") and several other ancillary agreements with United Online for the purpose of allocating various assets, liabilities, and obligations between our company and United Online. These agreements will govern our relationship with United Online following the Separation and will provide arrangements for employee matters, tax matters, technology and intellectual property matters, legal and regulatory matters, and certain other liabilities and obligations. These agreements will also include arrangements for the provision of certain transition services generally for a period of up to 12 months (subject to an option, at FTD's election, to extend certain services for up to an additional 12 months). The Separation and Distribution Agreement will provide that we will indemnify United Online against any and all losses relating to liabilities arising out of the FTD business, and that United Online will indemnify us against any and all losses relating to liabilities arising out of the UOL businesses. See "Certain Relationships and Related-Party Transactions—Agreements with United Online."

        The distribution of FTD common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. Even if all of the conditions have been satisfied, United Online's Board of Directors may, in its sole and absolute discretion, terminate and abandon the Separation at any time prior to the distribution date if United Online's Board of Directors determines, in its sole discretion, that the Separation is not in the best interests of United Online or its stockholders, or that it is not advisable to separate FTD from United Online. See "The Separation—Conditions to the Separation."

Questions and Answers About the Separation

        The following provides only a summary of the terms of the Separation. For a more detailed description of the matters described below, see "The Separation."

Q:
What is the Separation?

A:
The Separation is a transaction by which FTD will separate from United Online through the distribution of FTD common stock to the stockholders of United Online. Following the Separation, (1) FTD will be a public company and will own and operate its consumer business and floral network business (collectively, the "FTD business"), and (2) United Online will continue as a public company and will own and operate its Communications and Content & Media businesses (collectively, the "UOL businesses").

Q:
What are the reasons for and benefits of separating FTD from United Online?

A:
United Online's Board of Directors regularly reviews the businesses that comprise United Online to ensure that United Online's resources are being put to use in a manner that is in the long-term interests of United Online and its stockholders. United Online has reviewed various strategic alternatives and determined that the formation of two "pure-play" businesses offers the best potential for long-term stockholder and corporate value. Additionally, United Online's Board of Directors believes that, as a "pure-play" company that is separate and independent from United Online following the Separation, FTD will be well positioned to deliver stockholder and corporate value for the following reasons:

•
FTD is expected to have more strategic flexibility, including more opportunities for strategic partnerships or acquisitions, including potential acquisitions using its equity as consideration;

•
FTD is expected to be in a better position to optimize its capital structure than a larger conglomerate business;

•
FTD's operating structure is expected to be streamlined, with decision making improved by reducing management layers; and

•
FTD is expected to create more effective equity compensation in the form of FTD common stock, the performance of which will be more closely aligned with the performance of its senior management.

In determining whether to effect the Separation, United Online's Board of Directors also has considered the costs and risks associated with the Separation. Notwithstanding these costs and risks, United Online's Board of Directors has determined that, for the reasons outlined above, the Separation provides each of United Online and FTD with certain opportunities and benefits that it expects will enhance stockholder and corporate value. For a more detailed discussion of the reasons for the Separation, see "The Separation—Reasons for the Separation."

Q:
What will I receive in the distribution?

A:
You will receive one share of FTD common stock for every            shares of United Online common stock you own as of the close of business on the record date.

Q:
What will I retain after the distribution?

A:
The number of shares of United Online common stock that you own will not change as a result of the Separation. However, as described in the definitive proxy statement filed by United Online on July 23, 2013, United Online will hold a special meeting of stockholders on September 5, 2013 to seek approval to effect a reverse stock split of United Online's issued and outstanding shares of common stock in a ratio of one-for-three, one-for-four, one-for-five, one-for-six or one-for-seven shares to be determined by United Online's Board of Directors (the "Reverse Stock Split"). If approved by United Online's stockholders, the Reverse Stock Split is expected to be implemented immediately prior to the distribution. Immediately following the completion of the Reverse Stock Split, the number of shares of United Online common stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio determined by United Online's Board of Directors. After the distribution, you will also own shares of our common stock.

Q:
Why is the Separation being structured as a distribution?

A:
The distribution generally will be tax-free for U.S. federal income tax purposes. United Online believes that such a tax-free distribution of FTD shares is the most efficient way to accomplish the Separation and will enhance long-term value for United Online stockholders.

Q:
How many shares of FTD common stock will be distributed in total?

A:
Approximately       million shares of FTD common stock will be distributed in the Separation, based on the total number of shares of United Online common stock expected to be outstanding as of the record date. The actual number of shares of FTD common stock to be distributed will be calculated on the record date.

Q:
Will United Online retain any interest in FTD following the Separation?

A:
No. United Online will distribute all of the issued and outstanding shares of FTD common stock to its stockholders. Following the distribution, FTD will be a separate company from United Online, and United Online will not retain any ownership interest in FTD.

Q:
What is the record date for the distribution?

A:
The record date for the distribution will be the close of business on                        , 2013.

Q:
When will the distribution occur?

A:
The distribution will occur on or around                        , 2013.

Q:
What do I have to do to participate in the Separation?

A:
No stockholder approval of the distribution is required or sought, although you are urged to read this entire document carefully and in its entirety. You are not being asked for a proxy, and we request that you not send a proxy. No action is required on your part to receive your shares of FTD common stock. You will neither be required to pay any consideration for the new shares nor to surrender any shares of United Online common stock to participate in the Separation.

Q:
How will United Online distribute shares of FTD common stock?

A:
All shares of FTD common stock will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No physical stock certificates will be distributed. Following the distribution, United Online will cause the transfer agent to deliver an account statement to each holder of FTD common stock reflecting the number of shares of FTD common stock held by such holder. If you own your United Online shares beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the number of FTD shares you receive in the distribution. For a more detailed description, see "The Separation—When and How You Will Receive Our Shares."

Q:
How will fractional shares be treated in the distribution?

A:
Fractional shares of our common stock will not be issued. If you would be entitled to receive a fractional share of our common stock in the distribution, you will instead receive a cash payment with respect to the fractional share.

Q:
What are the U.S. federal income tax consequences of the distribution?

A:
The distribution is conditioned on the receipt by United Online of a ruling (the "IRS Ruling") from the Internal Revenue Service (the "IRS") and an opinion from United Online's tax counsel, in form and substance acceptable to United Online and FTD (the "Tax Opinion"), substantially to the effect that the distribution of shares of FTD common stock will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for U.S. federal income tax purposes, (1) no gain or loss will be recognized by United Online upon the distribution of FTD common stock in the Separation, and (2) no gain or loss generally will be recognized by, and no amount generally will be included in the income of, holders of United Online common stock upon the receipt of shares of FTD common stock. Such conditions are waivable by United Online's Board of Directors in its sole and absolute discretion. United Online has requested and expects to receive the IRS Ruling from the IRS prior to the mailing date of this Information Statement. However, any cash payments made instead of fractional shares will generally be taxable to you. For a more detailed description, see "The Separation—Material U.S. Federal Income Tax Consequences of the Separation."

Q:
How will the distribution affect my tax basis in my shares of United Online common stock?

A:
Assuming that the distribution is tax-free to United Online stockholders, your tax basis in United Online common stock held by you immediately prior to the distribution will be allocated between your United Online common stock and FTD common stock that you receive in the distribution in proportion to the relative fair market values of each immediately following the distribution. United Online will provide its stockholders with information to enable them to compute their tax basis in both United Online and FTD shares. This information will be posted on United Online's website, www.unitedonline.com, promptly following the distribution date. You should consult your tax advisor about how this allocation will work in your situation, including a situation where you have purchased United Online shares at different times or for different amounts, and regarding any particular consequences of the distribution to you. For a more detailed description, see "The Separation—Material U.S. Federal Income Tax Consequences of the Separation."

Q:
Will FTD's common stock be listed on a stock exchange?

A:
There is currently no public market for FTD common stock. A condition to the Separation is the listing of FTD common stock on NASDAQ. We are in the process of applying to list FTD common stock on NASDAQ and expect to list under the ticker symbol "FTD." It is anticipated that trading of FTD common stock will commence on a "when-issued" basis on or shortly before the record date under the symbol "FTDDV." "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. "When-issued" trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, any "when-issued" trading with respect to FTD common stock will end, and "regular-way" trading will begin. "Regular-way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full trading day following the date of the transaction. For a more detailed description, see "The Separation—Market for Our Common Stock."

Q:
Will my shares of United Online common stock continue to trade?

A:
Yes. United Online common stock will continue to be listed and traded on NASDAQ under the symbol "UNTD."

Q:
If, on or before the distribution date, I sell shares of United Online common stock that I held on the record date, am I still entitled to receive shares of FTD common stock distributable with respect to the shares of United Online common stock I sold?

A:
Beginning on or shortly before the record date and continuing up to and including the distribution date, United Online expects that its common stock will trade in two markets on NASDAQ: a "regular-way" market and an "ex-distribution" market. If you are a holder of record of shares of United Online common stock as of the record date and choose to sell those shares in the "regular-way" market after the close of business on the record date and up to and including the distribution date, you will also be selling the right to receive shares of FTD common stock in the distribution. However, if you are a holder of record of shares of United Online common stock as of the record date and choose to sell those shares in the "ex-distribution" market after the close of business on the record date and up to and including the distribution date, you will still receive the shares of FTD common stock that you would be entitled to receive in the distribution pursuant to your ownership of the shares of United Online common stock. You are encouraged to consult with your financial advisor regarding the specific implications of selling shares of United Online common stock prior to or on the distribution date.

Q:
Will the Separation affect the trading price of my United Online common stock?

A:
Yes. As a result of the Separation, the trading price of shares of United Online common stock immediately following the Separation is expected to change from the trading price immediately prior to the Separation because the trading price will no longer reflect the value of the FTD business. Furthermore, until the market has fully analyzed the value of United Online after the Separation of FTD, United Online may experience more stock price volatility than usual. There can be no assurance that, following the Separation, the combined value of the common stock of United Online and the common stock of FTD will equal or exceed what the value of United Online common stock would have been in the absence of the Separation. It is possible that after the Separation, the combined value of the equity of United Online and FTD will be less than the value of the equity of United Online before the distribution. In addition, if approved by stockholders, the Reverse Stock Split is expected to be implemented immediately prior to the distribution and will impact the trading price of shares of United Online common stock.

Q:
What will the relationship be between United Online and FTD after the Separation?

A:
Following the Separation, we will be an independent, publicly-traded company, and United Online will have no continuing ownership interest in us. We will have entered into the Separation and Distribution Agreement and several other ancillary agreements with United Online for the purpose of allocating various assets, liabilities, and obligations between our company and United Online. These agreements will govern our relationship with United Online following the Separation and will provide arrangements for employee matters, tax matters, technology and intellectual property matters, legal and regulatory matters, and certain other liabilities and obligations. These agreements will also include arrangements for the provision of certain transition services generally for a period of up to 12 months (subject to an option, at FTD's election, to extend certain services for up to an additional 12 months). The Separation and Distribution Agreement will provide that we will indemnify United Online against any and all losses relating to liabilities arising out of the FTD business, and that United Online will indemnify us against any and all losses relating to liabilities arising out of the UOL businesses.

Q:
Will FTD retain any debt in connection with the Separation?

A:
Yes. On July 17, 2013, FTD Companies, Inc. entered into a new credit agreement (the "Credit Agreement") by and among FTD Companies, Inc., Interflora, the material wholly-owned domestic subsidiaries of FTD party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and book managers, and Bank of America, N.A., as administrative agent for the lenders, to refinance the senior secured credit facilities of FTD Group under that certain credit agreement, dated June 10, 2011, by and among FTD Group, the financial institutions party thereto from time to time as lenders, Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, and Wells Fargo Bank, National Association, as administrative agent for the lenders (the "2011 Credit Agreement"). On July 17, 2013, FTD Companies, Inc. drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

Q:
What will happen to United Online equity awards in connection with the Separation?

A:
Outstanding United Online equity awards at the time of the Separation will be treated as follows:

Stock Options.    Options to purchase shares of United Online common stock ("United Online Options") that are outstanding on the distribution date and held by any individual who is employed by FTD prior to the Separation (each, an "FTD Employee") will be converted into options to purchase shares of our common stock ("FTD Options"), without any changes to the original terms of the United Online Options, other than appropriate adjustments to increase the number of shares of our common stock subject to each FTD Option and reduce the exercise price payable per share, so as to preserve the value that existed with respect to the United Online Options immediately prior to the Separation. No changes will be made with respect to United Online Options held by any individual who is employed by United Online immediately prior to the Separation (each, a "Remaining Employee") or former or retired employees other than similar adjustments with respect to the number of shares of United Online common stock subject to each United Online Option and the exercise price payable per share so as to preserve the value that existed with respect to such United Online Option immediately prior to the Separation.

United Online Options held by directors of United Online (including Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online) on the distribution date will be converted into FTD Options and United Online Options, in each case, with appropriate adjustments as described above so as to preserve the aggregate value of such options.

Restricted Stock Units.    United Online restricted stock units that are held by FTD Employees on the distribution date will be converted into our restricted stock units covering an increased number of shares of our common stock, so as to preserve the value that existed with respect to each such United Online restricted stock unit immediately prior to the Separation, and other than such adjustments, the original terms of such restricted stock units, including the vesting and issuance schedules, will remain unchanged. United Online restricted stock units held by Remaining Employees on the distribution date will be adjusted to increase the number of shares of United Online common stock subject to each such award so as to preserve the value that existed with respect to such award immediately prior to the Separation and, other than such adjustment, the original terms of the United Online restricted stock unit, including the vesting and issuance schedules, will remain unchanged.

  United Online restricted stock units held by directors of United Online (including Mr. Goldston) on the distribution date will vest as of the distribution date and be settled in FTD shares and United Online shares, in each case, with the appropriate adjustments as described above so as to preserve the aggregate value of such restricted stock units.

  Continued Vesting.    The service-vesting requirements in effect for each United Online award will remain unchanged in connection with the Separation and will be measured in terms of both service prior to the Separation and continued service with the entity employing the holder immediately after the Separation.

  Employee Stock Purchase Plan.    The then-current purchase period under the United Online 2010 Employee Stock Purchase Plan will end as of the Separation and all then-outstanding purchase rights will be automatically exercised in accordance with the provisions of the plan.

Q:
What will FTD's dividend policy be after the Separation?

A:
We presently intend to retain future earnings, if any, to reinvest in the growth of our businesses and to make interest payments on or pay down our debt and fund potential acquisitions. As a result, we do not currently expect to pay any cash dividends.

Q:
What are the risks associated with the Separation?

A:
There are a number of risks associated with the Separation and with ownership of FTD common stock, including:

•
The risk of being unable to achieve the benefits expected from the Separation;

•
The loss of economies of scope and scale from operating as one company;

•
The risk of limitations on FTD's ability to engage in desirable strategic transactions and equity issuances following the Separation because of certain restrictions relating to requirements for tax-free distributions;

•
The risk of FTD being unable to make, on a timely basis, the changes necessary to operate as an independent, publicly-traded company; and

•
The potential tax liabilities that could arise if the Separation were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes.

United Online's Board of Directors considered such risks and concluded that the potential benefits of the Separation outweighed its potential costs. For a more detailed discussion of the risk factors associated with the Separation, see "Risk Factors."

Q:
What are the conditions to the Separation?

A:
The Separation is subject to a number of conditions set forth in the Separation and Distribution Agreement, including, among others, (1) declaration of the distribution by United Online's Board of Directors, (2) the Securities and Exchange Commission (the "SEC") declaring effective the registration statement on Form 10 of which this Information Statement forms a part, (3) receipt of the IRS Ruling and the Tax Opinion, and (4) NASDAQ approving FTD common stock for listing, subject to official notice of issuance. For a more detailed description, see "The Separation—Conditions to the Separation."

Q:
Can United Online decide to cancel the Separation even if all the conditions have been satisfied?

A:
Yes. United Online's Board of Directors may, in its sole discretion and at any time prior to the distribution date, terminate and abandon the Separation, even if all of the conditions to the Separation have been satisfied. For a more detailed description, see "The Separation—Conditions to the Separation."

Q:
Will I have dissenters' rights in connection with the Separation?

A:
No. United Online stockholders will not be entitled to assert dissenters' rights in connection with the Separation.

Q:
Where can I get more information?

A:
Before the Separation, if you have any questions relating to the Separation, you should contact United Online at:

Investor Relations
United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367
Phone: (818) 287-3560

After the Separation, if you have any questions relating to the Separation or to FTD, you should contact FTD at:

Investor Relations
FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
Phone: (630) 719-7800

 Summary of the Separation

        The following provides a summary of the material terms of the Separation. For a more detailed description, see "The Separation."

Distributing Company	United Online, Inc., a Delaware corporation. After the Separation, United Online will not own any shares of FTD common stock.
Distributed Company	FTD Companies, Inc., a Delaware corporation and a wholly-owned subsidiary of United Online. After the Separation, FTD will be an independent, publicly-traded company.
Distributed Securities

United Online will distribute all of the shares of FTD common stock owned by United Online, which will be 100% of FTD common stock issued and outstanding immediately prior to the distribution. Based on the approximately        million shares of United Online common stock outstanding on                    , 2013, and applying the distribution ratio of one share of FTD common stock for every        shares of United Online common stock, approximately        million shares of FTD common stock will be distributed to United Online stockholders who hold United Online common stock as of the record date.

Record Date	The record date for the distribution is the close of business on , 2013.
Distribution Date	The distribution date is , 2013.
Transfer Agent
Distribution Ratio

Each holder of United Online common stock will receive one share of FTD common stock for every        shares of United Online common stock held at the close of business on the record date. If you sell your shares of United Online common stock on or before the distribution date, the buyer of those shares may, in certain circumstances, be entitled to receive the shares of FTD common stock distributed on the distribution date. For a more detailed description, see "The Separation—Trading of United Online Common Stock After the Record Date and On or Prior to the Distribution."

Distribution Procedures

Prior to the commencement of trading on NASDAQ on the distribution date, United Online will release the shares of FTD common stock to the transfer agent for distribution to United Online stockholders. The transfer agent will distribute the shares of FTD common stock by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of United Online as of the record date. Shares of FTD common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system. No physical stock certificates will be issued. You will not be required to make any payment or surrender or exchange your shares of United Online common stock or take any other action to receive your shares of FTD common stock. However, as discussed below, if you sell shares of United Online common stock in the "regular-way" market after the record date and on or before the distribution date, you will be selling your right to receive the associated shares of FTD common stock in the distribution. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. If you hold your United Online shares in "street name" through a broker, bank or other nominee, you will receive additional information from your broker, bank or other nominee.

Trading Prior to or On the Distribution Date

Beginning on or shortly before the record date and continuing up to and including the distribution date, United Online expects that its common stock will trade in two markets on NASDAQ: a "regular-way" market and an "ex-distribution" market. Any holder of record of shares of United Online common stock as of the record date who chooses to sell those shares in the "regular-way" market after the close of business on the record date and up to and including the distribution date will also be selling the right to receive shares of FTD common stock in the distribution. However, any holder of record of shares of United Online common stock as of the record date who chooses to sell those shares in the "ex-distribution" market after the close of business on the record date and up to and including the distribution date will still receive the shares of FTD common stock that he/she would be entitled to receive in the distribution pursuant to his/her ownership of the shares of United Online common stock.

You are encouraged to consult with your financial advisor regarding the specific implications of selling shares of United Online common stock prior to or on the distribution date. For a more detailed description, see "The Separation—Trading of United Online Common Stock After the Record Date and On or Prior to the Distribution."

Trading Market and Symbol

Subject to completion of the distribution, FTD common stock will be listed on NASDAQ under the symbol "FTD." We cannot predict the trading prices for FTD common stock when such trading begins. We anticipate that trading in shares of FTD common stock will begin on a "when-issued" basis on or shortly before the record date under the symbol "FTDDV" and will continue up to and including the distribution date. On the first trading day following the distribution date, any "when-issued" trading in respect of FTD common stock will end and "regular-way" trading in shares of FTD common stock will begin. If trading begins on a "when-issued" basis, you may purchase or sell FTD common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. For more information regarding "regular-way" trading and "when-issued" trading, see the section entitled "The Separation—Trading of United Online Common Stock After the Record Date and On or Prior to the Distribution."

Assets and Liabilities

We will enter into the Separation and Distribution Agreement with United Online, which will contain the key provisions relating to the Separation of the FTD business from the UOL businesses and the distribution of FTD common stock. Among other things, the Separation and Distribution Agreement will allocate the assets and liabilities of United Online and its subsidiaries between us and United Online and describe when and how any required transfers and assumptions of assets and liabilities will occur between us and United Online. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online—Separation and Distribution Agreement."

Indebtedness and Other Financing Arrangements

On July 17, 2013, FTD Companies, Inc. entered into the Credit Agreement to refinance the senior secured credit facilities of FTD Group under the 2011 Credit Agreement. On July 17, 2013, FTD Companies, Inc. drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

Relationship with United Online after the Distribution

After the distribution, United Online will not own any shares of FTD common stock and, as a result, each of United Online and FTD will be independent, publicly-traded companies with their own separate management and boards of directors. In addition to the Separation and Distribution Agreement, FTD will enter into other ancillary agreements with United Online to define various continuing relationships between United Online and FTD after the distribution, including a transition services agreement (the "Transition Services Agreement"), a tax sharing agreement (the "Tax Sharing Agreement"), and an employee matters agreement (the "Employee Matters Agreement"). For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online."

Indemnification

The Separation and Distribution Agreement will provide that we (and our subsidiaries) will indemnify United Online (and its remaining subsidiaries) against any and all losses relating to liabilities arising out of the FTD business, and that United Online (and its remaining subsidiaries) will indemnify us (and our subsidiaries) against any and all losses relating to liabilities arising out of UOL businesses. In addition, under the terms of the Tax Sharing Agreement that we will enter into with United Online, we also will be generally responsible for any taxes imposed on United Online that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Sharing Agreement. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online—Tax Sharing Agreement."

U.S. Federal Income Tax Consequences

The Separation is conditioned on the receipt by United Online of the IRS Ruling and the Tax Opinion substantially to the effect that the distribution of shares of FTD common stock will qualify as a tax-free transaction under Section 355 of the Code, and that, for U.S. federal income tax purposes, (1) no gain or loss will be recognized by United Online upon the distribution of FTD common stock in the Separation, and (2) no gain or loss generally will be recognized by, and no amount generally will be included in the income of, holders of United Online common stock upon receipt of shares of FTD common stock. However, any cash payments made instead of fractional shares will generally be taxable to you. United Online has requested and expects to receive the IRS Ruling from the IRS prior to the mailing date of this Information Statement. You should consult your own tax advisor as to the particular tax consequences to you. For a more detailed description, see "The Separation—Material U.S. Federal Income Tax Consequences of the Separation."

Conditions to the Separation

We expect that the Separation will be effective as of 12:01 a.m., New York time, on the distribution date, provided that the following conditions have been satisfied or waived by United Online's Board of Directors, in its sole and absolute discretion:

• United Online's Board of Directors has, in its sole and absolute discretion, declared the distribution;

•

the SEC has declared effective our registration statement on Form 10, of which this Information Statement forms a part, with no stop order in effect with respect thereto, and with no proceedings for such purpose pending or threatened by the SEC;

•

we have mailed this Information Statement (and such information concerning our company, businesses, operations and management, the distribution and such other matters as we and United Online shall determine and as may otherwise be required by law) to the holders of record of United Online common stock;

• all other actions and filings necessary or appropriate under applicable federal or state securities laws and state blue sky laws in connection with the distribution shall have been taken;

•

we have received the IRS Ruling from the IRS and the IRS Ruling remains in full force and effect and has not been modified or amended in any respect adversely affecting the intended tax-free treatment of the distribution;

•

United Online has received the Tax Opinion, dated the distribution date, in form and substance satisfactory to United Online and us, substantially to the effect that the distribution of shares of FTD common stock will qualify as a tax-free transaction under Section 355 of the Code;

• NASDAQ has approved FTD common stock for listing, subject to official notice of issuance;

•

the ancillary agreements to the Separation and Distribution Agreement have been executed and delivered by each of the parties thereto and no party to any of the ancillary agreements is in material breach of any such agreement;

• any material governmental approvals and consents necessary to consummate the Separation or any portion thereof have been obtained and are in full force and effect;

•

no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through the orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any governmental authority is in effect preventing the consummation of, or materially limiting the benefits of, the Separation; and

•

no other event or development has occurred or failed to occur that, in the judgment of United Online's Board of Directors, in its sole discretion, prevents the consummation of the Separation or any portion thereof or makes the consummation of the Separation inadvisable.

However, even if all of the foregoing conditions have been satisfied, United Online may terminate and abandon the Separation at any time prior to the distribution date if United Online's Board of Directors determines, in its sole discretion, that the Separation is not in the best interests of United Online or its stockholders, or that it is not advisable for our company to separate from United Online.

Reasons for the Separation	United Online's Board of Directors believes that creating two public companies will achieve a number of benefits, including:

•

Enhanced Operational Flexibility and Ability to Allocate Resources More Efficiently.    The Separation is expected to allow each of United Online and our company to prioritize independently our various investment opportunities going forward. In addition, United Online's Board of Directors believes that each of our management teams will be better positioned to pursue organic growth and/or acquisitions and fund those growth investments via direct access to the debt or equity markets, as appropriate, taking into account only those considerations relating to each company's business strategies and business models. Increased operational agility is expected to enhance each company's ability to more effectively operate and compete and hence create value for our respective stockholders.

•

Enhanced Ability to Use Stock More Efficiently as an Acquisition Currency.    We intend to grow our business after the Separation both organically and through acquisitions if we identify attractive acquisition opportunities that satisfy our investment criteria and expect to offer FTD common stock as consideration, either in whole or in part, in connection with future acquisitions. It is expected that the market will likely place a higher valuation multiple on our company, when analyzed on a fully-distributed basis, than it would place on us as a subsidiary of United Online, all other things being equal, on the basis that FTD's closest publicly-traded competitor operating in primarily the same industry was trading at a higher valuation multiple than that of United Online prior to the announcement of the Separation. However, there is no assurance that such higher valuation multiple will be achieved. The resulting anticipated increase in valuation multiple for our company will cause our equity to represent an attractive acquisition currency that will permit us to effect acquisitions in a manner that preserves capital with significantly less dilution of the existing stockholders' interests. In addition, United Online's Board of Directors believes that having our own publicly-traded common stock will provide a more efficient and attractive acquisition currency for us than the existing common stock of United Online, which is of a type that is generally viewed as less desirable acquisition currency due, in part, to market perceptions about conglomerates of unrelated businesses. Therefore, we believe the distribution may allow us and United Online to pursue strategic opportunities that are not otherwise available within United Online's pre-separation corporate structure.

•

Fit and Focus and Flexibility to Pursue Independent Business Purposes.    The Separation will allow United Online and our management teams to focus on their respective strategic priorities, the different challenges and opportunities in their businesses, and their different financial profiles and capital needs. By eliminating the necessary time and resources required to resolve conflicting business priorities and strategic needs, our two separate companies will be able to better serve our respective customers and markets, and compete in our respective industries through quicker decision making, more efficient deployment of resources, and enhanced responsiveness to customers and markets.

•

Increased Flexibility with respect to Management Compensation.    We and United Online will have our own separate stock, which will allow for equity-based incentive awards that more directly link and closely align the interests of each of our companies and our employees, making equity-based incentive awards an even more effective management tool to attract, motivate and retain key employees.

Dividend Policy

We presently intend to retain future earnings, if any, to reinvest in the growth of our businesses and to make interest payments on or pay down our debt and fund potential acquisitions. As a result, we do not currently expect to pay any cash dividends.

Risk Factors

Our business is subject to both general and specific business risks relating to our operations. Our business is also subject to risks relating to the Separation, and, following the Separation, we will be subject to risks relating to being an independent, publicly-traded company. Accordingly, you should read carefully the section entitled "Risk Factors" beginning on page 19.

 RISK FACTORS

        Our business, the Separation, and our common stock are subject to a number of risks and uncertainties. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Information Statement. Based on information currently known, we believe that the following information identifies the most significant risk factors affecting our business, the Separation, and our common stock. However, the risks and uncertainties faced by us are not limited to those described below, nor are they listed in order of significance.

        If any of the following events occur, our business, financial condition, results of operations, and cash flows could be materially adversely affected, and the trading price of our common stock could materially decline.

Risks Relating to Our Business

        We face the following risks in connection with the general conditions and trends of the industries in which we operate:

         Current or future economic conditions may have a material and adverse impact on our business, financial condition, results of operations, and cash flows.

        Economic conditions in the U.S. and the European Union have been depressed and may remain challenging for the foreseeable future. Our products and services are discretionary and dependent upon levels of consumer spending. Consumer spending patterns are difficult to predict and are sensitive to, among other factors, the general economic climate, the consumers' levels of disposable income, consumer debt, and overall consumer confidence. The challenging economic conditions have adversely impacted certain aspects of our businesses in a number of ways, including reduced demand, more aggressive pricing for similar products and services by our competitors, increased credit risks, increased credit card failures, a loss of customers, and increased use of discounted pricing for certain of our products and services. It is likely that these and other factors will continue to adversely impact our businesses, at least in the near term. The challenging economic conditions may adversely impact our key vendors and customers. Such economic conditions and decreased consumer spending have, in certain cases, resulted in, and may in the future result in, a variety of negative effects such as a reduction in revenues, increased costs, lower gross margin and operating margin percentages, increased allowances for doubtful accounts and write-offs of accounts receivable, increased provisions for excess and obsolete inventories, and recognition of impairments of assets, including goodwill and other intangible and long-lived assets. Any of the above factors could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Competition could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        The consumer market for flowers and gifts is highly competitive and fragmented as consumers can purchase the products we offer from numerous sources, including traditional local retail florists, supermarkets, mass merchants, gift retailers, and floral and gift mass marketers. We believe the primary competitive factors in the consumer market are price, quality of products, selection, customer service, ordering convenience, and strength of brand. The floral network services market is highly competitive as well, and retail florists and supermarkets may choose from a variety of providers that offer similar products and services. In the U.S., our key competitors in the consumer market include online, catalog and floral and gift retailers and mass market retailers with floral departments, including such companies as 1-800-FLOWERS.COM, Inc., Proflowers.com, and Teleflora. Our key competitors in the U.S. floral network services market include providers of online or e-commerce services, retailers and wholesalers of floral-related products, and other floral network services, such as Teleflora and BloomNet Wire Service, a subsidiary of 1-800-FLOWERS.COM, Inc. International key competitors in the consumer market include mass market retailers, such as Asda, Marks & Spencer, Next, and

Waitrose/John Lewis, as well as online, catalog and specialty gift retailers such as eFlorist, Serenata Flowers, and Arena.

        We face intense competition in the consumer market. We expect that the sales volumes at supermarkets and mass merchants will continue to increase, and that other online floral mass marketers will continue to increase their competition with us. In particular, the nature of the Internet as a marketplace facilitates competitive entry and comparative shopping, and we have experienced increased competition. Some of our competitors may have significant competitive advantages over us, may engage in more significant discounting, may devote significantly greater resources to marketing campaigns or other aspects of their business or may respond more quickly and effectively than we can to new or changing opportunities or customer requirements.

        We face intense competition in the market for floral network services. In addition, the number of retail florists has been declining over a number of years. As the number of retail florists decreases, competition for the business of the remaining retail florists will intensify.

        Increased competition in the consumer market or the floral network services market may result in lower revenues, reduced gross margins, loss of market share, and increased marketing expenditures. We cannot provide assurance that we will be able to compete successfully or that competitive pressures will not have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations.

        Our business is seasonal, and our quarterly revenues and operating results typically exhibit seasonality. For example, revenues and operating results tend to be lower for the quarter ending September 30 because none of the most popular floral and gift holidays, which include Valentine's Day, Easter, Mother's Day, Thanksgiving, and Christmas, fall within that quarter. In addition, depending on the year, Easter and the U.K. Mother's Day sometimes fall within the quarter ending March 31 and sometimes fall within the quarter ending June 30.

        Our operating results may suffer if revenues during our peak seasons do not meet expectations, as we may not generate sufficient revenues to offset increased costs incurred in preparation for peak seasons. Our working capital and cash flows also fluctuate during the year as a result of the factors set forth above. Moreover, the operational risks described elsewhere in these risk factors may be significantly exacerbated if those risks were to occur during a peak season.

         We are dependent on our strategic relationships to help promote our consumer websites; failure to establish, maintain or enhance these relationships could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        We believe that our strategic relationships with leading online retailers and direct marketers are critical to attract customers, facilitate broad market acceptance of our products and brands and enhance our sales and marketing capabilities. A failure to maintain existing strategic relationships or to establish additional relationships that generate a significant amount of traffic from other websites could limit the growth of our business. Establishing and maintaining relationships with leading online retailers and direct marketers is competitive and expensive. We may not successfully enter into additional strategic relationships. In addition, we may not be able to renew existing strategic relationships beyond their current terms or may be required to pay significant fees to maintain and expand these strategic relationships. Further, many online retailers and direct marketers that we may approach to establish an advertising presence or with whom we already have an existing relationship may also provide advertising services for our competitors. As a result, these companies may be reluctant to enter into, maintain or expand a strategic relationship with us. Our business, financial condition, results of operations, and cash flows may suffer if we fail to enter into new strategic relationships, or maintain or expand existing strategic relationships, or if these strategic relationships do not result in traffic on our websites sufficient to justify their costs.

        In addition, we are subject to many risks beyond our control that influence the success or failure of our strategic relationships. For example, if any of the online retailers or direct marketers with which we have strategic relationships experience financial or operational difficulties that materially and adversely affect their ability to satisfy their obligations under their agreements with us, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

         Our marketing efforts may not be successful or may become more expensive, either of which could increase our costs and adversely impact our key metrics and financial results.

        We spend significant resources marketing our brands, products, and services. We rely on relationships with a wide variety of third parties, including Internet search providers such as Google, Internet advertising networks, retailers, distributors, and direct marketers, to source new customers and to promote or distribute our products and services. In addition, from time to time, we may spend a significant amount on marketing, including through television advertising. With any of our brands, products, and services, if our marketing activities are inefficient or unsuccessful, if important third-party relationships or marketing strategies, such as Internet search engine marketing and search engine optimization, become more expensive or unavailable, or are suspended or terminated, for any reason, if there is an increase in the proportion of consumers visiting our websites or purchasing our products and services by way of marketing channels with higher marketing costs as compared to channels that have lower or no associated marketing costs, or if our marketing efforts do not result in our products and services being prominently ranked in Internet search listings, our key metrics and financial results could be materially and adversely impacted.

         Our consumer business relies heavily on email campaigns, and any disruptions or restrictions on the sending of emails or increase in the associated costs could adversely affect our business, financial condition, results of operations, and cash flows.

        We generate a significant portion of our consumer orders from the emails we send to customers who have previously ordered products from us. We also engage in a number of third-party email marketing campaigns in which such third parties include our marketing offers in the emails they send.

        An increase in the number of customers to whom we are not able to send emails, or who elect to not receive or are unable to receive our emails could adversely affect our business, financial condition, results of operations, and cash flows. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our customers. Third parties may also block, impose restrictions on, or start to charge for, the delivery of emails through their email systems. Due to the importance of email to our businesses, any disruption or restriction on the distribution of emails or increase in the associated costs could materially and adversely affect our revenues and profitability.

         We are dependent on third parties who fulfill orders and deliver goods and services to our customers and their failure to provide our customers with high-quality products within the required timeframe and a high level of customer service may harm our brands and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        We believe that our success in promoting and enhancing our brands depends on our ability to provide our customers high-quality products within the required timeframe and a high level of customer service. Our business depends, in part, on the ability of our floral network members and third-party suppliers who fulfill our orders to do so at high-quality levels. We work with our floral network members and third-party suppliers to develop best practices for quality assurance; however, we generally do not directly control or continuously monitor any floral network member or third-party supplier. A failure to maintain our relationship with key floral network members or third-party suppliers or the failure of our floral network members or third-party suppliers to fulfill orders to our customers' satisfaction, at an acceptable level of quality and within the required timeframe, could adversely impact our brands and cause us to lose customers, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        Additionally, because we depend upon third parties for the delivery of our products to customers, strikes or other service interruptions affecting these shippers could have an adverse effect on our ability to deliver our products on a timely basis. If any of our shippers are unable or unwilling to deliver our products, we would have to engage alternative shippers, which could increase our costs. A disruption in any of our shippers' delivery of our products could cause us to lose customers or could increase our costs, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         We face risks relating to operating and doing business internationally that could adversely affect our businesses and results of operations.

        Our businesses operate in a number of countries outside the U.S. Conducting international operations involves risks and uncertainties, including:

  •
  adverse fluctuations in foreign currency exchange rates;

  •
  potentially adverse tax consequences, including the complexities of foreign value added taxes and restrictions on the repatriation of earnings;

  •
  increased financial accounting, tax and reporting burdens and complexities;

  •
  lack of familiarity with, and unexpected changes in, foreign regulatory requirements;

  •
  difficulties in managing and staffing international operations;

  •
  the burdens of complying with a wide variety of foreign laws, regulations, and legal and regulatory standards;

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  political, social, and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property and proprietary rights.

        The occurrence of any one of these risks could negatively affect our international operations, our key business metrics, and our financial results.

         The success of our business is dependent on our floral network members and on the financial performance of the retail floral industry.

        A significant portion of our profitability is dependent on our floral network members. The amount of revenues and profits we generate from individual floral network members can vary significantly. We have lost, and may continue to lose, floral network members as a result of both declines in the number of local retail florists as a result of economic factors and competition, as well as our members choosing not to do business with us. There can be no assurance that the decline in the number of floral network members will not increase in the future, or that we will not lose floral network members that generate significant revenues for our business, either of which could materially and adversely affect our business, financial condition, results of operations, or cash flows.

        In addition, the operating and financial success of our business has been, and is expected to continue to be, dependent on the financial performance of the retail floral industry. There can be no assurance that the retail floral industry will not decline, that consumer preferences for, and purchases of, floral products will not decline, or that retail florist revenues or inter-city floral delivery transactions will not decline in absolute terms. A sustained decline in the sales volume of the retail floral industry could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Shifts in the mix of products versus services sold, and types of products and services sold, may adversely affect our financial results.

        The cost of revenues associated with our products revenues is generally higher than that associated with our services revenues. In addition, the cost of revenues associated with certain products and services may be higher than that associated with other products and services. As a result, changes in the proportion of revenues that is represented by products revenues versus services revenues, and certain types of products and services versus others, may adversely affect our revenues, cost of revenues, cost of revenues as a percentage of revenues, and income from operations.

         Shifts in the mix of products and services sold at standard pricing as compared to discounted pricing or the failure to maintain our standard pricing for products and services could have adverse effects on our financial results.

        Due to economic conditions and for competitive and other reasons, we have been offering broader and greater discounts to the consumer, both on a promotional basis to consumers generally, as well as through strategic arrangements with third parties that have a fixed, and in certain cases greater, discount or other associated costs. We also offer discounts on our floral network service fees from time to time on a promotional basis. Shifts in the mix of products and services sold that have resulted in increases in the proportion of products and services sold at a discount, and at times at greater discounts, including through such strategic arrangements, have resulted, and may in the future result, in reduced revenues, an increase in cost of revenues as a percentage of revenues, and a decrease in operating income. We currently intend to continue selling a portion of our products and services at a discount, including through such strategic arrangements, and there are no assurances that the portion of products and services sold at a discount will not continue to increase. The continued use of discounts, including through such strategic arrangements, for our products and services may result in our becoming more reliant upon offering discounts in order to sell our products and services, which could result in our having to reduce our standard pricing, and may adversely impact our financial results.

         If the supply of flowers becomes limited, the price of these products could rise or these products may become unavailable, which could result in our not being able to meet consumer demand and could have a material effect on our business, financial condition, results of operations, and cash flows.

        Many factors, such as weather conditions, agricultural limitations, restrictions relating to the management of pests and disease, and fair trade and other social or environmental issues, affect the supply of flowers and the price of our floral products. If the supply of flowers available for sale is limited, the wholesale prices of flowers could rise, which would cause us to increase our prices or reduce our profits. An increase in our prices could result in a decline in customer demand for our floral products, which would decrease our revenues. Alternatively, we may not be able to obtain high-quality flowers in an amount sufficient to meet customer demand. Even if available, flowers from alternative sources may be of lesser quality or more expensive than those currently offered by us. A large portion of our supply of flowers is sourced from Colombia, Ecuador, Holland, and Kenya.

        The availability and price of our products could be affected by a number of other factors affecting suppliers, including:

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  severe weather;

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  disease, infestation, and other biological problems;

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  import duties and quotas;

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  time-consuming import regulations or controls at airports;

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  changes in trading status;

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  economic uncertainties and currency fluctuations, including as a result of the recent volatility and disruptions in the credit markets and general economy;

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  foreign government laws and regulations;

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  political, social, and economic instability, terrorist attacks, and security concerns in general;

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  nationalization;

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  fair trade and other social or environmental certifications, requirements or practices;

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  governmental bans or quarantines;

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  disruption in transportation and delivery;

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  trade restrictions, including U.S. retaliation against foreign trade practices; and

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  transportation availability and costs.

         Our business could be shut down or severely impacted by a catastrophic event.

        Our business could be materially and adversely affected by a catastrophic event. A disaster such as a fire, earthquake, flood, power loss, terrorism, or other similar event, affecting any of our facilities, data centers or computer systems, or those of our third-party vendors, or a system interruption or delay that slows down the Internet or makes the Internet or our websites temporarily unavailable, could result in a significant and extended disruption of our operations and services. Any prolonged disruption of our services due to these or other events would severely impact our businesses. We do not carry flood insurance for our facilities, and the property, business interruption and other insurance we do carry may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions in our services.

         Our success is dependent on the intellectual property that we use.

        We regard the "FTD" and "Interflora" trademarks, the "Mercury Man" logo, the "FTD.COM" and the "Interflora.co.uk" Internet domain names and the other service marks, trademarks, and other intellectual property that we use in our business as being critical to our success. Our company and our subsidiaries have applied for the registration of, and have been issued, trademark registrations for trademarks and service marks used in our business in the U.S. and various foreign countries; however, in some other countries, there are certain pre-existing and potentially conflicting trademark registrations held by third parties. We rely on a combination of copyright, trademark, and trade secret laws, confidentiality procedures, contractual provisions, and license and other agreements with employees, customers and others to protect our intellectual property rights. In addition, we may also rely on the third-party owners of the intellectual property rights we license to protect those rights. We license some of our intellectual property rights, including the Mercury Man logo, to third parties. The steps taken by us and those third parties to protect our intellectual property rights may not be adequate, and other third parties may infringe or misappropriate our intellectual property rights. This could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Furthermore, the validity, enforceability, and scope of protection of intellectual property in Internet-related industries are uncertain and still evolving.

        We are also subject to the risk of claims alleging that our business practices infringe on the intellectual property rights of others. These claims could result in lengthy and costly litigation. Moreover, resolution of any such claim against us may require our company or one of our subsidiaries to obtain a license to use the intellectual property rights at issue or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Significant problems with our key systems or those of our third-party vendors could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        The systems underlying the operations of our business are complex and diverse and must efficiently integrate with third-party systems, such as credit card processors. Key systems include, without limitation, order transmission, fulfillment and processing, including the systems for transmitting orders through our floral networks; billing; website and database management; customer support; telecommunications network management; and internal financial systems. Some of these systems are outsourced to third parties, and other systems, such as Interflora's order transmission, fulfillment and billing system and our customer service telephone system, are not redundant. All information technology and communication systems are subject to reliability issues, denial of service attacks, integration and compatibility concerns, and security threatening intrusions. The continued and uninterrupted performance of our key systems is critical to our success. Unanticipated problems affecting these systems could cause interruptions in our services. In addition, if our third-party vendors face financial or other difficulties, our business could be adversely impacted. Any significant errors, damage, failures, interruptions, delays, or other problems with our systems or our third-party vendors or their systems could adversely impact our ability to satisfy our customers and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         We may be unable to increase capacity or introduce enhancements to our consumer websites or our toll-free telephone numbers in a timely manner or without service interruptions.

        A key element of our business strategy is to generate a high volume of traffic on our consumer websites and through our toll-free telephone numbers. However, we may not be able to accommodate all of the growth in user demand on our consumer websites or through our toll-free telephone numbers. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate, in a timely manner, increased traffic to our consumer websites or increased volume through our toll-free telephone numbers, may cause decreased levels of customer service and satisfaction. Failure to implement new systems effectively or within a reasonable period of time could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        We also regularly introduce additional or enhanced features and services to retain current customers and attract new customers to our consumer websites. If we introduce a feature or a service that is not favorably received, our current customers may not use our consumer websites as frequently, or we may not be successful in attracting new customers. We may also experience difficulties that could delay or prevent us from introducing new services and features. Furthermore, these new services or features may contain errors that are discovered only after they are introduced. We may need to significantly modify the design of these services or features to correct errors. If customers encounter difficulty with or do not accept new services or features, this could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Our business could suffer as a result of significant credit card or debit card fraud.

        Orders placed on our consumer websites or through our toll-free telephone numbers typically are paid for using a credit card or debit card. Our revenues and gross margins could decrease if we experience significant credit card or debit card fraud. Failure to adequately detect and avoid fraudulent credit card or debit card transactions could cause us to lose our ability to accept credit cards or debit cards as forms of payment and result in charge-backs of the fraudulently charged amounts. Furthermore, widespread credit card or debit card fraud may lessen our customers' willingness to purchase products on our consumer websites or through our toll-free telephone numbers. As a result, such failure could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         We are exposed to the credit risk of our floral network members.

        When an FTD or Interflora floral network member fulfills an order from an originating member, we become liable to the fulfilling member for payment on the order, even if we do not receive payment from the originating member. Accordingly, we are exposed to the credit risk of our floral network members. Although we reserve for this exposure, we cannot be sure that the exposure will not be greater than we anticipate. An increase in this exposure, coupled with material instances of default, in the aggregate, could have an adverse effect on our business, financial condition, results of operations, and cash flows.

         Fluctuations in foreign currency exchange rates could adversely affect comparisons of our operating results.

        We transact business in different foreign currencies and may be exposed to financial market risk resulting from fluctuations in foreign currency exchange rates, including the British Pound, the Euro, and the Canadian Dollar. Revenues and expenses in foreign currencies translate into higher or lower revenues and expenses in U.S. Dollars as the U.S. Dollar weakens or strengthens against such other currencies. Substantially all of the revenues of our international businesses are received, and substantially all expenses are incurred, in currencies other than the U.S. Dollar, which increases or decreases the related U.S. Dollar-reported revenues and expenses depending on the fluctuations in foreign currency exchange rates. Certain of our key business metrics, such as average order value, are similarly affected by such foreign currency exchange rate fluctuations. Changes in global economic conditions, market factors, and governmental actions, among other factors, can affect the value of these currencies in relation to the U.S. Dollar. A strengthening of the U.S. Dollar compared to these currencies and, in particular, to the British Pound and the Euro, has had, and in future periods could have, an adverse effect on the comparisons of our revenues and operating income against prior periods. We cannot accurately predict the impact of future foreign currency exchange rate fluctuations on our operating results, and such fluctuations could negatively impact the comparisons of such results against prior periods.

         Changes in laws and regulations and new laws and regulations may adversely affect our business, financial condition, results of operations, and cash flows.

        We are subject to a variety of international, federal, state, and local laws and regulations, including, without limitation, those relating to taxation, bulk email or "spam," advertising, including, without limitation, targeted or behavioral advertising, user privacy and data protection, consumer protection, antitrust, and unclaimed property. Compliance with the various laws and regulations, which in many instances are unclear or unsettled, is complex. New laws and regulations, such as those being considered or recently enacted by certain states or the federal government related to automatic-renewal practices, user privacy, targeted or behavioral advertising, floral-related fees and advertising, and taxation, could impact our revenues or certain of our business practices or those of our advertisers. Any changes in the laws and regulations applicable to us, the enactment of any additional laws or regulations, or the failure to comply with, or increased enforcement activity of, such laws and regulations, could significantly impact our products and services, our costs, or the manner in which we or our advertisers conduct business, all of which could adversely impact our results of operations and cause our business to suffer.

         Foreign, state, and local governments may attempt to impose additional sales and use taxes, value added taxes or other taxes on our business activities, including our past sales, which could decrease our ability to compete, reduce our sales, and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        In accordance with current industry practice by domestic floral and gift order gatherers and our interpretation of applicable law, our consumer business collects and remits sales and use taxes on orders that are delivered in a limited number of states where it has a physical presence or other form of jurisdictional nexus. If states successfully challenge this practice and impose sales and use taxes on orders delivered in states where we do not have physical presence or another form of jurisdictional nexus, we could incur substantial tax liabilities for past sales and lose future sales as a result of the increased tax cost that would be borne by the customer. Also, states may seek to reclassify the status of Internet order gatherers, such as our consumer business, as persons that are deemed to fulfill the underlying order, in which case, a state may seek to impose taxes on the receipts generated by our consumer business for orders fulfilled and delivered by florists outside such state. In addition, future changes in the operation of our online and telephonic sales channels could result in the imposition of additional sales and use tax or other tax obligations.

        Additionally, in accordance with current industry practice by international floral and gift direct marketers and our interpretation of applicable law, we collect and remit value added taxes on certain consumer orders placed through Interflora. Future changes in the operation of our business could result in the imposition of additional tax obligations. Moreover, if a foreign taxing authority successfully challenges our current practice or implements new legislative initiatives, we could incur substantial tax liabilities for past sales and lose future sales as a result of the increased tax costs that would be borne by the customer. The imposition of additional tax liabilities for past or future sales could decrease our ability to compete with traditional retailers and reduce our sales, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        We are subject to income and various other taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating our consolidated provision for income taxes. During the ordinary course of business, there are many transactions for which the ultimate tax determination is uncertain. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income and other taxes against us. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions, and our historical recognition of other tax matters. The results of an audit or litigation could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        In connection with our Internet-based transactions, a number of states have been considering or adopting legislation or instituting policy initiatives, including those that would facilitate a finding of nexus to exist between Internet companies with the states, aimed at expanding the reach of sales and use taxes or imposing state income or other taxes on various innovative theories, including agency attribution from independent third-party service providers. Such legislation or initiatives could result in the imposition of additional sales and use taxes, or the payment of state income or other taxes, on certain transactions conducted over the Internet. In addition, advertisers and other third parties may choose to not do business with us in order to avoid nexus with certain states. If such legislation is enacted, or such initiatives are instituted, and unless overturned by the courts, the legislation or initiatives could subject us to substantially increased tax liabilities for past and future sales or state income or other taxes, require us to collect additional sales and use taxes, cause our future sales to decrease, or otherwise negatively impact our businesses, and thus have a material adverse effect on us.

         Legal actions or investigations could subject us to substantial liability, require us to change our business practices, and adversely affect our business, financial condition, results of operations, and cash flows.

        We are currently, and have been in the past, party to various legal actions and investigations. These actions may include, without limitation, claims by private parties in connection with consumer protection and other laws, claims that we infringe third-party patents, trademarks, copyrights or other intellectual property or proprietary rights, securities laws claims, claims involving marketing practices or unfair competition, claims in connection with employment practices, breach of contract claims, and other business-related claims. The nature of our business could subject us to additional claims for similar matters, as well as a wide variety of other claims, including, without limitation, for privacy and security matters. The failure to successfully defend against these and other types of claims, including claims relating to our business practices, could result in our incurring significant liabilities related to judgments or settlements or require us to change our business practices. Infringement claims may also result in our being required to obtain licenses from third parties, which licenses may not be available on acceptable terms, if at all. Both the cost of defending claims, as well as the effect of settlements and judgments, could cause our results of operations to fluctuate significantly from period to period and could materially and adversely affect our business, financial condition, results of operations, and cash flows. In addition, we also file actions against third parties from time to time for various reasons, including, without limitation, to protect our intellectual property rights, to enforce our contractual rights, or to make other business-related claims. The legal fees, costs and expenses associated with these actions may be significant, and if we were to lose these actions, we may be required to pay the other party's legal fees, costs and expenses, which also may be significant and could materially and adversely affect our business, financial condition, results of operations, and cash flows.

        Various governmental agencies have in the past asserted claims, instituted legal actions, inquiries or investigations, or imposed obligations relating to our business practices, such as our marketing, billing, customer retention, renewal, cancellation, refund, or disclosure practices, and they may continue to do so in the future. We and United Online have received civil investigative demands and subpoenas, as applicable, from the Federal Trade Commission ("FTC") and the Attorneys General of various states, primarily regarding their respective investigations into certain former post-transaction sales practices and certain of our and United Online's marketing, billing, renewal and privacy practices and disclosures. We and United Online have been cooperating with these investigations. However, the outcome of these or any other governmental investigations or their potential implications for our business are uncertain. We and United Online may not prevail in existing or future claims and any judgment against us or settlement or resolution of such claims may involve the payment of significant sums, including damages, fines, penalties, or assessments, or changes to our business practices. For example, in 2010, FTD, Inc. paid $640,000 to resolve an investigation of the Attorney General for the State of New York related to FTD, Inc.'s former post-transaction sales practices. Defending against lawsuits, inquiries, and investigations also involves significant expense and diversion of management's attention and resources from other matters. In addition, following the Separation, United Online will have the right to control the litigation and settlement of certain litigation matters that relate to a member of each of the UOL Entities and the FTD Entities and which were asserted before the Separation, as well as specified litigation matters which are asserted after the Separation, and the allocation of liabilities and expenses to us relating to such litigation matters. See "Certain Relationships and Related-Party Transactions—Agreements with United Online—Separation and Distribution Agreement."

        There are no assurances that additional governmental investigations or other legal actions will not be instituted in connection with our former post-transaction sales practices or other current or former business practices. Enforcement actions or changes in enforcement policies and procedures could result in changes to our business practices, as well as significant damages, fines, penalties or assessments, which could decrease our revenues or increase the costs of operating our business. To the extent that our services and business practices change as a result of claims or actions by governmental agencies or private parties, or we are required to pay significant sums, including damages, fines, penalties, or assessments, our business, financial condition, results of operations, and cash flows could be materially and adversely affected. For more information, see the section entitled "Business—Legal Proceedings."

         Governmental regulation of the collection and use of personal information or our failure to comply with these regulations could harm our businesses.

        The FTC has regulations regarding the collection and use of personal information obtained from individuals when accessing websites, with particular emphasis on access by minors. In addition, other governmental authorities have regulations to govern the collection and use of personal information that may be obtained from customers or visitors to websites. These regulations include requirements that procedures be established to disclose and notify users of our websites of our privacy and security policies, obtain consent from users for collection and use of personal information and provide users with the ability to access, correct or delete personal information stored by us. In addition, the FTC and other governmental authorities have made inquiries and investigations of companies' practices with respect to their users' personal information collection and dissemination practices to confirm these are consistent with stated privacy policies and to determine whether precautions are taken to secure consumers' personal information. The FTC and certain state agencies also have made inquiries, and in a number of situations, brought actions against companies to enforce the privacy policies of these companies, including policies relating to security of consumers' personal information.

        As discussed in the preceding risk factor, we have been cooperating with the Attorneys General of various states in connection with their inquiries and investigations of, among other things, the privacy policy of our FTD.COM business. Becoming subject to the regulatory and enforcement efforts of the FTC, a state agency or other governmental authority could have a material adverse effect on our ability to collect demographic and personal information from users, which, in turn, could have a material adverse effect on our marketing efforts, business, financial condition, results of operations, and cash flows. In addition, the adverse publicity regarding the existence or results of an investigation could have an adverse impact on customers' willingness to use our websites and services and thus could adversely impact our future revenues.

        Certain of our international businesses, such as our international consumer and floral network businesses, must also comply with data protection and privacy laws in the U.K., including the Data Protection Act 1998. If we or any of the third-party services on which we rely fail to transmit customer information and payment details in a secure manner, or if they otherwise fail to protect customer privacy in online transactions or if they transfer personal information outside the European Economic Area without complying with certain required conditions, then we risk being exposed to civil and criminal liability in the U.K., usually in the form of fines, as well as claims from individuals alleging damages as a result of the alleged non-compliance. We may also be required to alter our data collection and use practices. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         We may be unsuccessful at acquiring additional businesses, services or technologies. Even if we make acquisitions, it may not improve our results of operations and may also adversely impact our business, financial condition, and cash flows.

        Acquisitions of businesses, services or technologies may provide us with an opportunity to diversify the products and services we offer, leverage our assets and core competencies, complement our existing businesses, or expand our geographic reach. We may evaluate a wide variety of potential strategic transactions that we believe may complement our existing businesses. However, we may not realize the anticipated benefits and synergies of an acquisition, and our attempts at integrating an acquired business may not be successful. Acquiring a business, service or technology involves many operational and financial risks, including risks relating to:

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  disruption of our ongoing business and significant diversion of resources and management time from day-to-day responsibilities;

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  acquisition financings that involve the issuance of potentially dilutive equity or the incurrence of debt;

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  reduction of cash and other resources available for operations and other uses;

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  exposure to risks specific to the acquired business, service or technology to which we are not currently exposed;

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  risks of entering markets in which we have little or no direct prior experience;

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  unforeseen obligations or liabilities;

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  difficulty assimilating the acquired customer bases, technologies, and operations;

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  difficulty assimilating and retaining management and employees of the acquired business;

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  potential impairment of relationships with users, customers or vendors as a result of changes in management of the acquired business or other factors;

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  large write-offs either at the time of the acquisition or in the future, the incurrence of restructuring and other exit costs, the amortization of identifiable intangible assets, and the impairment of amounts capitalized as goodwill, intangible assets, and other long-lived assets; and

  •
  lack of, or inadequate, controls, policies, and procedures appropriate for a public company, and the time, cost, and difficulties related to the implementation of such controls, policies, and procedures or the remediation of any deficiencies.

        In addition, an acquisition of a foreign business involves risks in addition to those set forth above, including risks associated with foreign currency exchange rates, potentially unfamiliar economic, political, and regulatory environments, and integration difficulties due to language, cultural, and geographic differences. Any of these risks could harm our business, financial condition, results of operations, and cash flows.

         Our ability to operate our business could be seriously harmed if we lose members of our senior management team or other key employees.

        Our business is largely dependent on the efforts and abilities of our senior management and other key personnel. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of any of these key employees or our inability to attract or retain other qualified employees could seriously harm our business and prospects. We do not expect to carry key-person life insurance on any of our employees.

         We utilize outsourced staff and temporary employees, who may not be as well trained or committed to our customers as our permanent employees, and their failure to provide our customers with high-quality customer service may cause our customers not to return, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        We utilize and rely on a significant number of outsourced staff and temporary employees, in addition to our permanent employees, to take orders and respond to customer inquiries. These outsourced staff and temporary employees may not have the same level of commitment to our customers or be as well trained as our permanent employees. In addition, we may not hire enough outsourced staff or temporary employees to adequately handle the increased volume of telephone calls we receive during peak periods. We maintain only a limited number of permanent customer support employees and rely on one third-party vendor for our outsourced customer support. Our permanent employees may not be able to provide the necessary range or level of customer support services in the event that our third-party vendor unexpectedly becomes unable or unwilling to provide some or all of these services to us. If our customers are dissatisfied with the quality of the customer service they receive, they may not place orders with us again, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Following the Separation, we will continue to have a substantial amount of indebtedness which could adversely affect our ability to raise additional capital to fund operations, our flexibility in operating our business, and our ability to react to changes in the economy or our industry.

        At July 17, 2013, we had $220.0 million of indebtedness outstanding. Following the Separation, we will have a substantial amount of indebtedness which could have significant consequences for our business and financial condition. For example:

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  If we fail to meet payment obligations or otherwise default under our debt, the lenders will have the right to accelerate the indebtedness and exercise other rights and remedies against us.

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  We will be required to dedicate a portion of our cash flows from operations to make interest payments on the debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions, and other purposes.

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  Our ability to obtain additional financing to fund future working capital needs, capital expenditures, additional acquisitions, and other general corporate requirements could be limited. In addition, our ability to borrow additional amounts under our revolving credit facility, which is a significant source of liquidity, is subject to the absence of defaults and our ability to make representations contained in our revolving credit facility. Failure to meet our borrowing conditions under our revolving credit facility could materially and adversely impact our liquidity.

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  Our debt imposes operating and financial covenants and restrictions on us, including limitations on our ability to use cash flows for the benefit of our subsidiaries, and compliance with such covenants and restrictions may adversely affect our ability to adequately finance our operations or capital needs in the future, to pursue attractive business opportunities that may arise in the future, to redeem or repurchase capital stock, to pay dividends, to sell assets, and to make capital expenditures.

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  Our failure to comply with the covenants in our debt, including failure as a result of events beyond our control, could result in an event of default on our debt. Upon an event of default, the lenders of that debt could elect to cause all amounts outstanding with respect to that debt to become immediately due and payable and we would be unable to access our revolving credit facility. An event of default could materially and adversely affect our operating results, financial condition, and liquidity.

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  We will experience increased vulnerability to, and limited flexibility in planning for, changes to our businesses and adverse economic and industry conditions.

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  We may be at a competitive disadvantage relative to other companies with less indebtedness.

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  The interest rates under our debt will fluctuate and, accordingly, interest expense may increase.

        Under the terms of the Credit Agreement, we are permitted to incur additional indebtedness subject to certain conditions, and the risks described above may be increased if we incur additional indebtedness.

        The Credit Agreement includes guarantees on a joint and several basis by certain of FTD Companies, Inc.'s existing and future, direct and indirect, material wholly-owned domestic subsidiaries and is secured by first priority security interests in, and mortgages on, substantially all of the tangible and intangible assets of FTD Companies, Inc. and certain of FTD Companies, Inc.'s direct and indirect domestic, wholly-owned subsidiaries and first priority pledges of all the equity interests owned by FTD Companies, Inc. in certain of its existing and future direct and indirect subsidiaries (except with respect to foreign subsidiaries and certain domestic subsidiaries whose assets consist primarily of foreign subsidiary equity interests, in which case such pledges are limited to 66% of the outstanding capital stock). The occurrence of an event of default under the Credit Agreement could permit the lenders to cause all amounts outstanding under the Credit Agreement to become immediately due and payable, terminate the commitments of such lenders to make further extensions of credit under the Credit Agreement, to call and enforce the guarantees, and to foreclose on the collateral securing such debt.

         We may increase our debt level or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

        To execute our business strategy, we may require additional capital. If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences, and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of any new debt may also impose additional and more stringent restrictions on our operations than currently in place. If we issue additional common equity, either through public or private offerings or rights offerings, your percentage ownership in our company would decline if you do not participate on a ratable basis. If we are unable to raise additional capital when required, it could affect our liquidity, business, financial condition, results of operations, and cash flows.

         An increase in interest rates may increase our overall interest expense.

        A rapid increase in interest rates could have an immediate adverse impact on us due to our outstanding variable-rate debt. Although we attempt to mitigate interest rate risk by utilizing interest rate hedges, there is no assurance that our efforts will be fully successful. In addition, in the event of an increase in interest rates, we may be unable to refinance maturing debt with new debt at equal or better interest rates.

         Our business is subject to online security risks, and a security breach or inappropriate access to, or use of, our networks, computer systems or services or those of third-party vendors could expose us to liability, claims, and a loss of revenue.

        The success of our business depends on the security of our networks and, in part, on the security of the network infrastructures of our third-party vendors. In connection with conducting our business in the ordinary course, we store and transmit customer and member information, including personally identifiable information. Unauthorized or inappropriate access to, or use of, our networks, computer systems or services, whether intentional, unintentional or as a result of criminal activity, could potentially jeopardize the security of confidential information, including credit card information, of our customers and of third parties. A number of other websites have publicly disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their sites. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the perception of the effectiveness of our security measures could be harmed and we could lose members, customers or vendors. A party that is able to circumvent our security measures could misappropriate our proprietary information or the information of our members or customers, cause interruption in our operations, or damage our computers or those of our members or customers.

        A significant number of our members and customers authorize us to bill their payment card accounts (credit or debit) directly for all amounts charged by us. These members and customers provide payment card information and other personally identifiable information which, depending on the particular payment plan, may be maintained to facilitate future payment card transactions. We rely on third-party and internally-developed encryption and authentication technology to provide the security and authentication to effectively secure transmission of confidential information, including payment card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Non-technical means, for example, actions by an employee, can also result in a data breach. Under payment card rules and our contracts with our card processors, if there is a breach of payment card information that we store, we could be liable to the banks that issue the payment cards for their related expenses and penalties. In addition, if we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give our members and customers the option of using payment cards. If we were unable to accept payment cards, our businesses would be seriously harmed.

        We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches, including any breach related to us or the parties with which we have commercial relationships, could damage our reputation and expose us to a risk of loss, litigation, and possible liability. We cannot assure you that the security measures we take will be effective in preventing these types of activities. We also cannot assure you that the security measures of our third-party vendors, including network providers, providers of customer and billing support services, and other vendors, will be adequate. In addition to potential legal liability, these activities may adversely impact our reputation or our revenues and may interfere with our ability to provide our products and services, all of which could adversely impact our business. In addition, the coverage and limits of our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

Risks Relating to the Separation

        We face the following risks in connection with the Separation:

         If the distribution were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, then the distribution could result in significant tax liabilities.

        United Online has requested a private letter ruling from the IRS, substantially to the effect that, for U.S. federal income tax purposes, the distribution will qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 of the Code. United Online has requested and expects to receive the IRS Ruling from the IRS prior to the mailing date of this Information Statement. In addition, United Online expects to receive the Tax Opinion, substantially to the effect that the distribution so qualifies. The IRS Ruling and the Tax Opinion will rely on certain facts, assumptions, and undertakings, and certain representations from United Online and us, regarding the past and future conduct of both respective businesses and other matters, and the Tax Opinion will rely on the IRS Ruling. Notwithstanding the IRS Ruling and the Tax Opinion, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations, or undertakings is not correct, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion that are not covered by the IRS Ruling.

        If the distribution ultimately is determined to be taxable, then a stockholder of United Online that received shares of our common stock in the distribution would be treated as having received a distribution of property in an amount equal to the fair market value of such shares on the distribution date and could incur significant income tax liabilities. Such distribution would be taxable to such stockholder as a dividend to the extent of United Online's current and accumulated earnings and profits. Any amount that exceeded United Online's earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder's tax basis in its shares of United Online stock with any remaining amount being taxed as a capital gain. In addition, United Online would recognize a taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of common stock of our company held by United Online on the distribution date over United Online's tax basis in such shares.

        In addition, under the terms of the Tax Sharing Agreement that we will enter into with United Online, we also generally will be responsible for any taxes imposed on United Online that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Sharing Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representation letter provided to counsel in connection with the Tax Opinion. The amounts of such taxes could be significant.

         Our success will depend in part on our ongoing relationship with United Online after the Separation.

        In connection with the Separation, we will enter into a number of agreements with United Online that will govern the ongoing relationships between the UOL Entities and us after the Separation. These relationships include providing critical technology and operational services to the FTD Entities for a specified period of time after the Separation. Our success will depend, in part, on the maintenance of these ongoing relationships with the UOL Entities and their performance of their obligations under these agreements.

         We will be subject to continuing contingent liabilities of United Online following the Separation.

        After the Separation, there will be several significant areas where the liabilities of United Online may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the United Online consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire United Online consolidated tax reporting group for such taxable period. In connection with the Separation, we will enter into a Tax Sharing Agreement with United Online that will allocate the responsibility for prior period taxes of the United Online consolidated tax reporting group between our company and United Online. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online—Tax Sharing Agreement." If United Online were unable to pay any prior period taxes for which it is responsible, however, we could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local, or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

         We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of certain restrictions relating to requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by United Online. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate-level taxable gain to United Online under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or United Online's stock are acquired or issued as part of a plan or series of related transactions that includes the Separation. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of our stock or United Online's stock within a two-year period after the distribution generally are presumed to be part of such a plan, although our company or United Online, as applicable, may be able to rebut that presumption.

        Under the Tax Sharing Agreement that we will enter into with United Online, we also generally will be responsible for any taxes imposed on United Online that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Sharing Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representation letter provided to counsel in connection with the Tax Opinion. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online—Tax Sharing Agreement."

         We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly-traded company.

        As an independent, publicly-traded company, we believe that our businesses will benefit from, among other things: (1) enhanced strategic and management focus; (2) the ability to independently establish strategic priorities, growth strategies, and financial objectives; (3) more efficient capital allocation and direct access to capital; (4) the ability to implement a tailored approach to recruiting and retaining employees, including the ability to design effective incentives for the management team and employees that are more closely tied to business performance; (5) improved investor understanding of our business strategy and operating results; and (6) the ability to allow investors to choose between investing in United Online and/or FTD. However, by separating from United Online, we may be more susceptible to securities market fluctuations and other adverse events than we would have been if we were still a subsidiary of United Online. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time in which we expect to do so, if at all. For example, the process of operating as a newly independent public company may distract our management team from focusing on our business and strategic priorities. If we do not realize the anticipated benefits from the Separation for any reason, our business may be adversely affected.

         We are an "emerging growth company" and cannot be certain if the reduced disclosure requirements applicable to "emerging growth companies" will make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an "emerging growth company," we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. Among other things, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (5) provide certain disclosure regarding executive compensation required of larger public companies, or (6) hold a nonbinding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved. Accordingly, the information that we provide stockholders in this Information Statement and in our other filings with the SEC may be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and adversely affected.

        Additionally, as an "emerging growth company," we have elected to take advantage of the extended transition period for complying with new or revised accounting standards applicable to public companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. The election to comply with these public company effective dates is irrevocable pursuant to Section 107(b) of the JOBS Act.

        We will remain an "emerging growth company" until the earliest of (1) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (2) the date on which we are deemed to be a "large accelerated filer," as defined in Rule 12b-2 under the Exchange Act or any successor statute, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period, and (4) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act.

         We may be unable to make, on a timely basis, the changes necessary to operate as an independent, publicly-traded company.

        Our financial results previously were included within the consolidated results of United Online. As a result of the Separation, we will be directly subject to the reporting and other obligations under the Exchange Act immediately after the distribution date. In addition, as a public entity, we will be subject to the requirements of the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly, and current reports about our business and financial condition. Under the Sarbanes-Oxley Act, we must maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight. As an "emerging growth company," we are excluded from Section 404(b) of the Sarbanes-Oxley Act, which otherwise would have required our auditors to formally attest to and report on the effectiveness of our internal control over financial reporting. If we cannot maintain effective disclosure controls and procedures or favorably assess the effectiveness of our internal control over financial reporting, or once we are no longer an "emerging growth company," our independent registered public accounting firm cannot provide an unqualified attestation report on the effectiveness of our internal control over financial reporting, investor confidence and, in turn, the market price of our common stock could decline.

         Our historical and unaudited pro forma condensed consolidated financial statements are not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of future results.

        The historical and unaudited pro forma condensed consolidated financial statements included in this Information Statement do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly-traded company during the periods presented or those that we will achieve in the future. This is primarily a result of the following factors:

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  Prior to the Separation, our business will be operated by United Online as part of its broader corporate organization, rather than as an independent company. United Online has historically performed, and is currently performing, various corporate functions for us, including, but not limited to, senior management, legal, human resources, finance, information technology, and centrally-managed employee benefit arrangements. Our historical and unaudited pro forma condensed consolidated financial statements reflect allocations of corporate expenses from United Online for these and similar functions. These allocations may not be indicative of the actual expenses that would have been incurred had we operated as an independent, publicly-traded company for all periods presented, and we expect to incur certain incremental costs which are estimated to range from $2 million to $5 million on an annual pre-tax basis; and

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  Other significant changes may occur in our cost structure, management, financing, and business operations as a result of our operation as a company separate from United Online.

        For these reasons, our cost structure may be higher and our future financial costs and performance may be worse than the performance implied by the historical and unaudited pro forma condensed consolidated financial information presented in this Information Statement.

        For additional information about the past financial performance of our business and the basis of the presentation of the historical and unaudited pro forma condensed consolidated financial statements, see "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and the historical consolidated financial statements and the accompanying notes included elsewhere in this Information Statement.

         There can be no assurance that we will have access to the capital markets on acceptable terms.

        From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place at the time of the Separation will permit us to finance our operations for the foreseeable future on acceptable terms, our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including, but not limited to: (1) our financial performance, (2) our credit ratings or absence of a credit rating, (3) the liquidity of the overall capital markets, and (4) the state of the economy. There can be no assurance that we will have access to the capital markets on acceptable terms and conditions.

         We may incur greater costs as an independent, publicly-traded company than we did when we were part of United Online, which could decrease our profitability.

        We share economies of scope and scale with United Online in costs and vendor relationships, and take advantage of United Online's size and purchasing power in procuring certain products and services, such as insurance and healthcare benefits, and technology, such as computer software licenses. After the Separation, as a separate, independent entity, we may be unable to obtain these products, services and technologies at prices or on terms as favorable to us as those we obtained prior to the Separation. We also rely on United Online to provide various information technology, payroll, legal, and other services. While we expect to enter into the Transition Services Agreement, which will govern certain relationships between us and United Online after the Separation and pursuant to which United Online will continue to provide certain of these services on a short-term transitional basis after the Separation, this arrangement may not capture all the benefits our business has enjoyed as a result of being integrated with the other businesses of United Online. In addition, we will be required to establish the necessary infrastructure and systems to supply these services on an ongoing basis. We may not be able to replace the services provided by United Online in a timely manner or on terms and conditions as favorable as those we receive from United Online. If functions previously performed by United Online cost us more than the amounts reflected in our historical financial statements, our profitability could decrease.

         We might have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with United Online.

        The agreements related to the Separation, including the Separation and Distribution Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Employee Matters Agreement, and any other agreements, will be negotiated in the context of our separation from United Online while we are still part of United Online. Although these agreements are intended to be on an arm's-length basis, they may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. Conversely, certain agreements related to the Separation may include terms that are more favorable than those that would have resulted from arm's-length negotiations among unaffiliated third parties. Following expiration of these agreements, we will have to enter into new agreements with unaffiliated third parties, and such agreements may include terms that are less favorable to us. The terms of the agreements being negotiated in the context of our separation concern, among other things, allocations of assets, liabilities, rights, indemnifications, and other obligations between United Online and us. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online."

         Certain of the contracts to be transferred or assigned from United Online or its affiliates to us or one of our affiliates in connection with the Separation require the consent of a third party to such transfer or assignment. If such consent is not obtained, we may not be entitled to the benefit of such contracts in the future.

        In connection with the Separation, a number of contracts with service providers and other third parties are to be assigned by United Online or its affiliates to us or one of our affiliates. However, some of these contracts require the contractual counterparty's consent to such an assignment. Similarly, in some circumstances, we are a joint beneficiary of contracts, and we will need to enter into a new agreement with the third party to replicate the contract or assign the portion of the contract related to our business. It is possible that some parties may use the requirement of a consent to seek more favorable contractual terms from us or seek to terminate the contract. If (1) we are unable to obtain such consents on commercially reasonable and satisfactory terms, (2) we enter into new agreements on significantly less favorable terms, or (3) if any contract is terminated, we may be unable to obtain the benefits, assets, and contractual commitments that are intended to be allocated to us as part of the Separation. The failure to timely complete the assignment of existing contracts, or the negotiation of new arrangements, with any of our key suppliers, including those that are a single source or limited source suppliers, or a termination of any of those arrangements, could negatively impact our business, financial condition, results of operations, and cash flows.

         A court could require that we assume responsibility for obligations allocated to United Online under the Separation and Distribution Agreement.

        Under the Separation and Distribution Agreement, from and after the Separation, we and United Online will be responsible for the debts, liabilities, and other obligations related to the businesses which each company owns and operates following the consummation of the Separation. Although we do not expect to be liable for any obligations that are not allocated to us under the Separation and Distribution Agreement, a court could disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to United Online, particularly if United Online were to refuse or were unable to pay or perform the allocated obligations. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online—Separation and Distribution Agreement."

         Potential indemnification liabilities to United Online pursuant to the Separation and Distribution Agreement could materially and adversely affect our company.

        Among other things, the Separation and Distribution Agreement provides for indemnification obligations designed to make our company financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the Separation. If we are required to indemnify United Online under the circumstances set forth in the Separation and Distribution Agreement, we may be subject to substantial liabilities.

         In connection with the Separation, United Online will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that United Online's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the Separation and Distribution Agreement, United Online will indemnify us for substantially all liabilities that may exist relating to United Online's business activities, whether incurred prior to or after the Separation. However, third parties could seek to hold us responsible for any of the liabilities that United Online agrees to retain, and there can be no assurance that the indemnity from United Online will be sufficient to protect us against the full amount of such liabilities, or that United Online will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from United Online any amounts for which we are held liable, we may be temporarily required to bear these losses.

         The Separation may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

        The Separation is subject to review under various state and federal fraudulent conveyance laws. Fraudulent conveyance laws generally provide that an entity engages in a constructive fraudulent conveyance when (1) the entity transfers assets and does not receive fair consideration or reasonably equivalent value in return, and (2) the entity (a) is insolvent at the time of the transfer or is rendered insolvent by the transfer, (b) has unreasonably small capital with which to carry on its business, or (c) intends to incur or believes it will incur debts beyond its ability to repay its debts as they mature. An unpaid creditor or an entity acting on behalf of a creditor, including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or United Online or any of our respective subsidiaries, may bring a lawsuit alleging that the Separation or any of the related transactions constituted a constructive fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding our claims against United Online, requiring our stockholders to return to United Online some or all of the shares of our common stock distributed in the distribution, or providing United Online with a claim for money damages against us in an amount equal to the difference between the consideration received by United Online and the fair market value of FTD at the time of the Separation.

        The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, an entity would be considered insolvent if (1) the sum of its debts is greater than all of its property, at a fair valuation; (2) the present fair saleable value of its assets is less than its probable liabilities on its debts as such debts become absolute and matured; (3) it cannot pay its debts and other liabilities, including contingent liabilities and other commitments as they mature; or (4) it has unreasonably small capital for the business in which it is engaged. We cannot assure you what standard a court would apply to determine insolvency or that a court would determine that we, any of our respective subsidiaries or United Online were solvent at the time of or after giving effect to the Separation.

        The distribution of our common stock by United Online is also subject to review under state corporate distribution statutes. Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may only pay dividends to its stockholders either (1) out of its surplus (net assets minus capital) or (2) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although United Online intends to make the distribution of our common stock entirely from surplus, we cannot assure you that a court will not later determine that some or all of the distribution to United Online stockholders was unlawful.

        Prior to the Separation, United Online's Board of Directors expects to obtain an opinion that we and United Online each will be solvent at the time of the Separation, including immediately after the payment of the dividend and the Separation, will be able to repay our respective debts as they mature following the Separation and will have sufficient capital to carry on our respective businesses, and that the distribution will be made entirely out of surplus in accordance with Section 170 of the DGCL. We cannot assure you, however, that a court would reach the same conclusions set forth in such opinion in determining whether United Online or we were insolvent at the time of, or after giving effect to, the Separation, or whether lawful funds were available for the distribution to United Online's stockholders.

         The Separation may not occur, and until the distribution occurs, United Online has the sole discretion to change the terms of the distribution in ways that may be unfavorable to us.

        The Separation may not occur, and United Online's Board of Directors may, in its absolute and sole discretion, decide at any time prior to the distribution not to proceed with the Separation. Until the consummation of the distribution, United Online's Board of Directors will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us.

Risks Relating to Our Common Stock

        You will face the following risks in connection with ownership of our common stock:

         There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop. In addition, once our common stock begins trading, the market price of our common stock may fluctuate significantly.

        There is currently no public market for our common stock. It is anticipated that on or shortly before the record date for the distribution, trading of shares of our common stock will begin on a "when-issued" basis and will continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

        We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

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  a shift in our investor base;

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  our quarterly or annual earnings, or those of other companies in our industry;

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  actual or anticipated fluctuations in our operating results;

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  success or failure of our business strategy;

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  our ability to obtain financing as needed;

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  changes in accounting standards, policies, guidance, interpretations, or principles;

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  changes in laws and regulations affecting our business, including tax legislation;

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  announcements by us or our competitors of significant acquisitions or dispositions;

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  the failure of securities analysts to cover our common stock after the distribution;

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  changes in earnings estimates by securities analysts or our ability to meet our earnings guidance;

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  the operating and stock price performance of other comparable companies;

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  investor perception of us and the floral retail industry;

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  overall market fluctuations; and

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  general economic conditions and other external factors.

        Stock markets in general have also experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could negatively affect the trading price of our common stock.

         The combined post-distribution value of United Online and our shares may not equal or exceed the pre-distribution value of United Online shares.

        We cannot assure you that the combined trading prices of United Online common stock and our common stock after the distribution will be equal to or greater than the trading price of United Online common stock prior to the distribution. Until the market has fully evaluated the business of United Online without our business, the price at which United Online common stock trades may fluctuate more significantly than might otherwise be typical. Similarly, until the market has fully evaluated the stand-alone business of our company, the price at which shares of our common stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions.

         Substantial sales of our common stock may occur in connection with the distribution, which could cause the market price of our common stock to decline.

        The shares of our common stock that United Online distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any holder of five percent or more of the outstanding shares of United Online to sell our common stock on or after the record date, it is possible that some United Online stockholders will sell our common stock received in the distribution for reasons such as our business profile or market capitalization as an independent company not fitting their investment objectives or because our common stock is not included in certain indices after the distribution. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

         Your percentage ownership in our company may be diluted in the future.

        Your percentage ownership in our company may be diluted in the future because of equity awards that we expect to grant to our directors, officers, and employees and because of adjustments being made to outstanding United Online equity awards in connection with the Separation. We intend to establish equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers, and employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments we may make in the future.

         We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

        While we have no specific plan to issue preferred stock, our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, privileges, preferences, including preferences over our common stock respecting dividends and distributions, terms of redemption and relative participation, optional, or other rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations or restrictions thereof, as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. For a more detailed description, see "Description of Capital Stock—Preferred Stock."

         Provisions in our charter documents and the DGCL could discourage potential acquisition proposals, could delay, deter or prevent a change in control, and could limit the price certain investors might be willing to pay for our common stock.

        Certain provisions of the DGCL and our certificate of incorporation and bylaws may inhibit a change of control not approved by our Board of Directors or changes in the composition of our Board of Directors, which could result in the entrenchment of current management. These provisions include:

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  advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted on by stockholders at annual meetings of stockholders;

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  limitations on who may call special meetings of stockholders;

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  limitations on the ability of stockholders to amend, alter or repeal our bylaws;

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  the division of our Board of Directors into three classes with staggered terms;

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  limitations on the removal of directors;

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  the inability of the stockholders to act by written consent; and

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  the authority of our Board of Directors to issue, without stockholder approval, "blank check" preferred stock with such terms as the Board of Directors may determine to increase the number of outstanding shares and thwart a takeover attempt.

        We believe these provisions protect our stockholders from coercive or harmful takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with adequate time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of our company and our stockholders. For a more detailed description, see "Description of Capital Stock—Anti-Takeover Provisions."

         We currently do not expect to pay any cash dividends.

        We presently intend to retain future earnings, if any, to reinvest in the growth of our businesses and to make interest payments on or pay down our debt and fund potential acquisitions. As a result, we do not currently expect to pay any cash dividends. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to recognize a gain on your investment upon sale. This appreciation may not occur.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this Information Statement, including in the sections entitled "Questions and Answers About the Separation," "Summary," "Risk Factors," "The Separation," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements about the Separation, expectations regarding the potential benefits of such transaction, the expected tax-free nature of the transaction, future financial performance, revenues, operating expenses, operating income, capital expenditures, depreciation and amortization, stock-based compensation, business strategies, financing plans, competitive position, potential growth opportunities, the effects of competition, and the effects of future legislation or regulations.

        Forward-looking statements can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could," or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties, and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements in this Information Statement. We do not have any intention or obligation to update forward-looking statements after we distribute this Information Statement.

        The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements.

 THE SEPARATION

Background

        On                    , 2013, United Online's Board of Directors approved the Separation. Prior to the commencement of trading on NASDAQ on the distribution date, holders of United Online common stock will receive one share of our common stock for every            shares of United Online common stock held at the close of business on the record date. Stockholders who are entitled to receive shares of our common stock in the distribution will not be required to pay any cash or deliver any other consideration, including any shares of United Online common stock, to receive shares of our common stock in the distribution.

        Prior to the Separation, we will have entered into the Separation and Distribution Agreement and several other ancillary agreements with United Online for the purpose of allocating various assets, liabilities, and obligations between our company and United Online. These agreements will govern our relationship with United Online following the Separation and will provide arrangements for employee matters, tax matters, technology and intellectual property matters, legal and regulatory matters, and certain other liabilities and obligations. These agreements will also include arrangements for the provision of certain transition services generally for a period of up to 12 months (subject to an option, at FTD's election, to extend certain services for up to an additional 12 months). The Separation and Distribution Agreement will provide that we will indemnify United Online against any and all losses relating to liabilities arising out of the FTD business, and that United Online will indemnify us against any and all losses relating to liabilities arising out of the UOL businesses. See "Certain Relationships and Related-Party Transactions—Agreements with United Online."

        The distribution of our common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. Even if all of the conditions have been satisfied, United Online's Board of Directors may, in its sole and absolute discretion, terminate and abandon the Separation at any time prior to the distribution date if United Online's Board of Directors determines, in its sole discretion, that the Separation is not in the best interests of United Online or its stockholders, or that it is not advisable for our company to separate from United Online. See "The Separation—Conditions to the Separation."

Reasons for the Separation

        United Online's Board of Directors regularly reviews the businesses that comprise United Online to ensure that United Online's resources are being put to use in a manner that is in the long-term interests of United Online and its stockholders. United Online's Board of Directors believes that the separation of United Online's and FTD's businesses will maximize the value of the respective businesses and will benefit each of United Online and our company in the following ways:

  •
  Enhanced Operational Flexibility and Ability to Allocate Resources More Efficiently.  The Separation is expected to allow each of United Online and our company to prioritize independently our various investment opportunities going forward. In addition, United Online's Board of Directors believes that each of our management teams will be better positioned to pursue organic growth and/or acquisitions and fund those growth investments via direct access to the debt or equity markets, as appropriate, taking into account only those considerations relating to each company's business strategies and business models. Increased operational agility is expected to enhance each company's ability to more effectively operate and compete and hence create value for our respective stockholders.

  •
  Enhanced Ability to Use Stock More Efficiently as an Acquisition Currency.  We intend to grow our business after the Separation both organically and through acquisitions if we identify attractive acquisition opportunities that satisfy our investment criteria and expect to offer our common stock as consideration, either in whole or in part, in connection with future acquisition.

    It is expected that the market will likely place a higher valuation multiple on our company, when analyzed on a fully-distributed basis, than it would place on us as a subsidiary of United Online, all other things being equal, on the basis that FTD's closest publicly-traded competitor operating in primarily the same industry was trading at a higher valuation multiple than that of United Online prior to the announcement of the Separation. However, there is no assurance that such higher valuation multiple will be achieved. The resulting anticipated increase in valuation multiple for our company will cause our equity to represent an attractive acquisition currency that will permit us to effect acquisitions in a manner that preserves capital with significantly less dilution of the existing stockholders' interests. In addition, United Online's Board of Directors believes having our own publicly-traded common stock will provide a more efficient and attractive acquisition currency for us than the existing common stock of United Online, which is of a type that is generally viewed as less desirable acquisition currency due, in part, to market perceptions about conglomerates of unrelated businesses. Therefore, we believe the distribution may allow United Online and us to pursue strategic opportunities that are not otherwise available within United Online's pre-separation corporate structure.

  •
  Fit and Focus and Flexibility to Pursue Independent Business Purposes.  The Separation will allow United Online and our management teams to focus on their respective strategic priorities, the different challenges and opportunities in their businesses, and their different financial profiles and capital needs. By eliminating the necessary time and resources required to resolve conflicting business priorities and strategic needs, the two separate companies will be able to better serve our respective customers and markets, and compete in our respective industries through quicker decision making, more efficient deployment of resources and enhanced responsiveness to customers and markets.

  •
  Increased Flexibility with respect to Management Compensation.  We and United Online will have our own separate stock, which will allow for equity-based incentive awards that more directly link and closely align the interests of each of our companies and our employees, making equity-based incentive awards an even more effective management tool to attract, motivate, and retain key employees.

        In determining whether to effect the Separation, United Online's Board of Directors has also considered the costs and risks associated with the Separation. Notwithstanding these costs and risks, United Online's Board of Directors has determined that, for the reasons outlined above, the Separation provides each of United Online and us with certain opportunities and benefits that it expects will enhance stockholder and corporate value.

When and How You Will Receive Our Shares

        On the distribution date, United Online will distribute, on a pro rata basis, all of the issued and outstanding shares of our common stock to holders of United Online common stock as of the record date.                    will serve as transfer agent and registrar for our common stock in connection with the distribution. If you are entitled to receive shares of our common stock in the distribution, the common stock will be distributed to your account as follows:

  •
  Registered stockholders.  If you own your shares of United Online common stock directly, either through an account with United Online's transfer agent or if you hold paper stock certificates, you will receive your shares of our common stock by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders.

  •
  "Street name" or beneficial stockholders.  Most United Online stockholders hold their shares of United Online common stock beneficially through a broker, bank, or other nominee. In such cases, the broker, bank, or other nominee is said to hold the stock in "street name," and ownership is recorded on the books of the bank, broker, or other nominee. If you hold your United Online common stock through a bank, broker, or other nominee, your bank, broker, or other nominee will credit your account with the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of common stock held in "street name," we encourage you to contact your broker, bank, or other nominee.

        Holders of United Online common stock are not being asked to take any action in connection with the Separation. No stockholder approval of the Separation is required or is being sought. You are not being asked for a proxy, and we request that you not send a proxy. You are also not being asked to surrender or exchange any of your shares of United Online common stock, pay any consideration or take any other action for shares of our common stock. The number of outstanding shares of United Online common stock will not change as a result of the distribution.

Number of Shares You Will Receive

        On the distribution date, United Online will distribute one share of our common stock for every            shares of United Online common stock outstanding as of the close of business on the record date.

Transferability of Shares You Receive

        The shares of our common stock distributed to United Online stockholders will be freely transferable, except for shares received by persons who may be deemed to be FTD's "affiliates" under the Securities Act. Persons who may be deemed to be "affiliates" of our company after the Separation generally include individuals or entities that control, are controlled by, or are under common control with our company and may include directors and certain officers or principal stockholders of us. Our "affiliates" will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 promulgated under the Securities Act. Of the        shares of our common stock we expect to distribute in connection with the Separation,        will be held by our affiliates and may be resold subject to Rule 144.

Material U.S. Federal Income Tax Consequences of the Separation

        The following is a summary of the material U.S. federal income tax consequences to United Online and to the holders of shares of United Online common stock in connection with the Separation. This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this Information Statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the Separation will be consummated in accordance with the Separation and Distribution Agreement and as described in this Information Statement.

        Except as specifically described below, this summary is limited to holders of shares of United Online common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a U.S. Holder is a beneficial owner of United Online common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the U.S.;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

        This summary also does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers or traders in securities or currencies;

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  tax-exempt entities;

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  cooperatives;

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  banks, trusts, financial institutions, or insurance companies;

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  persons who acquired shares of United Online common stock pursuant to the exercise of employee stock options or otherwise as compensation;

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  stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of United Online equity;

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  holders owning United Online common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

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  certain former citizens or former long-term residents of the U.S.;

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  holders who are subject to the alternative minimum tax; or

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  persons that own United Online common stock through partnerships or other pass-through entities.

        This summary does not address the U.S. federal income tax consequences to United Online stockholders who do not hold shares of United Online common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences or any estate, gift or other non-income tax consequences.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of United Online common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Distribution

        United Online has requested and expects to receive an IRS Ruling prior to the mailing date of this Information Statement, substantially to the effect that, on the basis of certain facts presented, and representations and assumptions set forth in the request submitted to the IRS for such IRS Ruling, the distribution of our common stock will qualify as tax-free under Section 355 of the Code. In addition to obtaining the IRS Ruling, United Online expects to receive the Tax Opinion on certain aspects of the tax treatment of the distribution not addressed by the IRS in the IRS Ruling.

        Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by United Online as a result of the distribution;

  •
  no gain or loss will be recognized by, or be includible in the income of, a holder of United Online common stock solely as a result of the receipt of our common stock in the distribution;

  •
  the aggregate tax basis of the shares of United Online common stock and shares of our common stock in the hands of each United Online stockholder immediately after the distribution will be the same as the aggregate tax basis of the shares of United Online common stock held by such holder immediately before the distribution, allocated between the shares of United Online common stock and shares of our common stock in proportion to their relative fair market values immediately following the distribution;

  •
  the holding period with respect to shares of our common stock received by United Online stockholders will include the holding period of their shares of United Online common stock, provided that such shares of United Online common stock are held as a capital asset immediately following the distribution; and

  •
  United Online stockholders that have acquired different blocks of United Online common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of United Online common stock.

        Although the IRS Ruling generally will be binding on the IRS, the IRS Ruling will be based on certain facts and assumptions, and certain representations and undertakings, from United Online and us that certain necessary conditions to obtain tax-free treatment under the Code have been satisfied. Furthermore, as a result of the IRS's general ruling policy with respect to distributions under Section 355 of the Code, the IRS will not rule on whether a distribution satisfies certain critical requirements necessary to obtain tax-free treatment under the Code. Specifically, the IRS will not rule that a distribution was effected for a valid business purpose, that a distribution does not constitute a device for the distribution of earnings and profits, or that a distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). Instead, the IRS Ruling will be based on representations made to the IRS by United Online that these requirements have been established. In connection with obtaining the ruling, United Online expects to obtain the Tax Opinion, which is expected to include a conclusion that the distribution is being effected for a valid business purpose, that the distribution does not constitute a device for the distribution of earnings and profits, and that the distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). The Tax Opinion will be expressed as of the date of the distribution and will not cover subsequent periods, and the Tax Opinion will rely on the IRS Ruling. As a result, the Tax Opinion is not expected to be issued until after the date of this Information Statement. An opinion of counsel represents counsel's best legal judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions, or undertakings described or made in connection with the IRS Ruling or the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the Tax Opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations, or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

        If, notwithstanding the conclusions that we expect to be included in the IRS Ruling and the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Section 355 of the Code for U.S. federal income tax purposes, then United Online would recognize gain in an amount equal to the excess, if any, of the fair market value of our common stock distributed to United Online stockholders on the distribution date over United Online's tax basis in such shares. In addition, each United Online stockholder that receives shares of our common stock in the distribution could be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder's pro rata share of United Online's current and accumulated earnings and profits, including United Online's taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder's basis in the United Online stock and thereafter treated as capital gain from the sale or exchange of United Online stock.

        Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate level taxable gain to United Online under Section 355(e) of the Code if 50% or more, by vote or value, of our stock or United Online stock is treated as acquired or issued as part of a plan or series of related transactions that includes the distribution. If an acquisition or issuance of our stock or United Online stock triggers the application of Section 355(e) of the Code, United Online would recognize taxable gain as described above, but the distribution would be tax-free to each United Online stockholder.

        A U.S. Holder that receives cash instead of fractional shares of our common stock should be treated as though the U.S. Holder first received a distribution of a fractional share of our common stock, and then sold it for the amount of cash. Such U.S. Holder should recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash received for such fractional share and the U.S. Holder's basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder's holding period for such U.S. Holder's United Online common stock exceeds one year on the date of the distribution.

        U.S. Treasury regulations require certain stockholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within a reasonable period after the distribution, United Online will provide stockholders who receive our common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis, and fair market value of our common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

Market for Our Common Stock

        There is currently no public market for our common stock. A condition to the Separation is the listing of our common stock on NASDAQ. We are in the process of applying to list our common stock on NASDAQ and expect to list under the ticker symbol "FTD."

        Beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be a "when-issued" market for our common stock under the symbol "FTDDV." "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of our common stock that will be distributed to United Online stockholders on the distribution date. If you own shares of United Online common stock as of the record date, you will be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without trading the shares of United Online common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to our common stock will end and "regular-way" trading will begin. "Regular-way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction.

Trading of United Online Common Stock After the Record Date and On or Prior to the Distribution

        Beginning on or shortly before the record date and continuing up to and including the distribution date, United Online expects that its common stock will trade in two markets on NASDAQ: a "regular-way" market and an "ex-distribution" market. Shares of United Online common stock that trade on the "regular-way" market will trade with an entitlement to receive shares of our common stock distributed pursuant to the distribution. Shares that trade on the "ex-distribution" market will trade without an entitlement to receive shares of our common stock distributed pursuant to the distribution. Therefore, if you sell shares of United Online common stock in the "regular-way" market after the close of business on the record date and up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution. If you sell shares of United Online common stock in the "ex-distribution" market after the close of business on the record date and up to and including the distribution date, you will still receive the shares of our common stock that you would be entitled to receive in the distribution pursuant to your ownership of the shares of United Online common stock.

Treatment of Equity-Based Compensation

        The following discussion describes the expected treatment of United Online equity awards in connection with the Separation and is subject to approval of United Online's compensation committee (the "Compensation Committee"). The different types of awards discussed below are described in further detail under "Executive Compensation." The post-separation treatment of awards held by an employee will depend on the type of award and whether the person is an employee of United Online or our company immediately prior to the Separation. For purposes of this discussion, an "FTD Employee" refers to an individual who is employed by us immediately prior to the Separation and a "Remaining Employee" refers to an individual who is employed by United Online immediately prior to the Separation. The treatment described below will become effective as of the distribution date.

Stock Options

        United Online Options that are outstanding on the distribution date and held by any FTD Employee will be converted into FTD Options, without any changes to the original terms of the United Online Options, other than appropriate adjustments to increase the number of shares of our common stock subject to each FTD Option and reduce the exercise price payable per share, so as to preserve the value that existed with respect to the United Online Options immediately prior to the Separation. No changes will be made with respect to United Online Options held by Remaining Employees or former or retired employees, other than similar adjustments with respect to the number of shares of United Online common stock subject to each United Online Option and the exercise price payable per share so as to preserve the value that existed with respect to such United Online Options immediately prior to the Separation.

        United Online Options held by directors of United Online (including Mr. Goldston) on the distribution date will be converted into FTD Options and United Online Options, in each case, with appropriate adjustments as described above so as to preserve the aggregate value of such options.

Restricted Stock Units

        United Online restricted stock units that are held by FTD Employees on the distribution date will be converted via the issuance of a dividend into our restricted stock units covering an increased number of shares of our common stock (such converted restricted stock units, the "FTD RSUs"), so as to preserve the value that existed with respect to each such United Online restricted stock unit immediately prior to the Separation, and other than such adjustments, the original terms of such restricted stock units, including the vesting and issuance schedules, will remain unchanged. United Online restricted stock units held by Remaining Employees on the distribution date will be adjusted to increase the number of shares of United Online common stock subject to each such award so as to preserve the value that existed with respect to such award immediately prior to the Separation and, other than such adjustment, the original terms of the United Online restricted stock unit, including the vesting and issuance schedules, will remain unchanged.

        United Online restricted stock units held by directors of United Online (including Mr. Goldston) on the distribution date will vest as of the distribution date and be settled in FTD shares and United Online shares, in each case, with appropriate adjustments as described above so as to preserve the aggregate value of such restricted stock units.

Continued Vesting

        The service-vesting requirements in effect for each United Online award will remain unchanged in connection with the Separation and will be measured in terms of both service prior to the Separation and continued service with the entity employing the holder immediately after the Separation.

Employee Stock Purchase Plan

        The then-current purchase period under the United Online 2010 Employee Stock Purchase Plan will end as of the Separation and all then-outstanding purchase rights will be automatically exercised in accordance with the provisions of the plan.

Results of the Separation

        After the Separation, we will be an independent, publicly-traded company. Immediately following the distribution, we expect to have approximately            stockholders of record, based on the number of registered stockholders of United Online common stock on            , 2013, and approximately              million shares of our common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of United Online Options and the vesting of United Online restricted stock units at any time prior to the record date. The distribution will not affect the number of outstanding shares of United Online common stock or any rights of holders of United Online common stock.

        We will enter into a Separation and Distribution Agreement and several other agreements with United Online to effect the Separation and to provide a framework for our relationship with United Online after the Separation. We cannot assure you that these agreements are or will be on terms as favorable to us or to United Online as agreements with unaffiliated third parties. For a more detailed description, see "Certain Relationships and Related-Party Transactions—Agreements with United Online."

Conditions to the Separation

        We expect that the Separation will be effective as of 12:01 a.m., New York time, on the distribution date, provided that the following conditions have been satisfied or waived by United Online's Board of Directors, at its sole and absolute discretion:

  •
  United Online's Board of Directors has, in its sole and absolute discretion, declared the distribution;

  •
  the SEC has declared effective our registration statement on Form 10, of which this Information Statement forms a part, with no stop order in effect with respect thereto, and with no proceedings for such purpose pending or threatened by the SEC;

  •
  we have mailed this Information Statement (and such information concerning our company, businesses, operations, and management, the distribution, and such other matters as we and United Online shall determine and as may otherwise be required by law) to the holders of record of United Online common stock;

  •
  all other actions and filings necessary or appropriate under applicable federal or state securities laws and state blue sky laws in connection with the distribution shall have been taken;

  •
  United Online has received the IRS Ruling from the IRS and the IRS Ruling remains in full force and effect and has not been modified or amended in any respect adversely affecting the intended tax-free treatment of the distribution;

  •
  United Online has received the Tax Opinion, dated the distribution date, in form and substance satisfactory to United Online and us, substantially to the effect that, among other things, the distribution will qualify as a tax-free transaction under Section 355 of the Code;

  •
  NASDAQ has approved our common stock for listing, subject to official notice of issuance;

  •
  the ancillary agreements to the Separation and Distribution Agreement have been executed and delivered by each of the parties thereto and no party to any of the ancillary agreements is in material breach of any such agreement;

  •
  any material governmental approvals and consents necessary to consummate the Separation or any portion thereof have been obtained and are in full force and effect;

  •
  no preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute (as interpreted through the orders or rules of any governmental authority duly authorized to effectuate the statute), rule, regulation, or executive order promulgated or enacted by any governmental authority is in effect preventing the consummation of, or materially limiting the benefits of, the Separation; and

  •
  no other event or development has occurred or failed to occur that, in the judgment of United Online's Board of Directors, in its sole discretion, prevents the consummation of the Separation or any portion thereof or makes the consummation of the Separation inadvisable.

        The fulfillment of the foregoing conditions will not create any obligation on the part of United Online to effect the distribution, and United Online's Board of Directors may terminate the Separation and Distribution Agreement and abandon the Separation at any time prior to the distribution if United Online determines, in its sole discretion, that the Separation is not in the best interests of United Online or its stockholders, or that it is not advisable for our company to separate from United Online.

Dividends

        We presently intend to retain future earnings, if any, to reinvest in the growth of our businesses and to make interest payments on or pay down our debt and fund potential acquisitions. As a result, we do not currently expect to pay any cash dividends.

Solvency Opinion

        Prior to the Separation, United Online's Board of Directors expects to obtain an opinion from an independent financial advisory firm that we and United Online each will be solvent at the time of the Separation, including immediately after the distribution and the Separation, will be able to repay our respective debts as they mature following the Separation and will have sufficient capital to carry on our respective businesses, and that the distribution will be made entirely out of surplus in accordance with Section 170 of the DGCL.

Reasons for Furnishing this Information Statement

        This Information Statement is being furnished solely to provide information to United Online stockholders who are entitled to receive shares of our common stock in the distribution. This Information Statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe that the information in this Information Statement is accurate as of the date indicated on the cover page. Changes may occur after that date, and neither United Online nor our company undertakes any obligation to update such information except pursuant to our respective obligations under the securities laws.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2013, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma condensed consolidated financial statements (see "Unaudited Pro Forma Condensed Consolidated Financial Statements"). The pro forma adjustments include:

  •
  the Separation described under "The Separation"; and

  •
  our anticipated post-separation capital structure, including the distribution of approximately              million shares of our common stock to holders of United Online common stock, based upon the number of United Online shares outstanding on            , 2013.

        The pro forma adjustments are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the final terms of the distribution and the agreements that define our relationship with United Online after the distribution. In addition, such adjustments are estimates and may not prove to be accurate. Accordingly, the pro forma information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the Separation and distribution been completed as of June 30, 2013.

        The information in the following table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and accompanying notes included elsewhere in this Information Statement.

	June 30, 2013
	Historical	Pro Forma
	(in thousands)
Cash and cash equivalents	$48,757	$

Capitalization:
Indebtedness:
2011 revolving credit facility	—
Long-term debt, including current portion, net of discounts	233,410

Total indebtedness	233,410

Equity:
Common stock, $0.0001 par value	—
Additional paid-in capital	—
Parent company investment	303,040
Accumulated other comprehensive loss	(29,496)		(	)

Total equity	273,544

Total capitalization	$506,954	$

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables present our selected historical consolidated financial data. The selected historical consolidated financial data as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 was derived from our unaudited condensed consolidated financial statements included elsewhere in this Information Statement. The selected historical consolidated financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 was derived from our audited consolidated financial statements included elsewhere in this Information Statement.

        Our historical consolidated financial statements include allocations of certain expenses from United Online, including expenses related to senior management, legal, human resources, finance, information technology, and centrally managed employee benefit arrangements. We consider the allocations of expenses from United Online to be reasonable. These costs may not be representative of the future costs we will incur as an independent, public company, and do not include certain additional costs we may incur as an independent public company.

        The financial statements included in this Information Statement may not necessarily reflect our financial position, results of operations, and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

        The following selected historical consolidated financial and operating data should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related-Party Transactions," and our consolidated financial statements and related notes included elsewhere in this Information Statement.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Consolidated Statements of Operations Data (in thousands):
Revenues	$354,562	$343,974	$613,514	$587,249	$554,576
Operating income	$29,158	$27,789	$44,189	$41,217	$32,113
Net income	$14,775	$14,116	$21,174	$15,721	$6,607

		December 31,
	June 30, 2013
		2012	2011
Consolidated Balance Sheet Data (in thousands):
Total assets	$641,777	$684,629	$677,459
Long-term debt, net of discounts	$233,410	$233,144	$258,474
Cash dividends paid to parent company	$18,066	$19,299	$15,000

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2013 and unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 were derived from our unaudited condensed consolidated financial statements included elsewhere in this Information Statement. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 was derived from our audited consolidated financial statements included elsewhere in this Information Statement.

        The unaudited pro forma condensed consolidated financial statements reflect adjustments to our historical financial results in connection with the Separation. The unaudited pro forma condensed consolidated statement of operations gives effect to these events as if they occurred on January 1, 2012, the beginning of our last fiscal year. The unaudited pro forma condensed consolidated balance sheet gives effect to these events as if they occurred as of June 30, 2013, our latest balance sheet date. The pro forma adjustments are described in the accompanying notes and include the following:

  •
  the Separation described under "The Separation" and

  •
  our anticipated post-separation capital structure, including the distribution of approximately            million shares of our common stock to holders of United Online common stock, based upon the number of United Online shares outstanding on                    , 2013.

        The pro forma adjustments are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the final terms of the distribution and the agreements that define our relationship with United Online after the distribution. In addition, such adjustments are estimates and may not prove to be accurate. Accordingly, the pro forma information below is not necessarily indicative of what our financial position and results of operations would have been had the Separation and distribution been completed on the dates indicated.

        The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent, or be indicative of, what our financial position or results of operations would have been had the Separation and related transactions occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of our financial position, and you should not rely on the financial information presented below as a representation of our future performance.

        Included in our consolidated statement of operations for the quarter and six months ended June 30, 2013 are non-recurring transaction and separation costs totaling $1.4 million related to the Separation and transition from United Online, which have been incurred by or allocated to us by United Online. We expect to recognize additional transaction and separation costs, which are currently estimated to range from $10 million to $14 million. These costs, which have not been included in the unaudited pro forma condensed consolidated financial statements, are expected to include, among other things, investment banking, legal, accounting, and other advisory fees and other costs to separate and transition from United Online.

        We also expect to experience changes in our ongoing cost structure when we become an independent, publicly-traded company. For example, our historical consolidated financial statements include allocations of certain expenses from United Online, including expenses related to senior management, legal, human resources, finance, information technology, and centrally managed employee benefit arrangements. These costs may not be representative of the future costs we will incur as an independent, publicly-traded company. We also expect to incur certain incremental costs as an independent, publicly-traded company as compared to the costs historically allocated to us by United Online. These incremental costs, which are estimated to range from $2 million to $5 million on an annual pre-tax basis, have not been reflected in our unaudited pro forma condensed consolidated statement of operations. For a description of the allocation of expenses to us by United Online, see Note 5, "Transactions with Related Parties—Transactions with United Online," to our audited consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 included elsewhere in this Information Statement.

        The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Information Statement.

 FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Products	$282,347	$		$
Services	72,215

Total revenues	354,562
Operating expenses:
Cost of revenues—products	215,760
Cost of revenues—services	9,717
Sales and marketing	58,010
General and administrative	29,114
Amortization of intangible assets	12,803
Restructuring and other exit costs	—

Total operating expenses	325,404

Operating income	29,158
Interest income	343
Interest expense	(6,383)
Other income (expense), net	240

Income before income taxes	23,358
Provision for income taxes	8,583		(a)

Net income	$14,775	$		$

Pro forma earnings per common share:
Basic

Diluted

Pro forma weighted-average common shares outstanding:
Basic			(b)

Diluted			(c)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Products	$477,579	$		$
Services	135,935

Total revenues	613,514
Operating expenses:
Cost of revenues—products	366,935
Cost of revenues—services	19,811
Sales and marketing	104,913
General and administrative	52,123
Amortization of intangible assets	25,543
Restructuring and other exit costs	—

Total operating expenses	569,325

Operating income	44,189
Interest income	750
Interest expense	(13,562)
Other income (expense), net	627

Income before income taxes	32,004
Provision for income taxes	10,830		(a)

Net income	$21,174	$		$

Pro forma earnings per common share:
Basic

Diluted

Pro forma weighted-average common shares outstanding:
Basic			(b)

Diluted			(c)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(in thousands)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$48,757	$		$
Accounts receivable, net of allowances	22,123
Inventories, net	6,043
Deferred tax assets, net	5,796
Prepaid expenses	5,410

Total current assets	88,129
Property and equipment, net	29,745
Intangible assets, net	178,071
Goodwill	332,980
Other assets	12,852

Total assets	$641,777	$		$

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$33,822	$		$
Accrued liabilities	13,279
Accrued compensation	7,721
Deferred revenue	6,325
Income taxes payable	8,394
Current portion of long-term debt	—
Intercompany payable to United Online, Inc.	3,867

Total current liabilities	73,408
Long-term debt, net of discounts	233,410
Deferred tax liabilities, net	58,472		(a)
Other liabilities	2,943

Total liabilities	368,233

Equity:
Common stock, $0.0001 par value	—		(d)
Additional paid-in capital	—		(d)
Parent company investment	303,040
Accumulated other comprehensive loss	(29,496)

Total equity	273,544

Total liabilities and equity	$641,777	$		$

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

(b)
The number of FTD shares used to compute basic earnings per share is based on the number of shares of FTD common stock assumed to be outstanding on the distribution date, based on the number of United Online common shares outstanding during the six months ended June 30, 2013 or the year ended December 31, 2012, as applicable, assuming a distribution ratio of one share of FTD common stock for every            shares of United Online common stock outstanding.

(c)
The number of FTD shares used to compute diluted earnings per share is based on the number of basic shares of FTD common stock as described in Note (b) above, plus incremental shares assuming exercise of dilutive outstanding options and restricted stock awards.

(d)
Adjustment reflects the pro forma recapitalization of our equity. As of the distribution date, Parent's net investment in our company will be distributed to Parent's stockholders through the distribution of all common stock of FTD Companies, Inc.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

        This Information Statement and the documents incorporated herein by reference contain certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "projections," "business outlook," "estimate," or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, our strategies; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting pronouncements. Potential factors that could affect the matters about which the forward-looking statements are made include, among others, the factors disclosed in the section entitled "Risk Factors" in this Information Statement and additional factors that accompany the related forward-looking statements in this Information Statement. Readers are cautioned not to place undue reliance on these forward- looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto which appear under "Index to Consolidated Financial Statements." This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on management's expectations, estimates, assumptions and projections about our industry, business and future financial results, based on information available at the time of the statement. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this Information Statement entitled "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements." We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time or otherwise, except as required by law.

Overview

        We are a premier floral and gift products and services company. We provide floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral and gift products primarily in the U.S., Canada, the U.K., and the Republic of Ireland. Our business uses the highly-recognized FTD and Interflora brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

        Our vision is to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support and delight our customers when expressing life's most important sentiments.

        We are seeking to expand our business by, among other things, marketing to our current and potential consumer and floral network customers. Our marketing efforts are primarily focused on generating orders from new and existing customers; marketing our services to our floral network members; attracting new members to our floral networks; and marketing our services to alternative channels such as supermarkets and mass merchants. We also engage in a variety of activities to build and enhance the FTD, Interflora and associated brands. As part of our business strategy, we intend to expand the breadth of our brand through organic growth and, where appropriate, through the acquisition of complementary businesses.

Industry Background

        Floral mass marketers, such as our company, generate floral orders from consumers via the Internet and telephone. The floral mass marketers' share of retail floral purchases has expanded due to shifting consumer preferences towards purchasing floral products online and the emergence of prominent brands with national or international exposure.

        Providers of floral network services typically offer a broad range of services that are designed to promote revenue growth and facilitate the efficient operation of a retail florist's business, including the ability to send, receive and deliver floral orders. The total number of retail florists has declined over the past decade, primarily due to floral products becoming increasingly available for purchase on the Internet and in other retail channels, as well as recent economic challenges, among other factors. Supermarkets, mass merchants, and other retailers have established or increased their presence in the floral products retail market by adding a variety of floral and related products to their merchandise assortments. The emergence of supermarkets and mass merchants as increasingly important distribution channels within the floral products retail market has led many traditional retail florists to expand their merchandise offerings to include giftware, outdoor nursery stock, and seasonal decorations, among other items.

        The following sets forth some of the key market trends:

  •
  The increasing role of floral mass marketers, particularly those marketing floral products over the Internet and servicing a national or international consumer base, has resulted in a growing percentage of floral orders being placed through floral mass marketers versus traditional retail florists;

  •
  Consumer purchases of "cash and carry" flowers for every-day occasions have continued to shift away from traditional retail florists and increasingly occur at supermarket and mass merchant retail locations;

  •
  Traditional retail florists have become increasingly dependent on floral network services to provide incoming order volume to offset business lost to the Internet, supermarket and mass merchant channels; and

  •
  Traditional retail florists and floral mass marketers have expanded their product offerings to include a larger selection of gift items.

Planned Separation

        On August 1, 2012, United Online announced that its Board of Directors had approved a preliminary plan to separate United Online into two independent, publicly-traded companies: FTD and United Online, which will continue to include the businesses of United Online's Content & Media and

Communications segments. The Separation is expected to take the form of a tax-free pro rata distribution to stockholders of United Online and is subject to a number of conditions, including final approval of transaction specifics by United Online's Board of Directors, receipt of a favorable private letter ruling from the IRS and an opinion of counsel, the filing and effectiveness of a registration statement with the SEC, and other related matters. United Online anticipates that the IRS Ruling will confirm that the distribution of shares of FTD common stock will not result in the recognition, for U.S. federal income tax purposes, of income, gain, or loss by United Online, Inc. or its stockholders. The Separation will not require stockholder approval. While United Online expects that the Separation will be completed by the end of the third quarter of 2013, there can be no assurance that it will be completed on the anticipated schedule or that its terms will not change. In connection with the Separation, we will incur certain transaction-related costs. These costs relate primarily to investment bankers, legal, accounting, tax, and other professional costs. In addition, we will incur certain ongoing public company costs, including board of directors fees, corporate overhead costs, legal, accounting, insurance, and investor relations, as a stand-alone public company.

Key Business Metrics

        We review a number of key business metrics to help us monitor our performance and trends affecting our businesses, and to develop forecasts and budgets. These key measures include the following:

        Consumer Orders.    We monitor the number of consumer orders for floral, gift and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk website and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included. The number of consumer orders received may fluctuate significantly from quarter to quarter due to seasonality resulting from the timing of key holidays; general economic conditions; fluctuations in marketing expenditures on initiatives designed to attract new and retain existing customers; changes in pricing for our floral, plant, and gift products or competitive offerings; new or terminated partnerships; and changing consumer preferences, among other factors.

        Average Order Value.    We monitor the average value for consumer orders delivered in a given period, which we refer to as the average order value. Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. For orders placed outside the U.S. (principally in the U.K. and the Republic of Ireland), this average U.S. Dollar amount is determined after translating the local currency amounts received into U.S. Dollars. Average order value includes merchandise revenues and shipping and service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members). Average order values may fluctuate from period to period based on the average foreign currency exchange rates; product mix; changes in merchandise pricing, shipping and service fees; levels of refunds issued; and discounts, among other factors.

        The table below sets forth, for the periods presented, as applicable, our consolidated revenues, consumer orders, average order value, and average currency exchange rates.

	Quarter Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
Revenues (in thousands)	$164,279	$167,527	$354,562	$343,974	$613,514	$587,249	$554,576
Consumer orders (in thousands)	1,921	1,997	4,125	3,994	7,020	6,628	6,361
Average order value	$61.27	$60.75	$61.14	$61.83	$61.26	$62.15	$59.72
Average currency exchange rate: GBP to USD	1.54	1.58	1.54	1.58	1.59	1.61	1.54

Critical Accounting Policies, Estimates and Assumptions

General

        Our discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates and assumptions. Management believes that the following accounting policies, estimates, and assumptions made by management thereunder are the most critical to aid in fully understanding and evaluating our reported financial results. These estimates and assumptions require management's most difficult, subjective or complex judgment and may be based on matters the effects of which are inherently uncertain.

Revenue Recognition

        We apply the provisions of Accounting Standards Codification ("ASC") 605, Revenue Recognition, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant company obligations remain, and collectibility is reasonably assured. Revenues exclude sales taxes.

        Products revenues, less discounts and refunds, and the related cost of revenues are recognized when products are delivered to the customers. Shipping and service fees charged to customers are recognized at the time the related products revenues are recognized and are included in products revenues. Shipping and delivery costs are included in cost of revenues. Our consumer business generally recognizes revenues on a gross basis because we bear the risks and rewards associated with the revenue-generating activities by (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order by the floral network members and third-party suppliers; (4) taking the risk of loss for collection, delivery and returns; and (5) marketing the products and services.

        We also sell point-of-sale systems and related technology services to our floral network members and recognize revenue in accordance with ASC 605 and ASC 985, Software. We recognize revenue on hardware which is sold without software at the time of delivery. For hardware sales that include software, revenue is recognized when delivery, installation, and customer acceptance have all occurred.

        Services revenues related to orders sent through the floral network are variable based on either the number of orders or on the value of orders and are recognized in the period in which the orders are delivered. Membership and other subscription-based fees are recognized monthly as earned, on a month-to-month basis.

        Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collectibility is not reasonably assured, revenues are not recognized until collectibility becomes reasonably assured, which is generally upon receipt of cash.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. Indefinite-lived intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. We account for goodwill and indefinite-lived intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and indefinite-lived intangible assets. ASC 350 prohibits the amortization of goodwill and indefinite-lived intangible assets and requires us to test goodwill, at the reporting unit level, and indefinite-lived intangible assets for impairment at least annually.

        We test the goodwill of our reporting units and indefinite-lived intangible assets for impairment annually during the fourth quarter of our fiscal year and whenever events occur or circumstances change that would more likely than not indicate that the goodwill and/or indefinite-lived intangible assets might be impaired. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of our use of the acquired assets or the strategy for the acquired business or our overall business, significant and sustained decline in market capitalization, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

        The determination of whether or not goodwill and/or indefinite-lived intangible assets are impaired involves a significant level of judgment in the assumptions underlying the approaches used to determine the estimated fair values of our reporting units. The determination of the fair values of our reporting units generally includes a study of market comparables, including the selection of appropriate valuation multiples and discounted cash flow models based on our internal forecasts and projections. The estimated fair value of each of our reporting units is determined using a combination of the income approach and the market approach.

Goodwill

        We operate in one operating and reportable segment, in accordance with ASC 280, Segment Reporting, and we have identified two reporting units—the FTD reporting unit (the domestic business) and the Interflora reporting unit—for purposes of evaluating goodwill. These reporting units each constitute a business or group of businesses for which discrete financial information is available and is regularly reviewed by management. The goodwill related to our acquired businesses is specific to each reporting unit and the goodwill amounts are assigned as such.

        Testing goodwill for impairment involves a two-step quantitative process. However, prior to performing the two-step quantitative goodwill impairment test, we have the option to first assess qualitative factors to determine whether or not it is necessary to perform the two-step quantitative goodwill impairment test for selected reporting units. If we choose that option, we are not required to perform the two-step quantitative goodwill impairment test unless we have determined, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the two-step quantitative impairment test is required or chosen, the first step of the impairment test involves comparing the estimated fair value of a reporting unit with its respective carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, including goodwill, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the estimated fair value of a reporting unit is less than its carrying amount, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

Goodwill Impairment Assessment

        During the quarter ended June 30, 2012, due to the sustained decline in United Online's market capitalization, we performed an interim quantitative goodwill impairment assessment for our reporting units. Step one of the goodwill impairment test resulted in our determination that the fair value of each of the reporting units exceeded its respective carrying amount, including goodwill. Accordingly, step two was not required.

        We performed the annual goodwill impairment assessment for our reporting units during the fourth quarter of 2012. We did not perform a qualitative assessment to determine whether it was more likely than not that goodwill was impaired. Step one of the quantitative goodwill impairment test resulted in the determination that the fair values of the FTD reporting unit and the Interflora reporting unit exceeded their carrying amounts, including goodwill. Accordingly, step two was not required.

        The determination of whether or not goodwill is impaired involves a significant level of judgment in the assumptions underlying the approaches used to determine the estimated fair value of our reporting units. We believe our analysis included sufficient tolerance for sensitivity in key assumptions. The determination of the fair value of our reporting units included a study of market comparables, including the selection of appropriate valuation multiples and discounted cash flow models based on our internal forecasts and projections. We believe the assumptions and rates used in our impairment assessment are reasonable, but they are judgmental, and variations in any assumptions could result in materially different calculations of fair value and, if applicable, the impairment amount.

        The key assumptions used in the discounted cash flow valuation model for the goodwill impairment test include discount rates, growth rates, cash flow projections, and terminal growth rates. The discount rate utilized is indicative of the return an investor would expect to receive for investing in a similar business. Discount rates are determined by using the Capital Asset Pricing Model ("CAPM") to develop our weighted average cost of capital ("WACC"). The CAPM considers market and industry data, as well as company-specific risk factors for each reporting unit in determining the appropriate WACC to be used. Management, while considering industry and company-specific historical and projected data, develops growth rates and cash flow projections for each reporting unit. The terminal value is determined by following a common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and terminal growth rates. In determining the terminal growth rates, we consider GDP growth, consumer price inflation and the long-term growth prospects of each reporting unit.

        The fair value of the Interflora reporting unit exceeded its carrying amount by approximately 6%. The amount of goodwill assigned to the Interflora reporting unit at October 1, 2012 was $95.8 million. The inputs for the fair value calculation of the reporting unit included a 4.0% growth rate to calculate the terminal value and a discount rate of 12.3%. In addition, we assumed revenue growth and applied margin and other cost assumptions consistent with the reporting unit's historical trends. Factors that have the potential to create variances in the estimated fair value of the Interflora reporting unit include, but are not limited to, fluctuations in (1) forecasted order volumes and average order values, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics, and changes in consumer preferences; (2) marketing costs to generate orders; (3) product costs; and (4) equity valuations of peer companies. An increase of 100 basis points in the discount rate for the Interflora reporting unit would have resulted in a decrease in the income approach valuation of the reporting unit of $11.5 million. A decrease of 100 basis points in the terminal growth rate would have resulted in a decrease in the income approach valuation of the Interflora reporting unit of $9.1 million. Given the weighting of 75% to the income approach for the Interflora reporting unit, a 100 basis point increase in the discount rate would have caused the Interflora reporting unit to fail the first step of the goodwill impairment test. In addition, a 100 basis point decrease in the terminal growth rate would have caused the Interflora reporting unit to fail the first step of the goodwill impairment test.

        The fair value of the FTD reporting unit exceeded its carrying amount by approximately 10%. The amount of goodwill assigned to the FTD reporting unit at October 1, 2012 was $242.9 million. The inputs for the fair value calculation of the reporting unit at October 1, 2012 included a 2.0% growth rate to calculate terminal value and a discount rate of 12.0%. In addition, we assumed revenue growth and applied margin and other cost assumptions consistent with the reporting unit's historical trends. Factors that have the potential to create variances in the estimated fair value of the FTD reporting unit include, but are not limited to, fluctuations in (1) forecasted order volumes and average order values, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics, and changes in consumer preferences; (2) marketing costs to generate orders; (3) product costs; and (4) equity valuations of peer companies. An increase of 100 basis points in the discount rate for the FTD reporting unit would have resulted in a decrease in the income approach valuation of the reporting unit of $35.1 million. A decrease of 100 basis points in the terminal growth rate would have resulted in a decrease in the income approach valuation of the FTD reporting unit of $24.5 million. Given the weighting of 75% to the income approach for the FTD reporting unit, a 100 basis point increase in the discount rate would have caused the FTD reporting unit to fail the first step of the goodwill impairment test. However, a 100 basis point decrease in the terminal growth rate would not have caused the FTD reporting unit to fail the first step of the goodwill impairment test.

Indefinite-Lived Intangible Assets

        We test indefinite-lived intangible assets for impairment on an annual basis, or more frequently, if events occur or circumstances change that indicate they may be impaired. Testing indefinite-lived intangible assets, other than goodwill, for impairment involves a one-step quantitative process under ASC 350. However, prior to performing the one-step quantitative impairment test, we have the option to first assess qualitative factors to determine whether or not it is necessary to perform the one-step quantitative impairment test. If we choose that option, we are not required to perform the one-step quantitative impairment test unless we have determined, based on the qualitative assessment, that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If the one-step quantitative impairment test is required or chosen, the fair values of indefinite-lived intangible assets are compared to their respective carrying amounts and, if the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to the excess.

        The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires us to make estimates that may significantly impact the outcome of the analyses. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. We did not record any impairment charges related to our indefinite-lived intangible assets in the year ended December 31, 2012.

Finite-Lived Intangible Assets and Other Long-Lived Assets

        We account for finite-lived intangible assets and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. We evaluate the recoverability of identifiable intangible assets and other long-lived assets, other than indefinite-lived intangible assets, for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in our operating model or strategy, and competitive forces. In determining if an impairment exists, we estimate the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets' carrying amounts and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amounts of the assets exceed the respective fair values of the assets. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from two to ten years. Our identifiable intangible assets were acquired primarily in connection with business combinations.

        The process of evaluating the potential impairment of long-lived intangible assets is subjective and requires significant judgment on matters such as, but not limited to, the asset group to be tested for recoverability. We are also required to make estimates that may significantly impact the outcome of the analyses. Such estimates include, but are not limited to, future operating performance and cash flows, cost of capital, terminal values, and remaining economic lives of assets.

Income Taxes

        We are included in the consolidated federal income tax return of United Online, as well as certain state tax returns where United Online files on a combined basis. We apply the provisions of ASC 740, Income Taxes, and compute the provision for income taxes on a separate return basis. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, we recognize, in our consolidated financial statements, the impact of our tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. We recognize interest and penalties for uncertain tax positions in income tax expense.

Legal Contingencies

        We are currently involved in certain legal proceedings and investigations. We record liabilities related to pending matters when an unfavorable outcome is deemed probable and management can reasonably estimate the amount or range of loss. As additional information becomes available, we continually assess the potential liability related to such pending matters.

Financial Statement Presentation

Revenues

Products Revenues

        Products revenues are derived primarily from selling floral, gift and related products to consumers. Products revenues also include revenues generated from sales of branded and non-branded hard goods, software and hardware systems, cut flowers, packaging and promotional products, and a wide variety of other floral-related supplies to floral network members.

Services Revenues

        Services revenues related to orders sent through the floral network are variable based on either the number of orders or on the value of orders and are recognized in the period in which the orders are delivered. Membership and other subscription-based fees are recognized monthly as earned, on a month-to-month basis.

Cost of Revenues

        Cost of revenues primarily includes product costs; shipping and delivery costs; costs associated with taking orders; printing and postage costs; systems installation, training and support costs; telecommunications and data center costs; depreciation of network computers and equipment; license fees; costs related to customer billing and billing support for floral network members; fees associated with the storage and processing of customer credit cards and associated bank fees; domain name registration fees; and personnel and overhead-related costs associated with operating our networks.

Sales and Marketing

        Sales and marketing expenses include expenses associated with promoting our brands, products and services. Expenses associated with promoting our brands, products and services include advertising and promotion expenses; fees paid to online and other corporate partners and to floral network members related to order volume sent through our floral network; and personnel and overhead-related expenses for marketing, merchandising, customer service, and sales personnel. We have expended significant amounts on sales and marketing, including branding and customer acquisition campaigns consisting of television, Internet, public relations, sponsorships, print, and outdoor advertising, and on retail and other performance-based distribution relationships. Marketing and advertising costs to promote our brands, products and services are expensed in the period incurred. Advertising and promotion expenses include media, agency, and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs.

General and Administrative

        General and administrative expenses consist of personnel-related expenses for executive, finance, legal, human resources, technology, facilities, and internal audit. In addition, general and administrative expenses include, among other costs, maintenance of existing software, technology, and websites; development of new or improved software technology; professional fees for legal, accounting, and financial services; insurance; occupancy and other overhead-related costs; non-income taxes; gains and losses on the sale of assets; bad debt expense; and reserves or expenses incurred related to litigation, investigations, or similar matters. These include direct expenses incurred by FTD, as well as general corporate costs which have been allocated to FTD by United Online. General and administrative expenses also include expenses resulting from actual or potential transactions such as acquisitions, spin offs, financing transactions, and other strategic transactions.

Amortization of Intangible Assets

        Amortization of intangible assets includes amortization of certain acquired trademarks and trade names; acquired software and technology; acquired customers; and other acquired identifiable intangible assets. In accordance with the provisions set forth in ASC 350, goodwill and indefinite-lived intangible assets are not being amortized but are tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would indicate the fair value may be below the carrying amount.

Restructuring and Other Exit Costs

        Restructuring and other exit costs consist of costs associated with the realignment and reorganization of our operations and other employee termination events. Restructuring and other exit costs include employee termination costs, facility closure and relocation costs, and contract termination costs. The timing of associated cash payments is dependent upon the type of exit cost and can extend over a 12-month period. We record restructuring and other exit cost liabilities in accrued liabilities in the consolidated balance sheets.

Interest Income

        Interest income consists primarily of earnings on our cash and cash equivalents and interest on long-term receivables, including those from our technology system sales.

Interest Expense

        Interest expense consists of interest expense on our credit facilities, including accretion of discounts and amortization of debt issue costs, loss on extinguishment of debt, and our interest rate caps.

Other Income (Expense), Net

        Other income (expense), net, consists of gains and losses on foreign currency exchange rate transactions; realized and unrealized gains and losses on certain forward foreign currency exchange contracts; equity earnings on investments in subsidiaries; and other non-operating income and expenses.

Results of Operations

Quarter and Six Months Ended June 30, 2013 compared to
Quarter and Six Months Ended June 30, 2012

        The following table sets forth, for the periods presented, selected historical consolidated statements of operations. The information contained in the table below should be read in conjunction with Critical Accounting Policies, Estimates and Assumptions, Liquidity and Capital Resources, Contractual Obligations, Other Commitments, and Quantitative and Qualitative Disclosures About Market Risk included in "Management's Discussion and Analysis of Financial Condition and Results of Operations,"

as well as the consolidated financial statements and notes thereto included elsewhere in this Information Statement.

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Revenues	$164,279	$167,527	$354,562	$343,974
Operating expenses:
Cost of revenues	103,227	106,387	225,477	219,642
Sales and marketing	27,723	28,668	58,010	57,407
General and administrative	14,999	12,936	29,114	26,475
Amortization of intangible assets	6,396	6,383	12,803	12,661
Restructuring and other exit costs	—	—	—	—

Total operating expenses	152,345	154,374	325,404	316,185

Operating income	11,934	13,153	29,158	27,789
Interest income	174	176	343	382
Interest expense	(3,191)	(3,582)	(6,383)	(7,041)
Other income, net	82	22	240	343

Income before income taxes	8,999	9,769	23,358	21,473
Provision for income taxes	3,530	3,507	8,583	7,357

Net income	$5,469	$6,262	$14,775	14,116

Revenues

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages and average order value)
Products	$129,145	$131,996	$(2,851)	(2)%	$282,347	$273,398	$8,949	3%
Services	35,134	35,531	(397)	(1)%	72,215	70,576	1,639	2%

Total revenues	$164,279	$167,527	$(3,248)	(2)%	$354,562	$343,974	$10,588	3%

Consumer orders	1,921	1,997	(76)	(4)%	4,125	3,994	131	3%
Average order value	$61.27	$60.75	$0.52	1%	$61.14	$61.83	$(0.69)	(1)%

        The $3.2 million decrease in total revenues for the quarter was primarily due to a decrease in revenues generated by our consumer business. The overall decrease in revenues generated by our consumer business was partially offset by a $0.6 million increase in revenues generated by the Flying Flowers, Flowers Direct and Drake Algar businesses, which were acquired on April 30, 2012. The $2.9 million decrease in products revenues for the quarter was driven by a 4% decrease in consumer order volume primarily due to the timing of the Easter holiday, which occurred in the first quarter of 2013 but occurred in the second quarter of 2012. Also contributing to the decrease was a modest decline in order volume for the U.S. Mother's Day holiday period. The decrease in order volume was partially offset by a 1% increase in average order value primarily due to higher merchandise values in both the U.S. and the U.K. The $0.4 million decrease in services revenues for the quarter was primarily related to a decrease in membership and subscription-based revenues. Unfavorable foreign currency exchange rates had a $0.9 million negative impact on total revenues for the quarter due to a weaker British Pound versus the U.S. Dollar.

        The $10.6 million increase in total revenues for the six months ended June 30, 2013 was primarily due to an increase in revenues generated by our consumer business, including a $3.7 million increase in revenues generated by the Flying Flowers, Flowers Direct and Drake Algar businesses. The $8.9 million increase in products revenues for the six months ended June 30, 2013 was driven by a 3% increase in consumer order volume, substantially all of which was due to the contribution of orders from the Flying Flowers and Flowers Direct businesses. Partially offsetting this increase in order volume was a 1% decrease in average order value primarily due to consumer orders generated by the Flying Flowers and Flowers Direct businesses, which have lower average order values compared to the rest of our consumer business. Excluding the Flying Flowers and Flowers Direct businesses and the unfavorable impact of foreign currency exchange rates, average order value increased by 1%. Also contributing to the increase in products revenues was $2.2 million of additional container sales to our members. The $1.6 million increase in services revenues was primarily related to an increase in order-related revenues driven by an increase in order volume in our floral network business. Unfavorable foreign currency exchange rates had a $2.3 million negative impact on total revenues for the six months ended June 30, 2013 due to a weaker British Pound versus the U.S. Dollar.

Cost of Revenues

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Products	$98,484	$101,372	$(2,888)	(3)%	$215,760	$209,532	$6,228	3%
Services	4,743	5,015	(272)	(5)%	9,717	10,110	(393)	(4)%

Total cost of revenues	$103,227	$106,387	$(3,160)	(3)%	$225,477	$219,642	$5,835	3%

Cost of products revenues as a percentage of products revenues	76.3%	76.8%			76.4%	76.6%
Cost of services revenues as a percentage of services revenues	13.5%	14.1%			13.5%	14.3%
Total cost of revenues as a percentage of total revenues	62.8%	63.5%			63.6%	63.9%

        The $3.2 million decrease in cost of revenues for the quarter was primarily due to the decrease in products revenues, which was driven by a decrease in consumer order volume. Favorable foreign currency exchange rates had a $0.6 million impact on cost of revenues for the quarter.

        The $5.8 million increase in cost of revenues for the six months ended June 30, 2013 was primarily due to the increase in products revenues. Favorable foreign currency exchange rates had a $1.6 million impact on cost of revenues for the six months ended June 30, 2013. Cost of revenues as a percentage of revenues was relatively flat for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012.

Sales and Marketing

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Sales and marketing	$27,723	$28,668	$(945)	(3)%	$58,010	$57,407	$603	1%
Sales and marketing expenses as a percentage of revenues	16.9%	17.1%			16.4%	16.7%

        The $0.9 million decrease in sales and marketing expenses for the quarter was related to an $0.8 million decrease in variable costs associated with a decrease in consumer order volume and an $0.8 million decrease in higher cost marketing programs, partially offset by a $0.5 million increase in marketing costs related to the Flying Flowers, Flowers Direct and Drake Algar businesses.

        The $0.6 million increase in sales and marketing expenses for the six months ended June 30, 2013 was primarily related to a $1.5 million increase in marketing costs related to the Flying Flowers, Flowers Direct and Drake Algar businesses, a $0.9 million increase in marketing expenditures related to an increase in floral network order volume and a $0.3 million increase in variable costs associated with an increase in consumer order volume. These increases were partially offset by a $2.0 million decrease in higher cost marketing programs. Favorable foreign currency exchange rates had an impact of $0.3 million on sales and marketing expenses for the six months ended June 30, 2013.

General and Administrative

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
General and administrative	$14,999	$12,936	$2,063	16%	$29,114	$26,475	$2,639	10%
General and administrative expenses a percentage of revenues	9.1%	7.7%			8.2%	7.7%

        The $2.1 million increase in general and administrative expenses for the quarter was primarily due to a $1.6 million increase in legal fees and dispute settlement costs, $1.4 million in costs recorded in the quarter ended June 30, 2013 associated with the Separation, and a $1.0 million increase in personnel-related costs. These increases were partially offset by an interim award of $1.7 million as reimbursement of legal fees in the Marks and Spencer litigation.

        The $2.6 million increase in general and administrative expenses for the six months ended June 30, 2013 was primarily due to a $2.2 million increase in legal fees and dispute settlement costs, $1.4 million in costs recorded in the six months ended June 30, 2013 associated with the Separation, compared to $0.5 million of transaction-related costs recorded in the six months ended June 30, 2012 associated with the acquisition of the Gifts Division of Flying Brands Limited, and a $1.3 million increase in personnel-related costs. These increases were partially offset by an interim award of $1.7 million as reimbursement of legal fees in the Marks and Spencer litigation.

Amortization of Intangible Assets

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Amortization of intangible assets	$6,396	$6,383	$13	—%	$12,803	$12,661	$142	1%

        Amortization of intangible assets for the quarter and six months ended June 30, 2013, remained relatively flat compared to the quarter and six months ended June 30, 2012.

Interest Income

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Interest income	$174	$176	$(2)	(1)%	$343	$382	$(39)	(10)%

        Interest income remained relatively flat for the quarter and six months ended June 30, 2013, compared to the quarter and six months ended June 30, 2012.

Interest Expense

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Interest expense	$3,191	$3,582	$(391)	(11)%	$6,383	$7,041	$(658)	(9)%

        The decrease in interest expense for the quarter and six months ended June 30, 2013, compared to the quarter and six months ended June 30, 2012, was primarily due to lower amounts outstanding under the 2011 Credit Agreement as a result of principal repayments.

Other Income, Net

	Quarter Ended June 30,		Change		Six Months Ended June 30,		Change
	2013	2012	$	%	2013	2012	$	%
	(in thousands, except percentages)
Other income, net	$82	$22	$60	273%	$240	$343	$(103)	(30)%

        The increase in other income, net, for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012, was primarily due to an increase in gains associated with foreign currency exchange transactions.

        The decrease in other income, net, for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, was primarily due to an increase in losses associated with foreign currency exchange transactions.

Provision for Income Taxes

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except percentages)
Provision for income taxes	$3,530	$3,507	$8,583	$7,357
Effective income tax rate	39.2%	35.9%	36.7%	34.3%

        For each of the quarters ended June 30, 2013 and 2012, we recorded a tax provision of $3.5 million on pretax income of $9.0 million and $9.8 million, respectively. The increase in our effective income tax rate for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012, was primarily due to the treatment of costs related to the Separation as a permanent difference in the quarter ended June 30, 2013 as well as a higher proportion of pre-tax income in the U.S., for which the tax rate is higher than the tax rate on foreign earnings as the statutory rate in the U.K. is lower than that in the U.S.

        For the six months ended June 30, 2013 and 2012, we recorded a tax provision of $8.6 million and $7.4 million, respectively, on pretax income of $23.4 million and $21.5 million, respectively. The increase in our effective income tax rate for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, was primarily due to the treatment of costs related to the Separation as a permanent difference in the six months ended June 30, 2013 as well as a higher proportion of pre-tax income in the U.S., for which the tax rate is higher than the tax rate on foreign earnings as the statutory rate in the U.K. is lower than that in the U.S.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

        The following table sets forth, for the periods presented, selected historical consolidated statements of operations. The information contained in the table below should be read in conjunction with Critical Accounting Policies, Estimates and Assumptions, Liquidity and Capital Resources, Contractual Obligations, Other Commitments, and Quantitative and Qualitative Disclosures About Market Risk included in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the consolidated financial statements and notes thereto included elsewhere in this Information Statement.

	Year Ended December 31,
	2012	2011
	(in thousands)
Revenues	$613,514	$587,249
Operating expenses:
Cost of revenues	386,746	371,717
Sales and marketing	104,913	97,605
General and administrative	52,123	50,646
Amortization of intangible assets	25,543	25,188
Restructuring and other exit costs	—	876

Total operating expenses	569,325	546,032

Operating income	44,189	41,217
Interest income	750	1,253
Interest expense	(13,562)	(22,897)
Other income, net	627	1,740

Income before income taxes	32,004	21,313
Provision for income taxes	10,830	5,592

Net income	$21,174	$15,721

Revenues

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages and average order value)
Products	$477,579	$454,206	$23,373	5%
Services	135,935	133,043	2,892	2%

Total revenues	$613,514	$587,249	$26,265	4%

Consumer orders	7,020	6,628	392	6%
Average order value	$61.26	$62.15	$(0.89)	(1)%

        Excluding the unfavorable impact of foreign currency exchange rates of $1.6 million due to a weaker British Pound versus the U.S. Dollar, revenues increased by $27.9 million, or 5%. The Flying Flowers, Flowers Direct and Drake Algar businesses contributed an incremental $6.6 million to revenues during the year ended December 31, 2012 and the existing consumer and florist businesses contributed the remaining $21.3 million of growth, primarily in products revenue.

        Products revenues increased 5%, driven by a 6% increase in consumer order volume due to the additional volume from the Flying Flowers and Flowers Direct businesses. Partially offsetting this increase was a decrease in average order value primarily due to the incremental consumer order volume generated by the Flying Flowers and Flowers Direct businesses, which have lower average order values than the existing consumer business. Excluding order volume from the Flying Flowers and Flowers Direct businesses, consumer order volume grew 3%. Excluding the impact of Flying Flowers and Flowers Direct and the unfavorable impact of foreign currency exchange rates, average order value increased 1%.

        The increase in services revenues was primarily related to an increase in order-related revenues in our floral network.

Cost of Revenues

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Products	$366,935	$351,898	$15,037	4%
Services	19,811	19,819	(8)	—%

Total cost of revenues	$386,746	$371,717	$15,029	4%

Cost of products revenues as a percentage of products revenues	76.8%	77.5%
Cost of services revenues as a percentage of services revenues	14.6%	14.9%
Total cost of revenues as a percentage of total revenues	63.0%	63.3%

        Excluding the favorable impact of foreign currency exchange rates of $1.1 million, cost of revenues increased by $16.1 million, or 4%, primarily due to an increase in cost of products revenues related to an increase in consumer order volume. Cost of revenues as a percentage of revenues was relatively flat in both periods.

Sales and Marketing

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Sales and marketing	$104,913	$97,605	$7,308	7%
Sales and marketing expenses as a percentage of revenues	17.1%	16.6%

        The increase in sales and marketing expenses was primarily due to a $4.7 million increase in marketing costs in the consumer business and a $1.8 million increase in marketing expenditures related to an increase in floral network order volume. Marketing costs in the consumer business increased $1.8 million due to an increase in variable costs associated with an increase in consumer order volume,

$1.0 million due to an increase in higher cost marketing programs, and $1.9 million as a result of the addition of marketing expenditures of the Flying Flowers, Flowers Direct and Drake Algar businesses.

General and Administrative

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
General and administrative	$52,123	$50,646	$1,477	3%
General and administrative expenses as a percentage of revenues	8.5%	8.6%

        The increase in general and administrative expenses was primarily due to a $0.9 million increase in legal costs primarily related to the Marks and Spencer plc proceeding, a $0.5 million increase in depreciation, and $0.5 million of transaction-related costs incurred in connection with the acquisition of the Gifts Division of Flying Brands Limited, partially offset by a decrease in stock-based compensation of $0.4 million primarily due to a decline in United Online's stock price in recent years.

Amortization of Intangible Assets

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Amortization of intangible assets	$25,543	$25,188	$355	1%

        The increase in amortization of intangible assets was due to the addition of amortizable intangible assets related to the acquisition of the Gifts Division of Flying Brands Limited in the second quarter of 2012.

Restructuring and Other Exit Costs

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Restructuring and other exit costs	$—	$876	$(876)	(100)%

        Restructuring and other exit costs for the year ended December 31, 2011 consisted of employee termination costs related to reductions in headcount.

Interest Income

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Interest income	$750	$1,253	$(503)	(40)%

        The decrease in interest income was primarily due to a decrease in interest income on long-term receivables from our technology system sales.

Interest Expense

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Interest expense	$13,562	$22,897	$(9,335)	(41)%

        The decrease in interest expense was primarily due to a $6.1 million loss on extinguishment of debt, which was recorded in the year ended December 31, 2011 and, to a lesser extent, lower interest rates, as a result of the June 2011 refinancing of our credit facility and lower amounts outstanding under the 2011 Credit Agreement as a result of repayments.

Other Income, Net

	Year Ended December 31,		Change
	2012	2011	$	%
	(in thousands, except percentages)
Other income, net	$627	$1,740	$(1,113)	(64)%

        The decrease in other income, net, was primarily due to a non-income tax refund during the year ended December 31, 2011.

Provision for Income Taxes

	Year Ended December 31,
	2012	2011
	(in thousands, except percentages)
Provision for income taxes	$10,830	$5,592
Effective income tax rate	33.8%	26.2%

        The increase in the effective income tax rate was primarily due to a higher proportion of pre-tax income in the U.S., for which the tax rate is higher than the tax rate on foreign earnings and a reduction in state income taxes in the U.S. in the year ended December 31, 2011.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

        The following table sets forth, for the periods presented, selected historical consolidated statements of operations. The information contained in the table below should be read in conjunction with Critical Accounting Policies, Estimates and Assumptions, Liquidity and Capital Resources, Contractual Obligations, Other Commitments, and Quantitative and Qualitative Disclosures About Market Risk included in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the consolidated financial statements and notes thereto included elsewhere in this Information Statement.

	Year Ended December 31,
	2011	2010
	(in thousands)
Revenues	$587,249	$554,576
Operating expenses:
Cost of revenues	371,717	347,565
Sales and marketing	97,605	94,230
General and administrative	50,646	53,086
Amortization of intangible assets	25,188	26,008
Restructuring and other exit costs	876	1,574

Total operating expenses	546,032	522,463

Operating income	41,217	32,113
Interest income	1,253	1,426
Interest expense	(22,897)	(23,962)
Other income, net	1,740	426

Income before income taxes	21,313	10,003
Provision for income taxes	5,592	3,396

Net income	$15,721	$6,607

Revenues

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages and average order value)
Products	$454,206	$420,470	$33,736	8%
Services	133,043	134,106	(1,063)	(1)%

Total revenues	$587,249	$554,576	$32,673	6%

Consumer orders	6,628	6,361	267	4%
Average order value	$62.15	$59.72	$2.43	4%

        Excluding the favorable impact of foreign currency exchange rates of $5.6 million due to a stronger British Pound versus the U.S. Dollar, revenues increased by $27.1 million, or 5%, compared to the prior-year period. The increase in products revenues was primarily due to a 4% increase in average order value (a 3% increase excluding the impact of foreign currency exchange rates) for the year ended December 31, 2011, compared to the year ended December 31, 2010 and a 4% increase in consumer order volume. The increase in average order value was driven primarily by increased merchandise values, partially offset by higher discounts, primarily related to group-buying initiatives. The decrease in services revenues was primarily related to a decrease in membership and subscription-based services revenues.

Cost of Revenues

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Products	$351,898	$327,691	$24,207	7%
Services	19,819	19,874	(55)	—%

Total cost of revenues	$371,717	$347,565	$24,152	7%

Cost of products revenues as a percentage of products revenues	77.5%	77.9%
Cost of services revenues as a percentage of services revenues	14.9%	14.8%
Total cost of revenues as a percentage of total revenues	63.3%	62.7%

        Excluding the unfavorable impact of foreign currency exchange rates of $3.9 million, cost of revenues increased by $20.3 million, or 6%, compared to the prior-year period primarily due to higher consumer order volume. Cost of revenues as a percentage of revenues was negatively impacted by higher discounts, as discussed above.

Sales and Marketing

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Sales and marketing	$97,605	$94,230	$3,375	4%
Sales and marketing expenses as a percentage of revenues	16.6%	17.0%

        Excluding the unfavorable impact of foreign currency exchange rates of $0.7 million, sales and marketing expenses increased by $2.7 million, or 3%, compared to the prior-year period. The increase was driven by an increase in variable costs associated with an increase in consumer order volume.

General and Administrative

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
General and administrative	$50,646	$53,086	$(2,440)	(5)%
General and administrative expenses as a percentage of revenues	8.6%	9.6%

        The decrease in general and administrative expenses was primarily attributable to a $2.1 million decrease in bad debt expense and a $1.2 million decrease in stock-based compensation primarily due to a decline in United Online's stock price in recent years, partially offset by a $0.5 million increase in depreciation expense.

Amortization of Intangible Assets

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Amortization of intangible assets	$25,188	$26,008	$(820)	(3)%

        The decrease in amortization of intangible assets was due to certain customer lists becoming fully amortized in the year ended December 31, 2010.

Restructuring and Other Exit Costs

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Restructuring and other exit costs	$876	$1,574	$(698)	(44)%

        Restructuring and other exit costs for the year ended December 31, 2011 consisted of employee termination costs related to reductions in headcount. Restructuring and other exit costs for the year ended December 31, 2010 primarily related to the closure of certain call center facilities in the U.S. and the U.K.

Interest Income

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Interest income	$1,253	$1,426	$(173)	(12)%

        The decrease in interest income was primarily due to lower interest income on long-term receivables from our technology sales.

Interest Expense

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Interest expense	$22,897	$23,962	$(1,065)	(4)%

        The decrease in interest expense was primarily due to a lower effective interest rate, including accretion of discounts, as a result of the June 2011 refinancing of our credit facility, as well as reduced interest expense as a result of lower average debt balances, partially offset by a $6.1 million loss on extinguishment of debt, which was recorded in the year ended December 31, 2011, related to such refinancing.

Other Income, Net

	Year Ended December 31,		Change
	2011	2010	$	%
	(in thousands, except percentages)
Other income, net	$1,740	$426	$1,314	308%

        The increase in other income, net, was primarily due to a $1.1 million non-income tax refund during the year ended December 31, 2011.

Provision for Income Taxes

	Year Ended December 31,
	2011	2010
	(in thousands, except percentages)
Provision for income taxes	$5,592	$3,396
Effective income tax rate	26.2%	33.9%

        The decrease in the effective income tax rate was primarily due to a lower proportion of non-deductible expenses on pre-tax income in the year ended December 31, 2011, as compared to the year ended December 31, 2010, and a reduction in state income taxes in the U.S. in the year ended December 31, 2011, partially offset by a higher proportion of pre-tax income in the U.S., for which the tax rate is higher than the rate on foreign earnings.

Liquidity and Capital Resources

        In connection with our acquisition by United Online in August 2008, UNOLA Corp., which was then an indirect wholly-owned subsidiary of United Online, and which subsequently merged into FTD Group, entered into a $425 million senior secured credit agreement with Wells Fargo Bank, National Association, as Administrative Agent (the "2008 Credit Agreement"), consisting of (1) a term loan A facility of $75 million, (2) a term loan B facility of $300 million, and (3) a revolving credit facility of up to $50 million. On June 10, 2011, FTD Group entered into the 2011 Credit Agreement with Wells Fargo Bank, National Association, as Administrative Agent for the lenders, to refinance the 2008 Credit Agreement. The 2011 Credit Agreement provided FTD Group with a $315 million senior secured credit facility consisting of (1) a $265 million seven-year term loan (the "2011 Term Loan"), and (2) a $50 million five-year revolving credit facility (the "2011 Revolving Credit Facility" and together with the 2011 Term Loan, the "2011 Credit Facilities"), and certain other financial accommodations, including letters of credit.

        On June 10, 2011, FTD Group repaid in full all outstanding indebtedness under the 2008 Credit Agreement. No penalties were paid in connection with such repayment. The repayment of obligations under the 2008 Credit Agreement was financed with the proceeds of the 2011 Term Loan borrowings and FTD Group's available cash. No funds were borrowed under the 2011 Revolving Credit Facility at closing or through June 30, 2013.

        Under the terms of the 2011 Credit Agreement, we were generally restricted from transferring funds and other assets to United Online, with certain exceptions, including an annual basket of $15 million (subject to adjustment based on excess cash flow calculations) which was permitted to be used to make cash dividends, loans, and advances to United Online, provided certain terms and conditions specified in the 2011 Credit Agreement were satisfied. These restrictions resulted in restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) totaling $277.3 million, including cash of $67.3 million, at December 31, 2012. In May 2012, we made a voluntary debt prepayment of

$17.0 million on the outstanding borrowings under the 2011 Credit Agreement, which had eliminated all future scheduled mandatory principal payments. The 2011 Credit Agreement also included provisions which required us to make debt prepayments in the event that we generated consolidated excess cash flow and the net leverage ratio was higher than a threshold level, as defined in the 2011 Credit Agreement, on an annual basis commencing in April 2013 for fiscal year 2012. Such excess cash flow payment, which was paid in April 2013, totaled $10.9 million. The degree to which our assets are leveraged and the terms of our debt could materially and adversely affect our ability to obtain additional capital, as well as the terms at which such capital might be offered to us. We currently expect to have sufficient liquidity to fulfill our interest payment obligations, at least in the next twelve months. We were in compliance with all covenants under the 2011 Credit Agreement at June 30, 2013.

        On July 17, 2013, FTD Companies, Inc. entered into the Credit Agreement to refinance the senior secured credit facilities of FTD Group under the 2011 Credit Agreement. On July 17, 2013, FTD Companies, Inc. drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

        The obligations under the Credit Agreement are guaranteed by FTD Companies, Inc.'s material wholly-owned domestic subsidiaries (collectively, with FTD Companies, Inc., the "U.S. Loan Parties"). In addition, the obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the U.S. Loan Parties, including a pledge of all of the outstanding capital stock of certain direct subsidiaries of the U.S. Loan Parties (except with respect to foreign subsidiaries and certain domestic subsidiaries whose assets consist primarily of foreign subsidiary equity interests, in which case such pledge shall be limited to 66% of the outstanding capital stock).

        The interest rates set forth in the Credit Agreement are either a base rate plus a margin ranging from 0.50% per annum to 1.25% per annum, or LIBOR plus a margin ranging from 1.50% per annum to 2.25% per annum, calculated according to FTD Companies, Inc.'s net leverage ratio. The initial base rate margin is 0.75% per annum and the initial LIBOR margin is 1.75% per annum. In addition, FTD Companies, Inc. will pay a commitment fee ranging from 0.20% per annum to 0.35% per annum on the unused portion of the revolving credit facility. The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, that, among other things, require FTD Companies, Inc. and its subsidiaries to maintain compliance with a maximum net leverage ratio and a minimum interest coverage ratio, and impose restrictions and limitations on, among other things, investments, dividends, and asset sales, and our ability to incur additional debt and additional liens.

Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

        Our total cash and cash equivalents balance decreased by $18.6 million to $48.8 million at June 30, 2013, compared to $67.3 million at December 31, 2012. Our summary cash flows for the periods presented were as follows (in thousands):

	Six Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$15,036	$24,648
Net cash used for investing activities	$(4,067)	$(6,383)
Net cash used for financing activities	$(28,864)	$(20,838)

        Net cash provided by operating activities decreased by $9.6 million, or 39%. Net cash provided by operating activities is driven by our net income adjusted for non-cash items and changes in working capital, including, but not limited to, depreciation and amortization, stock-based compensation, and deferred taxes. The decrease in net cash provided by operating activities was primarily due to an

$8.4 million unfavorable change in working capital and a $1.9 million decrease in non-cash items, partially offset by a $0.7 million increase in net income. The change in working capital was primarily related to a decrease in accounts payable of $5.8 million related to the timing of payments and a $4.3 million decrease in taxes payable related to timing of tax payments. Changes in working capital can cause variation in our cash flows provided by operating activities due to seasonality, timing and other factors.

        Net cash used for investing activities decreased by $2.3 million. The decrease was primarily due to $3.9 million of cash paid for the acquisition of the Gifts Division of Flying Brands Limited during the six months ended June 30, 2012. This decrease was partially offset by a $1.8 million increase in purchases of property and equipment.

        Capital expenditures for the six months ended June 30, 2013 totaled $4.2 million. At June 30, 2013 and December 31, 2012, we had $0.4 million and $1.2 million, respectively, of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the consolidated balance sheets. We currently anticipate that our total capital expenditures for 2013 will be in the range of $10 million to $15 million, which includes the aforementioned $1.2 million of purchases on account at December 31, 2012, as well as capital expenditures related to the Separation. The actual amount of future capital expenditures may fluctuate due to a number of factors, including, without limitation, potential future acquisitions and new business initiatives, which are difficult to predict and which could change significantly over time. Additionally, technological advances may require us to make capital expenditures to develop or acquire new equipment or technology in order to replace aging or technologically obsolete equipment.

        Net cash used for financing activities increased by $8.0 million. In the six months ended June 30, 2013, we paid dividends of $18.1 million to United Online compared to $3.2 million in the six months ended June 30, 2012. Also, in the six months ended June 30, 2013, we repaid $10.9 million on the outstanding balance under the 2011 Credit Agreement, compared to payments totaling $17.7 million in the six months ended June 30, 2012.

        Based on our current projections, we expect to continue to generate positive cash flows from operations at least for the next twelve months. We may use our existing cash balances and future cash generated from operations to fund, among other things, optional prepayments on the outstanding balance under the Credit Agreement; the development and/or acquisition of other services, businesses, or technologies; and future capital expenditures.

        If we need to raise additional capital through public or private debt or equity financings, strategic relationships or other arrangements, this capital might not be available to us in a timely manner, on acceptable terms, or at all. Our failure to raise sufficient capital when needed could severely constrain or prevent us from, among other factors, developing new or enhancing existing services or products, acquiring other services, businesses, or technologies or funding significant capital expenditures and have a material adverse effect on our business, financial position, results of operations, and cash flows, as well as impair our ability to service our debt obligations. If additional funds were raised through the issuance of equity or convertible debt securities, the percentage of stock owned by the then-current stockholders could be reduced. Furthermore, such equity or any debt securities that we issue might have rights, preferences, or privileges senior to holders of our common stock. In addition, trends in the securities and credit markets may restrict our ability to raise any such additional funds, at least in the near term.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

        Our total cash and cash equivalents balance increased by $20.2 million to $67.3 million at December 31, 2012, compared to $47.1 million at December 31, 2011. Our summary cash flows for the periods presented were as follows (in thousands):

	Year Ended December 31,
	2012	2011
Net cash provided by operating activities	$66,955	$43,688
Net cash used for investing activities	$(10,509)	$(7,897)
Net cash used for financing activities	$(36,958)	$(20,358)

        Net cash provided by operating activities increased by $23.3 million, or 53%, for the year ended December 31, 2012, compared to the year ended December 31, 2011. Net cash provided by operating activities is driven by our net income adjusted for non-cash items and changes in working capital, including, but not limited to, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, and deferred taxes. The increase in net cash provided by operating activities was due to a $25.4 million favorable change in working capital primarily due to timing of payments to United Online and other vendors and the timing and amounts of income tax payments, as well as a $5.5 million increase in net income. These increases were partially offset by a $7.6 million decrease in non-cash items, which consisted primarily of a $6.1 million loss on extinguishment of debt related to the refinancing of the 2008 Credit Agreement in June 2011 and a $2.5 million decrease in deferred taxes. Changes in working capital can cause variation in our cash flows provided by operating activities due to timing and other factors.

        Net cash used for investing activities increased by $2.6 million for the year ended December 31, 2012, compared to the year ended December 31, 2011. The increase was primarily due to $3.9 million of cash paid for the acquisition of the Gifts Division of Flying Brands Limited during the year ended December 31, 2012. This increase was partially offset by a $1.6 million decrease in cash paid for purchases of property and equipment.

        Capital expenditures for the year ended December 31, 2012 totaled $7.7 million, including $1.2 million of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the consolidated balance sheets. We currently anticipate that our total capital expenditures for 2013 will be in the range of $10 million to $15 million, which includes the aforementioned $1.2 million of purchases on account at December 31, 2012, as well as capital expenditures related to the Separation. The actual amount of future capital expenditures may fluctuate due to a number of factors, including, without limitation, potential future acquisitions and new business initiatives, which are difficult to predict and which could change significantly over time. Additionally, technological advances may require us to make capital expenditures to develop or acquire new equipment or technology in order to replace aging or technologically obsolete equipment.

        Net cash used for financing activities increased by $16.6 million for the year ended December 31, 2012, compared to the year ended December 31, 2011. In June 2011, we refinanced the 2008 Credit Agreement and, in connection with the refinancing, we received net proceeds of $261.3 million, which along with our available cash, were used to repay the outstanding balance on the 2008 Credit Agreement of $264.6 million. In the year ended December 31, 2012, we repaid $17.7 million on the outstanding balance under the 2011 Credit Agreement. In addition, dividends paid to United Online for the year ended December 31, 2012 increased by $4.3 million, compared to the year ended December 31, 2011.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

        Our summary cash flows for the periods presented were as follows (in thousands):

	Year Ended December 31,
	2011	2010
Net cash provided by operating activities	$43,688	$56,220
Net cash used for investing activities	$(7,897)	$(9,588)
Net cash used for financing activities	$(20,358)	$(49,985)

        Net cash provided by operating activities decreased by $12.5 million, or 22%, for the year ended December 31, 2011, compared to the year ended December 31, 2010. Net cash provided by operating activities is driven by our net income adjusted for non-cash items and changes in working capital, including, but not limited to, depreciation and amortization, stock-based compensation, loss on extinguishment of debt and deferred taxes. The decrease in net cash provided by operating activities was due to a $24.1 million unfavorable change in working capital requirements primarily related to the timing of payments to United Online, partially offset by an $11.6 million increase in net income, adjusted for non-cash items. Changes in working capital can cause variation in our cash flows provided by operating activities due to timing and other factors.

        Net cash used for investing activities decreased by $1.7 million for the year ended December 31, 2011, compared to the year ended December 31, 2010. The decrease was primarily due to a $1.5 million decrease in cash paid for purchases of property and equipment.

        Net cash used for financing activities decreased by $29.6 million for the year ended December 31, 2011, compared to the year ended December 31, 2010. In the year ended December 31, 2011, we refinanced the 2008 Credit Agreement and, in connection with the refinancing, we received net proceeds of $261.3 million, which, along with our available cash, were used to repay the outstanding balance on the 2008 Credit Agreement of $264.6 million. In the year ended December 31, 2010, we repaid $50.0 million on the outstanding balance of the 2008 Credit Agreement. Additionally, dividends paid to United Online were $15.0 million in the year ended December 31, 2011. There were no dividends paid in the year ended December 31, 2010.

Contractual Obligations

        Contractual obligations at December 31, 2012 were as follows (in thousands):

	Total	Less than 1 Year	1 Year to Less than 3 Years	3 Years to Less than 5 Years	More than 5 Years
Debt, including interest	$310,606	$22,516	$22,793	$24,394	$240,903
Noncancelable operating leases	2,953	1,666	1,122	165	—
Purchase obligations	12,489	10,667	1,822	—	—
Other liabilities	2,811	1,273	830	200	508

Total	$328,859	$36,122	$26,567	$24,759	$241,411

        Interest obligations were estimated using implied forward interest rates for 3-month LIBOR based on quoted market rates from the U.S. dollar-denominated interest-rate swap curve. At December 31, 2012, we had liabilities for uncertain tax positions totaling $0.7 million, $0.4 million of which was included in other liabilities in the contractual obligations table above and, at December 31, 2012, was expected to be due in less than one year. We are not able to reasonably estimate when or if cash payments for long-term liabilities related to uncertain tax positions will occur.

        Commitments under letters of credit at December 31, 2012 were scheduled to expire as follows (in thousands):

	Total	Less than 1 Year
Letters of credit	$1,473	$1,473

        Standby letters of credit are maintained to secure credit card processing activity and additional letters of credit are maintained related to inventory purchases.

Other Commitments

        In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. In addition, we expect to enter into indemnification agreements with our directors and certain of our officers and employees that will require FTD, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. We have also agreed to indemnify certain former officers, directors, and employees of acquired companies in connection with the acquisition of such companies. We expect to maintain director and officer insurance, which may cover certain liabilities, including those arising from our obligation to indemnify our directors and certain of our officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

        It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Off-Balance Sheet Arrangements

        At December 31, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Recent Accounting Pronouncements

        Testing Indefinite-Lived Intangible Assets for Impairment—In July 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, as codified in ASC 350. The amendments in this update allow an entity to first assess qualitatively whether it is more likely than not that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. An entity choosing to perform the qualitative assessment would need to identify and consider those events and circumstances that, individually or in the aggregate, most significantly affect an indefinite-lived intangible asset's fair value. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments in this update are effective for annual and interim impairment tests of indefinite-lived intangible assets performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued. We perform our annual impairment assessment in the fourth quarter and adopted this update in the quarter ended December 31, 2012. The adoption of this update did not have a material impact on our consolidated financial statements.

        Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income—In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, as codified in ASC 220. The amendments in this update require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For the Company, the amendments in this update are effective prospectively for reporting periods beginning after December 15, 2013. We do not expect this update to have a material impact on our consolidated financial statements.

        Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists—In July 2013, FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, as codified in ASC 740, Income Taxes. The amendments in this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU will be effective for us for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We are currently assessing the impact of this update on our consolidated financial statements.

Inflation

        Inflation did not have a material impact on our consolidated revenues and results of operations during the years ended December 31, 2012, 2011, and 2010, and we do not currently anticipate that inflation will have a material impact on our consolidated revenues and results of operations for the year ending December 31, 2013.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to certain market risks arising from transactions in the normal course of business, principally risk associated with interest rate and foreign currency exchange rate fluctuations.

Interest Rate Risk

        We are exposed to interest rate risk on our cash and cash equivalents and the outstanding balance of the Credit Agreement. The interest rate set forth in the Credit Agreement is either a base rate plus a margin ranging from 0.50% per annum to 1.25% per annum, or LIBOR plus a margin ranging from 1.50% per annum to 2.25% per annum, calculated according to FTD's net leverage ratio. In March 2012, the Company entered into forward starting interest rate cap instruments based on 3-month LIBOR that are effective from January 2015 to June 2018 and have aggregated notional values totaling $130 million. The interest rate cap instruments are designated as cash flow hedges against expected future cash flows attributable to future 3-month LIBOR interest payments on outstanding borrowings. The gains or losses on the instruments are reported in other comprehensive income to the extent that they are effective and will be reclassified into earnings when the expected future cash flows, beginning in January 2015 through June 2018 and attributable to future 3-month LIBOR interest payments, are recognized in earnings. A 100 basis point increase in LIBOR rates would result in an estimated annual increase in our interest expense related to the outstanding debt under the Credit Agreement of approximately $2.2 million.

        While we do not currently maintain any short-term investments, we still maintain deposits, which are classified as cash equivalents. Therefore, our interest income is sensitive to changes in the general level of U.S. and certain foreign interest rates.

Foreign Currency Exchange Risk

        We transact business in foreign currencies, and we are exposed to risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound ("GBP"), the Euro ("EUR"), and the Canadian Dollar ("CAD"), which may result in gains or losses reported in our results of operations. The volatilities in GBP, EUR, and CAD (and all other applicable foreign currencies) are monitored by us throughout the year. We face two risks related to foreign currency exchange rates—translation risk and transaction risk. Amounts invested in our foreign operations are translated into U.S. Dollars using period-end exchange rates. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss in the consolidated balance sheets. Revenues and expenses in foreign currencies translate into higher or lower revenues and expenses in U.S. Dollars as the U.S. Dollar weakens or strengthens against other currencies. Substantially all of the revenues of our foreign subsidiaries are received, and substantially all expenses are incurred, in currencies other than the U.S. Dollar, which increases or decreases the related U.S. Dollar-reported revenues and expenses depending on the exchange rate trend in currencies. Therefore, changes in foreign currency exchange rates may negatively affect our consolidated revenues and net income. A 10% adverse change in overall foreign currency exchange rates over an entire year would not have a material impact on estimated annual revenues or estimated annual income before income taxes. These estimates assume an adverse shift in all foreign currency exchange rates against the U.S. Dollar, which do not always move in the same direction or in the same degrees, and actual results may differ materially. Net foreign currency transaction gains or losses arising from transactions denominated in currencies other than the local functional currency are included in other income, net, in the consolidated statements of operations.

        At times, we utilize forward foreign currency exchange contracts to protect the value of our net investments in certain foreign subsidiaries denominated in currencies other than the U.S. Dollar. These contracts are designated as hedges of net investments in foreign entities. At June 30, 2013, we had no forward foreign currency exchange contracts outstanding. At December 31, 2012, the notional value of open forward foreign currency exchange contracts accounted for as net investment hedges totaled $0.9 million and $1.9 million, respectively.

 BUSINESS

Our Business

        We are a premier floral and gift products and services company. We provide floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral and gift products primarily in the U.S., Canada, the U.K., and the Republic of Ireland. Our business uses the highly-recognized FTD and Interflora brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K. We are a leading provider of floral and gift items to consumers, which we refer to as our consumer business, and a provider of floral network products and services, which we refer to as our floral network business. These businesses are complementary as the majority of floral orders generated by the consumer business are fulfilled and hand-delivered by members of our floral networks, with the remaining orders delivered via direct shipment from third-party suppliers. We do not currently own or operate retail locations except for one retail shop and six concession stands in the U.K. We do not maintain significant physical inventory because our floral network members and third-party suppliers maintain substantially all floral and gift physical inventory and facilities. We generally receive payment from consumers before paying our floral network members and third parties for fulfillment and delivery of products.

        Consumer Business.    We operate in the U.S. and Canada, primarily through the www.ftd.com website and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily through the www.interflora.co.uk website and various telephone numbers. We also operate mobile websites for these same markets that are optimized for mobile devices with Internet connections. While floral arrangements and plants are our primary offerings, we also market and sell gift items, including jewelry, sweets, gift baskets, wine, fruit, and spa products.

        Consumers place orders on our websites and, to a much lesser extent, over the telephone. Orders are transmitted to floral network members or third-party suppliers for processing and delivery. The majority of consumer orders are hand-delivered by our floral network members, who provide same-day and future-day delivery services. The other consumer orders are fulfilled and shipped directly to the consumer in an elegant gift box by third parties, who provide next-day and future-day delivery services.

        Floral Network Business.    We provide a comprehensive suite of products and services to members of our floral networks, including services that enable such members to send, receive, and deliver floral orders. Floral network members include traditional retail florists, as well as other retail locations offering floral and related products, that are located primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The large networks of floral network members provide an order fulfillment vehicle for our consumer business and allow us to offer same-day delivery capability (subject to certain limitations) to populations throughout the U.S., Canada, the U.K., and the Republic of Ireland.

        Our products and services available to floral network members include access to the FTD and Interflora brands and the Mercury Man logo, supported by various marketing campaigns; access to the floral networks; credit card processing services; e-commerce website services; online advertising tools; clearinghouse services; order transmission services; and system support services, as well as floral-related products, such as fresh flowers and containers. We provide point-of-sale systems and related technology services that enable our floral network members to transmit and receive orders and manage several back office functions of a floral retailer's business, including accounting, customer relationship management, direct marketing campaigns, delivery route management, event planning, and mobile applications. We also act as a national wholesaler to our floral network members, providing branded and non-branded hard goods and cut flowers, as well as packaging, promotional products and a wide variety of other floral-related supplies. Wholesaling branded vases and other hard goods to floral network members helps to ensure consistency between the consumer orders fulfilled by our floral network members and the product imagery displayed on our websites.

Our Competitive Strengths

        We believe that our company possesses a number of competitive advantages that distinguishes us from our competitors, including:

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  Strong brand recognition:    Our FTD and Interflora brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide, are highly recognizable. Our Flowers Direct, Flying Flowers, and Drake Algar brands are also well known in the U.K. market.

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  Comprehensive and innovative products and services:    We believe that our product innovation distinguishes us from our competitors. We offer exclusive FTD and Interflora branded products and other exclusive products designed with our strategic partners, which provide our customers with a wide selection of products for gift-giving and self-purchase occasions. Further, for our floral network members, we provide a comprehensive suite of products and services that promote their revenue growth and enhance their operating efficiencies, including services that enable such members to send, receive, and deliver floral orders.

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  Complementary consumer and floral network businesses:    The majority of floral orders generated by our consumer business are hand-designed and hand-delivered by the members of our floral networks.

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  Strong cash flow:    Orders placed on our consumer websites or through our telephone numbers typically are paid for using a credit, debit or payment card, or PayPal; therefore, consumers generally pay for floral and gift orders before we pay our floral network members and third-party providers to fulfill and deliver them. Further, we do not maintain significant physical inventory because our floral network members and third-party suppliers maintain substantially all floral and gift physical inventory and facilities. We anticipate that our business will continue to generate stable cash flow going forward, which will allow us to continue to make interest payments on or pay down our debt and to invest in our business.

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  Experienced management team:    Our management team has a strong track record of performance and execution.

Our Business Strategy

        Our vision is to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support, and delight our customers when expressing life's most important sentiments.

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  Product Selection:    Our extensive range of fresh cut flowers and floral arrangements, plants and gifts provides our customers with choice in expressing life's most important sentiments. We offer exclusive FTD and Interflora branded products and other exclusive products designed with our strategic partners. Our premium and branded floral and gift products include The FTD College Rose Collection, FTD Floral Jewels™ Birthstone Collection, FTD Color Your Day™ Collection, Better Homes and Gardens Collection, FTD Luxury Collection™, USO Collection, Jane Seymour Silk Botanicals, Vera Wang Bridal and Everyday Collections, along with Baccarat, Nambe, Orrefors, Rogaska, Waterford, Wedgewood, and Godiva, among others. We believe we can further inspire, support and delight our customers with floral and gift categories such as gift baskets, chocolate and sweets, and jewelry. The aforementioned trademarks are the registered and unregistered trademarks of their respective owners.

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  Delivery Services:    Our products can be purchased through numerous websites using a computer or mobile device, by telephone or in retail shops. We offer a variety of delivery options, including same-day delivery (subject to certain limitations) to the U.S., Canada, the U.K., and the Republic of Ireland; and next-day and future-day delivery service throughout the world. Our fulfillment model includes independent retail florists and third-party vendors who ship directly to our customers. Further, we are part of an international network of floral retailers, which enables consumers to purchase products for delivery in more than 150 countries.

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  Quality of Products and Services:    We offer our customers a satisfaction guarantee under which we guarantee fresh, beautiful floral arrangements and plants that will generally last at least seven days. We strive to deliver high caliber customer service to our consumer customers, floral network members, and other customers. We operate a customer service center in our headquarters in Downers Grove, Illinois, and in other locations in the U.S., the U.K., and in outsourced locations. High quality products and excellent customer service are critical to the brand strength and brand loyalty that we have built over the past 103 years.

        We are seeking to expand our business by, among other things, marketing to our current and potential consumer and floral network customers. Our marketing efforts are primarily focused on generating orders from new and existing customers; marketing our services to our floral network members; attracting new members to our floral networks; and marketing our services to alternative channels such as supermarkets and mass merchants. We also engage in a variety of activities to build and enhance the FTD, Interflora, and associated brands.

        For our consumer business, we engage in multi-channel, integrated marketing efforts, which include online advertising and marketing, including search engine marketing and optimization; social media and group-buying programs; co-marketing and affiliate partnerships and loyalty programs such as airlines, credit card companies and hotel chains; database marketing to existing consumer customers featuring email promotions; direct mail and other forms of print advertising; an email-based reminder service that provides consumers with personalized reminders of occasions such as birthdays, anniversaries, and key gift-giving holidays; and radio and television advertising. As consumer shopping continues to migrate from computers to mobile devices, we are committed to providing the best shopping experience, regardless of device type.

        For our floral network business, our marketing efforts include member appreciation and training events; sponsoring and participating in floral and retail industry trade shows; and offline media campaigns. In addition, many of our marketing efforts for our consumer business are also designed to integrate with and enhance the businesses of our floral network members. By enhancing the FTD and Interflora brands, we increase the possibility that a consumer will place an order directly with one of our floral network members since floral retailers frequently highlight their association with our floral networks in their own marketing efforts. We also employ dedicated sales forces to market our products and services to our floral network members and to encourage other floral retailers to become members of our floral networks.

        As part of our business strategy, we intend to expand the breadth of our brand through organic growth and, where appropriate, through the acquisition of complementary businesses.

Revenue Sources

        We generate revenues primarily from the sale of products and services.

        Products Revenues:    Products revenues are derived primarily from selling floral, gift and related products to consumers. Products revenues also include revenues generated from sales of branded and non-branded hard goods, software and hardware systems, cut flowers, packaging and promotional products, and a wide variety of other floral-related supplies to our floral network members.

        Services Revenues:    Services revenues are derived primarily from orders sent through the floral network and fees for floral network services.

Industry Background

Consumers

        Floral industry retail purchases in the U.S., including flowers, potted plants, and seeds were approximately $34.3 billion in 2012, according to the U.S. Department of Commerce. Floral industry retail purchases in the U.K., including fresh cut flowers and indoor plants, were approximately £2.2 billion in 2008, according to Mintel, a market research company. Both the U.S. and the U.K. markets are highly fragmented, with thousands of floral industry participants. The floral retail marketplace has evolved considerably. The following sets forth some of the key market trends:

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  The increasing role of floral mass marketers, particularly those marketing floral products over the Internet and servicing a national or international consumer base, has resulted in a growing percentage of floral orders being placed through floral mass marketers versus traditional retail florists;

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  Consumer purchases of "cash and carry" flowers for every-day occasions have continued to shift away from traditional retail florists and increasingly occur at supermarket and mass merchant retail locations;

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  Traditional retail florists have become increasingly dependent on floral network services to provide incoming order volume to offset business lost to the Internet, supermarket, and mass merchant channels; and

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  Traditional retail florists and floral mass marketers have expanded their product offerings to include a larger selection of gift items.

        Floral mass marketers, such as our company, generate floral orders from consumers via the Internet and telephone. Floral mass marketers typically partner with third parties, including retail florists and direct ship merchants, to fulfill and deliver the marketers' floral product orders. The floral mass marketers' share of retail floral purchases has expanded due to shifting consumer preferences towards purchasing floral products online and the emergence of prominent brands with national or international exposure. Growing consumer interest in floral arrangements shipped directly to the consumer via common carrier has also benefited floral mass marketers in recent years.

Traditional Retail Florists and Other Retailers

        There were approximately 15,300 retail florists in the U.S. in 2011, according to the U.S. Census Bureau. The total number of retail florists has declined over the past decade, primarily due to floral products becoming increasingly available for purchase on the Internet and in other retail channels, as well as recent economic challenges, among other factors. Supermarkets, mass merchants, and other retailers have established or increased their presence in the floral products retail market by adding a variety of floral and related products to their merchandise assortments. The emergence of supermarkets and mass merchants as increasingly important distribution channels within the floral products retail market has led many traditional retail florists to expand their merchandise offerings to include giftware, outdoor nursery stock, and seasonal decorations, among other items.

        Floral wire services, which we also refer to as floral network services, utilize proprietary network communications systems to facilitate the transmission and fulfillment of orders among their floral network members. Services provided by floral wire services typically include order transmission, clearinghouse services, marketing, and other services in support of the floral network. Order clearinghouse services play an important role by ensuring the flow of payment between a floral network member sending an order received from a consumer and the member receiving and fulfilling the order, thereby eliminating counterparty credit risk for the floral network members. The growth of floral mass marketers and the Internet channel has led traditional retail florists to increasingly rely on floral networks to augment their order volumes. Access to incremental consumer orders for fulfillment is one of the various benefits a member receives from membership in a floral network.

        Providers of floral network services typically offer a broad range of services that are designed to promote revenue growth and facilitate the efficient operation of a retail florist's business, including the ability to send, receive, and deliver floral orders. Additional products and services offered by providers of floral network services include point-of-sale systems and related technology services, credit card processing services, e-commerce website services, online advertising tools, clearinghouse services, order transmission services, and system support services, as well as floral-related products, such as fresh flowers and containers.

Our History

        On August 18, 1910, fifteen American retail florists agreed to exchange orders for out-of-town deliveries. In telegraphing orders to each other from opposite sides of the country, they hoped to eliminate their reliance on trains to send flowers to far-away recipients. Soon independent florists all over America were telegraphing and telephoning orders to each other using the FTD service. Originally called "Florists' Telegraph Delivery Association," FTD was the world's first flowers-by-wire service. In 1965, FTD expanded to include international transactions. FTD later became a for-profit corporation and was renamed "Florists' Transworld Delivery, Inc." In 2006, FTD acquired Interflora.

        FTD Companies, Inc., formerly known as UNOL Intermediate, Inc., is a Delaware corporation that was formed in April 2008 in connection with United Online's acquisition of FTD Group, Inc., a Delaware corporation. FTD Group, Inc., formerly known as Mercury Man Holdings Corporation, is a Delaware corporation that was formed in 2003 by Green Equity Investors IV, L.P., a private investment fund affiliated with Leonard Green & Partners, L.P., solely for the purpose of acquiring majority ownership of FTD, Inc. FTD, Inc. is a Delaware corporation that commenced operations in 1994 and includes the operations of its principal operating subsidiaries, Florists' Transworld Delivery, Inc., FTD.COM, and Interflora.

Competition

        The consumer market for flowers and gifts is highly competitive and fragmented as consumers can purchase the products we offer from numerous sources, including traditional local retail florists, supermarkets, mass merchants, gift retailers, and floral and gift mass marketers. We believe the primary competitive factors in the consumer market are price, quality of products, selection, customer service, ordering convenience, and strength of brand. The floral network services market is highly competitive as well, and retail florists and supermarkets may choose from a variety of providers that offer similar products and services. We believe the primary competitive factors in this market are price, order volume, customer service, services offered, strength of brand, number of members in the network, and fulfillment capabilities. In the U.S., our key competitors in the consumer market include online, catalog and floral and gift retailers and mass market retailers with floral departments, including such companies as 1-800-FLOWERS.COM, Inc., Proflowers.com, and Teleflora. Our key competitors in the U.S. floral network services market include providers of online or e-commerce services, retailers and wholesalers of floral-related products, and other floral network services, such as Teleflora and BloomNet Wire Service, a subsidiary of 1-800-FLOWERS.COM, Inc. International key competitors, in the consumer market, include mass market retailers, such as Asda, Marks & Spencer, Next, and Waitrose/John Lewis, as well as online, catalog and specialty gift retailers such as eFlorist, Serenata Flowers, and Arena. Although we believe that we compete favorably with respect to many competitive factors, some of our competitors have an advantage over us with respect to certain factors.

        We face intense competition in the consumer market. We expect that the sales volumes at supermarkets and mass merchants will continue to increase, and other online floral mass marketers will continue to increase their competition with us. In particular, the nature of the Internet as a marketplace facilitates competitive entry and comparative shopping, and we have experienced increased competition. Some of our competitors may have significant competitive advantages over us, may engage in more significant discounting, may devote significantly greater resources to marketing campaigns or other aspects of their business or may respond more quickly and effectively than we can to new or changing opportunities or customer requirements.

        We face intense competition in the market for floral network services. In addition, the number of retail florists has been declining over a number of years. As the number of retail florists decreases, competition for the business of the remaining retail florists is expected to intensify.

Seasonality and Cyclicality

        Our revenues and operating results typically exhibit seasonality. Revenues and operating results tend to be lower for the quarter ending September 30 because none of the most popular floral and gift-giving holidays, which include Mother's Day in the U.S. and the U.K., Valentine's Day, Christmas, Easter, and Thanksgiving, fall within that quarter. In addition, depending on the year, Easter and the U.K. Mother's Day sometimes fall within the quarter ending March 31 and sometimes fall within the quarter ending June 30. Furthermore, depending on the year, certain of the most popular floral and gift-giving holidays, such as Valentine's Day, may occur on a weekend or government holiday. As a result of these variations, we believe that comparisons of our revenues and operating results for any period with those of the immediately preceding period, or in some instances, the same period of the preceding fiscal year, may be of limited relevance in evaluating our historical performance and predicting our future financial performance. Our working capital, cash and any short-term borrowings may also fluctuate during the year as a result of the factors described above.

International Operations

        We have international operations in the U.K. Our operations in the U.K. provide floral, gift and related products and services to consumers and floral network members in the U.K. and the Republic of Ireland. Our U.S. revenues totaled $456.4 million, $436.3 million, and $413.2 million for the years ended December 31, 2012, 2011, and 2010, respectively. International revenues, primarily generated by Interflora in the U.K. and the Republic of Ireland, totaled $157.1 million, $150.9 million, and $141.4 million for the years ended December 31, 2012, 2011, and 2010, respectively. For information regarding risks associated with our international operations, see "Risk Factors." For information regarding long-lived assets, see Note 2—"Segment Information" of the Notes to the Consolidated Financial Statements which appear elsewhere in this Information Statement.

Technology

        In addition to the proprietary technology described in "Our Competitive Strengths," we license from third parties a number of our software applications and components, including applications for our customer support, as well as our client and server applications. These licenses generally have terms ranging from several years to perpetual.

Proprietary Rights

        Our trade names, trademarks, service marks, patents, copyrights, domain names, trade secrets, and other intellectual property are important to the success of our business. In particular, we view our primary trademarks as critical to our success. We principally rely upon patent, trademark, copyright, trade secret, domain name laws, and contract laws to protect our intellectual property and proprietary rights. We also license some of our intellectual property rights, including the Mercury Man logo, to third parties. We continuously assess whether to seek patent and other intellectual property protections for those aspects of our businesses and technologies that we believe constitute innovations providing competitive advantages. We generally enter into confidentiality or license agreements with our employees, consultants, and corporate partners, and generally control access to, and distribution of, our technologies, documentation, and other proprietary information. We consider our trademarks, including our FTD, Interflora, Flying Flowers, Flowers Direct, and Drake Algar trademarks, to be very valuable assets, and most of these trademarks have been registered in the U.S. or, in certain cases, in other countries.

Properties

        We own and occupy real property in Downers Grove, Illinois, and Sleaford, England. The Credit Agreement includes a security interest in substantially all of our assets, including a mortgage on the owned real property at the Downers Grove, Illinois, location. We also lease space for call center facilities in Centerbrook, Connecticut, and Medford, Oregon, warehouse space in a distribution center in Aurora, Illinois, and office space in Quebec, Canada. In addition, we lease a flower shop in London, England, and a number of concession stands located within garden centers throughout England. We consider the offices, warehouses and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used.

Employees

        As of June 30, 2013, we had 871 employees, 612 of which were located in North America and 259 of which were located in the U.K. None of these employees are subject to a collective bargaining agreement, and we consider our relationship with our employees to be good.

Executive Officers

        See "Management" for information about our executive officers.

Government Regulations

        We are subject to a number of international, federal, state, and local laws and regulations, including, without limitation, those relating to taxation, bulk email or "spam," advertising, user privacy and data protection, consumer protection, antitrust, and unclaimed property. In addition, proposed laws and regulations relating to some or all of the foregoing, as well as to other areas affecting our businesses, are continuously debated and considered for adoption in the U.S. and other countries, and such laws and regulations could be adopted in the future. For additional information, see "Risk Factors."

Legal Proceedings

        In March 2012, Hope Kelm, Barbara Timmcke, Regina Warfel, Brett Reilly, Juan M. Restrepo, and Jennie H. Pham filed a purported class action complaint (the "Kelm Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Chase Bank USA, N.A., Bank of America, N.A., Capital One Financial Corporation, Citigroup, Inc., and Citibank, N.A. (collectively, the "Credit Card Company Defendants"); (ii) 1-800-Flowers.com, Inc., United Online, Memory Lane, Inc., Classmates International, Inc., FTD Group, Days Inns Worldwide, Inc., Wyndham Worldwide Corporation, PeopleFindersPro, Inc., Beckett Media LLC, Buy.com, Inc., Rakuten USA, Inc., IAC/InterActiveCorp, and Shoebuy.com, Inc. (collectively, the "E-Merchant Defendants"); and (iii) Trilegiant Corporation, Inc. ("Trilegiant"), Affinion Group, LLC ("Affinion"), and Apollo Global Management, LLC ("Apollo"). The complaint alleges (1) violations of the Racketeer Influenced Corrupt Organizations Act ("RICO") by all defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (2) aiding and abetting violations of federal mail fraud, wire fraud and bank fraud statutes by the Credit Card Company Defendants; (3) violations of the Electronic Communications Privacy Act ("ECPA") by Trilegiant, Affinion and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (4) violations of the Connecticut Unfair Trade Practices Act by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (5) violation of California Business and Professions Code section 17602 by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

        In March 2012, Debra Miller and William Thompson filed a purported class action complaint (the "Miller Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Trilegiant, Affinion, Apollo, Vertrue, Inc., Webloyalty.com, Inc., and Adaptive Marketing, LLC (collectively, the "Membership Companies"); (ii) 1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, IAC/Interactivecorp, Inc., Memory Lane, Inc., Peoplefinderspro, Inc., Rakuten USA, Inc., Shoebuy.com, Inc., United Online, Wells Fargo & Company, and Wyndham Worldwide Corporation (collectively, the "Marketing Companies"); and (iii) Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., and Citibank, N.A. (collectively, the "Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants, and aiding and abetting violations of such act by the Credit Card Companies; (2) aiding and abetting violations of federal mail fraud, wire fraud and bank fraud statutes by the Credit Card Companies; (3) violations of the ECPA by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (4) violations of the Connecticut Unfair Trade Practices Act by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (5) violation of California Business and Professions Code section 17602 by the Membership Companies and the Marketing Companies; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

        In April 2012, the Kelm Class Action and the Miller Class Action were consolidated with a related case under the case caption In re Trilegiant Corporation, Inc. In September 2012, the plaintiffs filed their consolidated amended complaint and named five additional defendants. The defendants have responded to the consolidated amended complaint. No trial date has been set.

        In addition, in December 2012, David Frank filed a purported class action complaint (the "Frank Class Action") in United States District Court, District of Connecticut, against the following defendants: Trilegiant, Affinion, Apollo (collectively, the "Frank Membership Companies"); 1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, Hotwire, Inc., IAC/Interactivecorp, Inc., Memory Lane, Inc., Orbitz Worldwide, LLC, PeopleFindersPro, Inc., Priceline.com, Inc., Shoebuy.com, Inc., TigerDirect, Inc., United Online, and Wyndham Worldwide Corporation (collectively, the "Frank Marketing Companies"); Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., Chase Paymentech Solutions, LLC, Citibank, N.A., Citigroup, Inc., and Wells Fargo Bank, N.A. (collectively, the "Frank Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants; (2) aiding and abetting violations of such act by the Frank Credit Card Companies; (3) aiding and abetting commissions of mail fraud, wire fraud and bank fraud by the Frank Credit Card Companies; (4) violation of the ECPA by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies;

(5) violations of the Connecticut Unfair Trade Practices Act by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies; (6) violation of California Business and Professions Code section 17602 by the Frank Membership Companies and the Frank Marketing Companies; and (7) unjust enrichment by all defendants. The plaintiff seeks class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiff, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded. On January 23, 2013, the plaintiff moved to consolidate the Frank Class Action with the In re Trilegiant Corporation, Inc. action. In response, the court ordered the plaintiff to show cause as to why, among other things, the plaintiff should be afforded named plaintiff status. The plaintiff filed his response to the order to show cause on February 15, 2013. The court has not yet ruled upon the request for consolidation or the order to show cause.

        In December 2008, Interflora, Inc. (in which we have two-thirds ownership interest) and Interflora issued proceedings against Marks and Spencer plc ("Marks and Spencer") seeking injunctive relief, damages, interest and costs in an action claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word "Interflora". Marks and Spencer did not make a counterclaim. In July 2009, the High Court of Justice of England and Wales (the "High Court"), referred questions to the Court of Justice of European Union ("CJEU") for a preliminary ruling. In September 2011, the CJEU handed down its judgment on the questions referred by the High Court. In February 2012, the High Court scheduled the trial for April 2013. In September 2012, Interflora executed an indemnity agreement by which Interflora agreed to indemnify Interflora, Inc. against all losses and expenses arising out of this action which Interflora, Inc. may incur after July 10, 2012. The trial in this matter concluded in April 2013. In May 2013, the High Court ruled that Marks and Spencer infringed the Interflora trademarks. In June 2013, the High Court issued an injunction prohibiting Marks and Spencer from infringing the Interflora trademarks in specified jurisdictions and ordered Marks and Spencer to provide certain disclosures in order for damages to be quantified. The High Court has granted Marks and Spencer permission to appeal the ruling.

        We have been cooperating with certain governmental authorities in connection with their respective investigations of our former post-transaction sales practices and certain other current or former business practices. In 2010, FTD.COM and Classmates Online, Inc. (a wholly-owned subsidiary of United Online) received subpoenas from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, respectively. These subpoenas were issued on behalf of a Multistate Work Group that consists of the Attorneys General for the following states: Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, and Washington. The primary focus of the inquiry concerns certain post-transaction sales practices in which these companies previously engaged with certain third-party vendors. In the second quarter of 2012, we received an offer of settlement from the Multistate Work Group consisting of certain injunctive relief and the consideration of two areas of monetary relief: (1) restitution to consumers and (2) a $20 million payment by these companies for the violations alleged by the Multistate Work Group and to reimburse the Multistate Work Group for its investigation costs. We rejected the Multistate Work Group's offer. We have since had ongoing discussions with the Multistate Work Group regarding the non-monetary aspects of a negotiated resolution. We are continuing to cooperate with the Multistate Work Group and are providing requested information. There can be no assurances as to the terms on which we and the Multistate Work Group may agree to settle this matter, or that any settlement of this matter may be reached. We are not able to reasonably estimate the amount of possible loss or range of loss that may arise, if any. In the event that we and the Multistate Work Group agree to settle this matter, or if no settlement is reached and there are adverse judgments against us in connection with litigation filed by the Attorneys General of the Multistate Work Group, there could be a material adverse effect on our financial position, results of operations and our cash flows. The Separation and Distribution Agreement will provide United Online with the right to control such litigation and the settlement of such litigation, as well as other specified litigation matters that relate to a member of each of the UOL Entities and the FTD Entities and which were asserted before the Separation, as well as specified litigation matters which are asserted after the Separation. The Separation and Distribution Agreement also will provide for the allocation of liabilities and expenses between United Online and us with respect to these matters. It will also establish procedures with respect to claims subject to indemnification, insurance claims, and related matters. See "Certain Relationships and Related-Party Transactions—Agreements with United Online—Separation and Distribution Agreement."

        We cannot predict the outcome of these or any other governmental investigations or other legal actions or their potential implications for our business. There are no assurances that additional governmental investigations or other legal actions will not be instituted in connection with our former post-transaction sales practices or other current or former business practices.

        We record a liability when we believe that it is both probable that a loss will be incurred, and the amount of loss can be reasonably estimated. We evaluate, at least quarterly, developments in our legal matters that could affect the amount of liability that has been previously accrued, and make adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. We may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate, (ii) if the proceedings are in early stages, (iii) if there is uncertainty as to the outcome of pending appeals, motions or settlements, (iv) if there are significant factual issues to be determined or resolved, and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. At June 30, 2013, we had a reserve totaling $0.4 million for a dispute settlement. With respect to the other legal matters described above, we have determined, based on our current knowledge, that the amount of possible loss or range of loss, including any reasonably possible losses in excess of amounts already accrued, is not reasonably estimable. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. As such, there can be no assurance that the final outcome of these matters will not materially and adversely affect our business, financial condition, results of operations, or cash flows.

 CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transactions Policies and Procedures

        We expect that our Board of Directors will adopt a written policy under which FTD's audit committee (the "Audit Committee") must review and approve or disapprove of all related-party transactions that are required to be disclosed under SEC Regulation S-K, Item 404(a). Prior to entering into a transaction with our company, directors and executive officers (and their immediate family members) and stockholders who beneficially own more than 5% of our common stock will be required to make full disclosure of all facts and circumstances to the Audit Committee. The Audit Committee will consider all of the relevant facts available, including (if applicable) but not limited to: the related party's relationship to us; the nature of the party's interest in the transaction; the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related-party transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders.

        We expect that the Audit Committee will establish written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related-party transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it would be impractical or undesirable to wait until the next scheduled Audit Committee meeting, approval will be sought from the chairperson of the Audit Committee between meetings, provided the chairperson or his immediate family member is not the related party. If a related-party transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

Agreements with United Online

        As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with United Online. These agreements will provide for the allocation between our company and United Online of the assets, liabilities, and obligations of United Online and its subsidiaries, and will govern the relationship between United Online and us after the Separation.

        In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with United Online include:

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  a Tax Sharing Agreement;

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  a Transition Services Agreement; and

  •
  an Employee Matters Agreement.

        The summaries of these agreements set forth below are qualified in their entirety by reference to the full text of the applicable agreements, which will be included as exhibits to our registration statement on Form 10, of which this Information Statement is a part.

Separation and Distribution Agreement

        The Separation and Distribution Agreement will contain the key provisions relating to the Separation of our businesses from United Online. It will also contain other agreements that govern certain aspects of our relationship with United Online that will continue after the completion of the Separation. For purposes of the Separation and Distribution Agreement: (1) the "FTD Entities" will mean FTD Companies, Inc. and each of FTD Companies, Inc.'s subsidiaries, and (2) the "UOL Entities" will mean United Online and each of United Online's subsidiaries other than the FTD Entities.

        Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement will allocate the assets and liabilities of United Online and its subsidiaries between the FTD Entities and the UOL Entities and will describe when and how any required transfers and assumptions of assets and liabilities will occur. Because United Online and FTD have generally had segregated assets and liabilities since United Online's acquisition of FTD in 2008, no material assets and liabilities are currently expected to be transferred to FTD by United Online. In addition, the Separation and Distribution Agreement will provide that on or before September 30, 2014, United Online Software Development (India) Private Limited, a wholly-owned subsidiary of United Online, will transfer certain personnel and immaterial assets and liabilities primarily dedicated to servicing FTD's business to a newly-formed Indian subsidiary of FTD in exchange for a cash payment in an amount equal to the fair market value of such assets and liabilities (not expected to exceed $750,000) at the time of such transfer.

        Termination of Intercompany Agreements.    Effective as of the distribution date, all agreements between any member of the UOL Entities, on the one hand, and any member of the FTD Entities, on the other hand, existing prior to the distribution (excluding the Separation and Distribution Agreement, the Transition Services Agreement and each other ancillary agreement described in this Information Statement) will be terminated.

        Settlement of Intercompany Accounts.    Any receivables, payables, or loans between any member of the UOL Entities, on the one hand, and any member of the FTD Entities, on the other hand, existing prior to the distribution (excluding any receivables, payables, or loans that arise pursuant to the Separation and Distribution Agreement or any ancillary agreement) will be satisfied and/or settled in cash or otherwise cancelled.

        The Distribution.    The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the distribution. On the distribution date, United Online will cause its agents to distribute, on a pro rata basis, all of the issued and outstanding shares of our common stock to United Online stockholders who hold United Online shares as of the record date.

        Conditions.    Additionally, the Separation and Distribution Agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by United Online in its sole discretion. For further information regarding these conditions, see "The Separation—Conditions to the Separation." Even if all of the conditions have been satisfied, United Online's Board of Directors may, in its sole and absolute discretion, terminate and abandon the distribution and the related transactions at any time prior to the distribution date.

        No Representations or Warranties.    Except as expressly set forth in any ancillary agreement, neither we nor United Online will provide any representations or warranties in connection with the Separation and Distribution Agreement, and all assets transferred will be transferred "as is, where is."

        Access to Information.    The Separation and Distribution Agreement will provide that the parties will exchange certain information required to comply with requirements imposed on the requesting party by a government authority for use in any proceeding or to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or similar requirements, for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or to comply with its obligations under the Separation and Distribution Agreement or any ancillary agreement. In addition, the parties will use commercially reasonable efforts to make available to each other directors, officers, other employees, and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved to the extent reasonably required.

        Releases, Allocation of Liabilities and Indemnification.    The Separation and Distribution Agreement will provide for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation, between or among any member of the UOL Entities and any member of the FTD Entities, except as expressly set forth in the Separation and Distribution Agreement.

        The Separation and Distribution Agreement will provide that (1) we will indemnify each member of the UOL Entities, each affiliate of such member and each of their respective current and former stockholders, members, directors, officers, managers, agents, and employees against any and all losses relating to (a) liabilities arising out of the FTD business, (b) any breach by any member of the FTD Entities of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) with respect to information contained in the registration statement on Form 10 of which this Information Statement is a part (other than information regarding any member of the UOL Entities provided to us by any member of the UOL Entities for inclusion therein), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) that United Online will indemnify each member of the FTD Entities, each affiliate of such member, and each of their respective current and former stockholders, members, directors, officers, managers, agents, and employees against any and all losses relating to (a) liabilities arising out of the UOL businesses, (b) any breach by any member of the UOL Entities of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) with respect to information contained in the registration statement on Form 10 of which this Information Statement is a part (solely with respect to information regarding any member of the UOL Entities provided to us by any member of the UOL Entities for inclusion therein), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        The Separation and Distribution Agreement will provide United Online with the right to control the litigation and settlement of certain litigation matters that relate to a member of each of the UOL Entities and the FTD Entities and which were asserted before the Separation, as well as specified litigation matters which are asserted after the Separation. The Separation and Distribution Agreement also will provide for the allocation of liabilities and expenses between United Online and us with respect to these matters. It will also establish procedures with respect to claims subject to indemnification, insurance claims and related matters.

        Indemnification with respect to taxes and employee benefits will be governed by the Tax Sharing Agreement and the Employee Matters Agreement, respectively.

        Termination.    The Separation and Distribution Agreement will provide that it may be terminated and the distribution and the Separation may be abandoned at any time prior to the distribution date by United Online, in its sole discretion.

        Expenses.    Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, each of United Online and our company will bear our own expenses (and the expenses of our subsidiaries) in connection with the Separation.

Tax Sharing Agreement

        Prior to the Separation, our company and United Online will enter into a Tax Sharing Agreement. The Tax Sharing Agreement with United Online generally will govern United Online's and our respective rights, responsibilities, and obligations after the Separation with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, including as a result of Section 355(e) of the Code. Under the Tax Sharing Agreement, we expect that, with certain exceptions, we generally will be responsible for the payment of all income and non-income taxes attributable to our operations, and the operations of our direct and indirect subsidiaries. We expect that, with certain exceptions, United Online generally will be responsible for the payment of all income and non-income taxes, including consolidated U.S. federal income taxes of the United Online tax reporting group for which we are severally liable, to the extent such taxes are not attributable to our operations, or the operations of our direct or indirect subsidiaries, and we expect United Online to agree to indemnify us for these taxes.

        Notwithstanding the foregoing, we expect that, under the Tax Sharing Agreement, we also generally will be responsible for any taxes imposed on United Online that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, to the extent such failure to qualify is attributable to actions, events, or transactions relating to our stock, assets, or business, or a breach of the relevant representations or any covenants made by us in the Tax Sharing Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representation letter provided to counsel in connection with the Tax Opinion. In addition, we generally will be responsible for a portion of any taxes that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code, if such failure is for any reason for which neither we nor United Online is responsible. The Tax Sharing Agreement also is expected to set forth the respective obligations among our company and United Online with respect to the preparation and filing of tax returns, the administration of tax audits and disputes and other tax matters.

Transition Services Agreement

        Pursuant to the Transition Services Agreement, United Online will agree to continue to provide various services to us on an interim, transitional basis, generally for a period of up to 12 months (subject to an option, at FTD's election, to extend certain services for up to an additional 12 months).

        Transition Services.    The services United Online will provide to us will include information technology, payroll, legal, and other services.

        Standard of Performance.    We and United Online will perform the transition services in a manner generally consistent with the manner in which such services were provided prior to the distribution date.

        Fees.    In consideration for such services, we and United Online will each pay fees to the other for the services provided, and those fees will generally be in amounts intended to allow the party providing services to recover all of its direct and indirect costs incurred in providing those services.

        Limitation of Liabilities.    In general, neither we nor United Online will be liable to the other in connection with any service provided under the Transition Services Agreement except in the case of gross negligence, willful misconduct, or material breach of the agreement.

        Term and Termination.    The Transition Services Agreement will generally terminate after a period of 12 months (subject to an option, at FTD's election, to extend certain services for up to an additional 12 months), but one or more of the services may be subject to a specified termination date or may be terminated earlier by the receiving party at the end of a designated month by giving the providing party at least        days prior written notice of such termination. Either party will have the right to terminate the Transition Services Agreement in the event that the other party shall have (1) applied for or consented to the appointment of a receiver, trustee, or liquidator; (2) admitted in writing an inability to pay debts as they mature; (3) made a general assignment for the benefit of creditors; or (4) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Federal Bankruptcy Code (as amended).

Employee Matters Agreement

        We intend to enter into an Employee Matters Agreement with United Online that will set forth our agreements with United Online as to certain employment, compensation, and benefits matters. The Employee Matters Agreement will contain provisions concerning cooperation between us and United Online in the sharing of employee information and the maintenance of confidentiality.

        Assumption and Retention of Liabilities; Related Assets.    The Employee Matters Agreement will provide for the allocation and treatment of liabilities and assets arising out of employee compensation and benefit programs in which employees participated prior to the distribution date. Generally, it is expected that each of United Online and our company will assume or retain sponsorship of, and liabilities relating to, employee compensation and benefit programs relating to its own employees. In connection with the Separation, we will provide benefit plans and arrangements in which our employees will participate going forward.

        Effect on Equity Awards.    The Employee Matters Agreement will provide for the treatment of outstanding equity awards of United Online in connection with the Separation. It is expected that all outstanding United Online equity awards to the extent held by employees of our company as of the distribution date will be converted to our equity awards, issued pursuant to an equity incentive plan that we will establish. We expect the conversion will result in each converted award having substantially the same value as the applicable United Online equity award as of the conversion. It is not expected that any changes will be made with respect to United Online equity awards held by any individual who is employed by United Online immediately following the Separation or a former or retired employee other than appropriate adjustments to preserve their value following the Separation. The then-current purchase period under the United Online 2010 Employee Stock Purchase Plan will be truncated as of the Separation and all outstanding purchase rights under the plan at that time will be automatically exercised in accordance with the provisions of the United Online 2010 Employee Stock Purchase Plan. The expected treatment of United Online equity awards is described in more detail under the heading "The Separation—Treatment of Equity-Based Compensation."

 MANAGEMENT

Executive Officers Following the Separation

        The following table sets forth certain information as of August 27, 2013 regarding certain individuals who are expected to serve as our executive officers following the Separation, including their anticipated titles. All of the individuals are currently employees of United Online or one of its subsidiaries. After the Separation, none of these individuals will continue to be employed by United Online or any of its subsidiaries. Additional executive officers will be appointed prior to the Separation, and information concerning those executive officers will be included in an amendment to this Information Statement.

Name	Age	Position
Robert S. Apatoff	55	President, Chief Executive Officer and Director
Becky A. Sheehan	46	Executive Vice President and Chief Financial Officer
Rhys J. Hughes	44	President, Interflora
Lawrence B. Plawsky	46	Senior Vice President, Consumer
Tom D. Moeller	49	Executive Vice President, Florist

        Robert S. Apatoff has been President of FTD Group, Inc. since November 2008. He also served as a member of the board of directors of FTD Group, Inc. from November 2004 through August 2008. From May to October 2008, Mr. Apatoff served as Managing Director with Patriarch Partners, LLC, a private equity investment firm, where he was responsible for the management and development of Patriarch's consumer goods companies. From August 2003 to May 2008, he served as President and Chief Executive Officer of Rand McNally & Company. Prior to that, Mr. Apatoff served as Senior Vice President and Chief Marketing Officer at The Allstate Corporation and held senior management and marketing roles at Aetna, Inc., L.A. Gear, Inc., Reebok International, Ltd., and Anheuser Busch, Inc. Mr. Apatoff earned a B.A. in Communications from DePauw University.

        Becky A. Sheehan joined FTD Group, Inc. in July 2006 as Executive Vice President, Chief Financial Officer. Prior to joining FTD Group, Inc., she was an Audit Partner with Deloitte and had 19 years of experience in public accounting with both Deloitte and Arthur Andersen. At Deloitte, Ms. Sheehan served as the leader of the Consumer Business and Manufacturing Audit Practice for the Chicago office. Prior to joining Deloitte, Ms. Sheehan was a partner with Arthur Andersen. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. Sheehan received her Bachelor's degree in Accounting from Illinois State University.

        Rhys J. Hughes was appointed President of Interflora in May 2008, having previously spent two years as Chief Operating Officer. He joined Interflora in 2001 as Finance Director. Prior to joining Interflora, Mr. Hughes held senior financial roles with Boots Opticians and Vision Express. He is a Chartered Accountant, having qualified with KPMG in Nottingham, where he spent most of his time in audit services. He received a First Class Honours Degree in Industrial Economics from Nottingham University.

        Lawrence B. Plawsky joined FTD in January 2010 as Senior Vice President of Marketing and was promoted to Senior Vice President of the Consumer Division in September 2012. Prior to joining FTD, he served as Vice President of Marketing at Beam Global Spirits and Wine, a premium distilled spirits company. Prior to Beam, Mr. Plawsky held senior marketing and management roles at Servicemaster / WeServeHomes.com and at Procter & Gamble. He holds an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S. in Business Administration from Washington University, where he graduated with honors.

        Tom D. Moeller has been with FTD since April 2010. He joined FTD as Executive Vice President, Florist from the William Wrigley Jr. Company, where he served as Global Chief Customer Officer since

2007 and as Vice President, U.S. Customer Sales and Support from 2001 to 2007. Prior to Wrigley, Mr. Moeller served as General Manager at Schering-Plough HealthCare, responsible for their Wal-Mart and Alternative Trade Channel businesses. Before joining Schering-Plough, he spent 12 years at Nabisco, Inc. in various sales and customer marketing roles. Mr. Moeller has had over 25 years of experience in consumer packaged goods. He is a graduate of Wartburg College and continued his executive education at Northwestern University and Cornell University.

Board of Directors Following the Separation

        As of the date of Separation, our Board of Directors will consist of five members, with two vacancies. We anticipate filling these two vacancies after the Separation with independent directors. The following table sets forth information as of August 27, 2013 regarding individuals who are expected to serve as our directors following the Separation. See "—Executive Officers Following the Separation" for information regarding Robert S. Apatoff, our President, Chief Executive Officer and Director.

Name	Age	Position
Robert S. Apatoff	55	President, Chief Executive Officer and Director
James T. Armstrong	47	Director
Robert Berglass	75	Director
Joseph Harch	59	Director
Dennis Holt	77	Director

        James T. Armstrong has served as a director of United Online since September 2001 and was a director of NetZero, Inc. from 1998 until September 2001. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners), an incubator and financier of early stage startup companies, since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the Board of Directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas. Serving as a Managing Director of a venture capital fund focused on growing technology companies in a variety of markets, Mr. Armstrong brings to our Board of Directors well-developed business and financial acumen critical to our company. In addition, having served as a director of United Online since 2001, Mr. Armstrong possesses a breadth of knowledge regarding our business.

        Robert Berglass has served as a director of United Online since September 2001 and was a member of the Board of Directors of Classmates Media Corporation, a wholly-owned subsidiary of United Online, from September 2007 to January 2010. Mr. Berglass was a director of NetZero, Inc. from November 2000 until September 2001. Mr. Berglass has been United Online's Lead Independent Director since February 2006. Since February 2002, Mr. Berglass has been a consultant to and served as the Chairman of DAVEXLABS LLC, an independent hair care company dedicated to salon professionals. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer, and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer, and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President. Having served as Chairman, Chief Executive Officer, and President of a large, global personal care products company with some of the world's most recognized brands, Mr. Berglass presents valuable insight into organizational and operational management issues crucial to a public company, as well as valuable insight on various aspects of consumer marketing. In addition, having served as a director of United Online since 2001, Mr. Berglass possesses a breadth of knowledge regarding our business.

        Joseph Harch has been the Managing Member of Harch Capital Management, LLC, a registered investment advisor, from June 1991 to present. From 1990 to 1991, Mr. Harch was a senior investment banker employed by Donaldson, Lufkin & Jenrette, Inc. From 1988 to 1990, Mr. Harch served as the national High Yield and Corporate Syndicate Manager for Drexel Burnham Lambert, Inc., where he also served as a Managing Director in the Corporate Finance Department from 1984 to 1988. Mr. Harch was a First Vice President in the Corporate Finance Department of Prudential Bache Securities from 1982 to 1984 and a First Vice President in the Corporate Finance Department of Batemen Eichler, Hill Richards from 1979 to 1982. From 1975 to 1979, Mr. Harch was a Certified Public Accountant with Arthur Young & Company. Mr. Harch brings to our Board of Directors experience conducting audits for public companies, preparing audited financial statements, working with ratings agencies, and serving as an investment banker to public companies. He also has significant experience advising corporate issuers in capital markets and merger and acquisition transactions.

        Dennis Holt has served as a director of United Online since September 2001 and was a director of NetZero, Inc. from January 2001 until September 2001. Mr. Holt founded US International Media LLC, a media services agency, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman and Chief Executive Officer from 1970 through January 2002. Mr. Holt also serves on the Board of Directors of several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California. Having served as Chairman and Chief Executive Officer of several companies focused on advertising media and, in addition, having served as a director of United Online since 2001, Mr. Holt possesses a breadth of knowledge regarding our business.

Director Independence

        Immediately following the Separation, we expect that our Board of Directors will consist of five members, with two vacancies. We anticipate filling these two vacancies after the Separation with independent directors. We anticipate that our Board of Directors will consist of a majority of independent directors and that committees of our Board of Directors will consist solely of independent directors, as required by the NASDAQ listing standards. Our Board of Directors is expected to formally determine the independence of its directors following the Separation. We expect that our Board of Directors will determine that the following directors, who are anticipated to be elected to our Board of Directors, are independent: Messrs. Armstrong, Berglass, Harch, and Holt.

Classified Board

        Upon completion of the Separation, our Board of Directors will be divided into three classes of directors that will be of equal size to the extent possible. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Separation, the directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders following the Separation, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders following the Separation. We expect that Class I will be comprised of Mr. Harch and the two vacancies, Class II will be comprised of Messrs. Armstrong and Holt, and Class III will be comprised of Messrs. Apatoff and Berglass. Beginning with the first annual meeting of stockholders following the Separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

Committees of the Board of Directors

        Upon completion of the Separation, the committees of our Board of Directors are expected to consist of an Audit Committee, a Compensation Committee, and a nominating and corporate governance committee ("Nominating and Corporate Governance Committee"). Each of these committees will be comprised entirely of independent directors, as required by the NASDAQ listing standards. Our Board of Directors will adopt a written charter for each of these committees, which will be posted to our website prior to the distribution date.

Audit Committee

        The initial members of the Audit Committee are expected to be Messrs. Harch, Armstrong and Berglass, each of whom we expect will be determined to be an independent director as defined in the listing standards of Rule 5605(a)(2) of the NASDAQ Marketplace Rules, will satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and will be financially literate as prescribed by the listing standards of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Harch, who is expected to be the chairman of the Audit Committee, and Mr. Armstrong are both expected to qualify as an "audit committee financial expert" under SEC rules. The Audit Committee will oversee our accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee will be responsible for the appointment, compensation, retention, oversight, and termination of our independent registered public accounting firm, including evaluating its independence and reviewing its performance. In addition, the Audit Committee will be responsible for reviewing and discussing the annual audit plan with our independent registered public accounting firm, reviewing our annual consolidated financial statements, our interim consolidated financial statements, our internal control over financial reporting, and our accounting practices and policies. Furthermore, the Audit Committee will oversee our internal audit function, will review and approve the annual internal audit plan, will review with management our risk assessment and risk management policies and procedures, will review and approve or disapprove any proposed transactions required to be disclosed by Item 404 of Regulation S-K, and will review legal and regulatory matters. The Audit Committee will also review the results of the year-end audit with the independent registered public accounting firm and will recommend to our Board of Directors whether the financial statements should be included in our annual reports. Additionally, it will prepare the Audit Committee report to be included in the annual proxy statement. The Audit Committee will also perform other functions or duties, within the scope of its responsibilities, as deemed appropriate by the Audit Committee or our Board of Directors.

        The Audit Committee will establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

        The initial members of the Compensation Committee are expected to be Messrs. Berglass, Harch and Holt, each of whom we expect will be determined to be an independent director as defined in the listing standards of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Berglass is expected to be the chairman of the Compensation Committee. The Compensation Committee will administer our executive compensation programs and will be responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including adjustments to annual base salary and the establishment of the applicable performance goals under our annual management incentive bonus plan and the specific bonus amount for each potential level of goal attainment. The Compensation Committee will also administer our equity incentive plan and will have the exclusive authority to make awards under such plan to our executive officers. In addition, the Compensation Committee will administer our retirement plans.

        The Compensation Committee will also approve all employment agreements, severance or termination arrangements, and other compensatory contracts or arrangements made with our executive officers. The Compensation Committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or as otherwise deemed appropriate by our Board of Directors.

        The Compensation Committee will make all decisions regarding the cash and equity compensation of our chief executive officer ("Chief Executive Officer"), although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent members of our Board of Directors. With respect to all other executive officers, the Compensation Committee will determine their compensation, taking into account the recommendations of our Chief Executive Officer who will annually review the performance of the other executive officers and will then present to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee may exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that will not be provided to all senior-level employees (for example, any executive-level health and welfare benefits, deferral plans and perquisites) will be made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer.

        The Compensation Committee will have the authority to retain the services of independent counsel, consultants, or other advisors, including an independent compensation consulting firm, in connection with its responsibilities in setting compensation for our executive officers. The Compensation Committee may form subcommittees and delegate such authority as the Compensation Committee deems appropriate, subject to any restrictions imposed by law or listing standard.

        It is not expected that any of our executive officers will serve as a member of the Board of Directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or our Compensation Committee.

Nominating and Corporate Governance Committee

        The initial members of the Nominating and Corporate Governance Committee are expected to be Messrs. Armstrong, Harch and Holt, each of whom we expect will be determined to be an independent director as defined in the listing standards of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Armstrong is expected to be the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be responsible for assisting with respect to director candidates and nominees, including by identifying, recruiting and, if appropriate, interviewing candidates to fill positions on our Board of Directors; establishing procedures to be followed by stockholders in submitting recommendations for director candidates; reviewing backgrounds and qualifications of individuals being considered as director candidates; recommending to our Board of Directors the director nominees; and reviewing the suitability for continued service as a director of each member of our Board of Directors when his or her term expires and when he or she has a change in status. The Nominating and Corporate Governance Committee will also be responsible for assisting our Board of Directors with regard to the composition, structure, and procedures of our Board of Directors and its committees, including by reviewing and making recommendations to our Board of Directors regarding the size and structure of our Board of Directors; the frequency and nature of meetings of our Board of Directors; any other aspect of the procedures of our Board of Directors; the size and composition of each committee of our Board of Directors; individuals qualified to fill vacancies on the committees; the functioning of the committees; committee assignments and any policies regarding rotation of committee memberships and/or chairpersonships; and the establishment of special committees. The Nominating and Corporate Governance Committee will also oversee the evaluation of our Board of Directors and its committees, will evaluate and make recommendations regarding the termination of board membership, and assist with the selection of a new Chairman or

Chief Executive Officer in the event such becomes necessary. In addition, the Nominating and Corporate Governance Committee will be responsible for reviewing periodically, and recommending to our Board of Directors, the Corporate Governance guidelines and the Code of Ethics and any changes thereto, as well as considering and making any other recommendations related to corporate governance issues.

Code of Ethics

        Prior to completion of the Separation, we will adopt a code of ethics ("Code of Ethics"), which will apply to all of our outside directors, officers and employees, including our Chief Executive Officer and our chief financial officer and accounting officer. The Code of Ethics will constitute our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and our "code of conduct" within the meaning of the NASDAQ listing standards. A copy of the Code of Ethics will be posted on the corporate governance page of our website prior to the distribution date.

Compensation Committee Interlocks and Insiders Participation

        The Compensation Committee will consist entirely of independent directors who our Board of Directors determines to be independent within the meaning of NASDAQ listing standards. We do not anticipate that any of the Compensation Committee's members will be:

  •
  a current or former officer or employee of FTD;

  •
  a participant in a "related person" transaction occurring after January 1, 2010 (for a description of our policy on related-person transactions, see "Certain Relationships and Related-Party Transactions—Related-Party Transactions Policies and Procedures"); or

  •
  an executive officer of another entity at which one of our executive officers serves on the Board of Directors.

Director Compensation

Director Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by the persons who served as non-employee directors of United Online for the year ended December 31, 2012 and who are expected to serve on our Board of Directors following the Separation.

Name	Fees Earned in Cash(1)	Stock Awards(2)	Total(3)
James T. Armstrong	$105,000	$127,497	$232,497
Robert Berglass	$164,500	$127,497	$291,997
Dennis Holt	$123,500	$127,497	$250,997

(1)
Fees earned in cash for the year ended December 31, 2012 consisted of the following:

Name	Board Annual Retainer Fee	Fees Earned as Lead Independent Director or a Chair or Member of one or more Board Committees	Fees for Meetings Attended	Total Fees Earned in Cash
James T. Armstrong	$25,000	$50,000	$30,000	$105,000
Robert Berglass	$25,000	$101,500	$38,000	$164,500
Dennis Holt	$25,000	$57,500	$41,000	$123,500

(2)
On February 29, 2012, each non-employee director was awarded United Online restricted stock units covering 25,197 shares of United Online common stock. Each unit provided such director with the right to receive one share of United Online common stock upon the vesting of that unit. The amount reported in this column represents the grant-date fair value of each such restricted stock unit award, calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"), and does not take into account any estimated forfeitures related to the service-based vesting condition in effect for the award. For information regarding assumptions underlying the ASC 718 valuation of our equity awards, see Note 10 of the consolidated financial statements in United Online's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)
The non-employee directors hold United Online restricted stock units, which contain dividend equivalent rights. Pursuant to those rights, each non-employee director will receive, as dividends or other distributions are declared and paid on the outstanding shares of United Online common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to United Online stockholders. The payment will be made in the same form and at the same time as the actual dividend or distribution is made to United Online stockholders. The ASC 718 value of restricted stock unit awards made to the non-employee directors takes the dividend equivalent rights into consideration, and the amounts received by the non-employee directors pursuant to those rights are not included in the table as part of their compensation for the 2012 fiscal year. During the 2012 fiscal year, each non-employee directors received cash payments totaling $9,368.

        The following table shows the number of shares of United Online common stock subject to the outstanding restricted stock units and stock options which each of the non-employee directors held as of December 31, 2012:

Name	Aggregate Number of Shares Subject to RSUs	Aggregate Number of Shares Subject to Options
James T. Armstrong	25,197	22,500
Robert Berglass	25,197	45,000
Dennis Holt	25,197	22,500

 EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning the compensation paid by United Online for the fiscal years ended December 31, 2012 and 2011 to the individuals whom we expect will be our three most highly compensated executive officers following the Separation. The individuals listed in the table will be hereinafter referred to as the "named executive officers." The named executive officers and their titles prior to the Separation are as follows:

  •
  Robert S. Apatoff, President, FTD Companies, Inc.;

  •
  Becky A. Sheehan, Executive Vice President and Chief Financial Officer, FTD Companies, Inc.; and

  •
  Rhys J. Hughes, President, Interflora.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that our executive officers will receive following the Separation. As described in the section "Potential Payments on Termination or Change in Control," We anticipate entering into new employment agreements with Mr. Apatoff and Ms. Sheehan, which agreements will become effective immediately following the Separation, and their existing employment agreements will terminate as of the Separation.

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Stock Option Awards(5)	Non-Equity Incentive Plan Compensation	All Other Compensation (6)(7)(8) (9)(10)	Total
Robert S. Apatoff	2012	$630,000	—	506,000	N/A	587,038	19,341	$1,742,379
President	2011	$630,000	—	N/A	686,203	624,540	14,015	$1,954,758
Becky A. Sheehan	2012	$421,270	260,000	227,700	N/A	—	3,750	$912,720
Executive Vice President and Chief Financial Officer	2011	$409,000	320,000	317,250	N/A	—	3,675	$1,049,925
Rhys J. Hughes(1)	2012	$262,994	381,451	227,700	N/A	—	48,143	$920,288
President, Interflora	2011	$258,948	195,837	317,250	N/A	—	45,982	$818,017

(1)
Mr. Hughes is the President of our Interflora division in the U.K. All amounts shown in the table are in U.S. Dollars and have been translated from British Pounds using average rates for the applicable periods.

(2)
The salaries reflected in the Summary Compensation Table may be subject to future increase in the discretion of FTD's Board of Directors. The base salary level, once increased, becomes the new minimum base salary. The amount reported as base salary in the Summary Compensation Table also includes the portion deferred under our 401(k) plan, a tax-qualified deferred compensation plan.

(3)
Represents discretionary cash bonus awards made to our named executive officers. In 2012, Mr. Hughes also received a bonus payment totaling £143,000 under the terms of his service agreement.

(4)
Amounts reflect the aggregate grant-date fair value of the stock awards made in the applicable fiscal year. The grant-date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to service-based vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of our equity awards made in 2012, see Note 10 of the consolidated financial statements, which are included elsewhere in this Information Statement.

(5)
Amounts reflect the aggregate grant-date fair value of the stock option awards made in the applicable fiscal year. The grant-date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to service-based vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of our equity awards made in 2011, see Note 10 of the consolidated financial statements, which are included elsewhere in this Information Statement.

(6)
Includes a matching contribution we made to the 401(k) plan on behalf of each participating named executive officer, other than Mr. Hughes, in an amount not to exceed the lesser of (1) 25% of the participating officer's contribution, and (2) 25% of the first 6% of the participating officer's eligible compensation, as determined under such plan. See Note 9 below for the dollar amount of the matching contributions included in the "All Other Compensation" column of the Summary Compensation Table.

(7)
The restricted stock units held by our named executive officers, other than those held by Mr. Hughes, contain dividend equivalent rights. Pursuant to those rights, such named executive officer will receive, as dividends or other distributions are declared and paid on our outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to our stockholders. The payment will be made in the same form and at the same time as the actual dividend or distribution is made to the stockholders.

The payments received by the named executive officers in the 2012 fiscal year pursuant to the dividend equivalent rights pertaining to those restricted stock units are not included as part of their compensation in the "All Other Compensation" column for the 2012 fiscal year, and payments made in the immediately prior fiscal year pursuant to such dividend equivalent rights were not included in the "All Other Compensation" column for that year. The aggregate amount received by each of the named executive officers for the last two fiscal years pursuant to dividend equivalent rights associated with restricted stock unit awards was as follows:

	Year Ended December 31,
Name	2012	2011
Robert S. Apatoff	$93,500	$124,000
Becky A. Sheehan	$45,750	$43,125
Rhys J. Hughes	$—	$—
(8)
We provide medical and dental coverage to our U.S. employee base. For Mr. Apatoff, we pay the portion of the insurance premiums for such coverage that otherwise would have been payable by him as required employee contributions (the "basic insurance coverage premiums"). In addition, we also provide supplemental medical and dental coverage to Mr. Apatoff, under the Exec-U-Care plan. The annual per participant membership fee we pay under the Exec-U-Care plan is $250 and includes the premium for an accidental death and dismemberment insurance policy with up to $100,000 in coverage. See Note 9 below for the aggregate dollar amount of the basic insurance coverage premiums, the medical and dental benefits provided through the Exec-U-Care plan, together with the $250 annual membership fee for such plan that is included in the "All Other Compensation" column of the Summary Compensation Table.

(9)
The table below sets forth the various items included in the "All Other Compensation" column for the 2012 fiscal year for Mr. Apatoff and Ms. Sheehan:

Name	401(k) Matching Contribution	Medical/Dental Benefits	Total(3)
Robert S. Apatoff	$3,750	15,591	$19,341
Becky A. Sheehan	$3,750	—	$3,750

  The table below sets forth the various items included in the "All Other Compensation" column for the 2011 fiscal year for Mr. Apatoff and Ms. Sheehan:

Name	401(k) Matching Contribution	Medical/Dental Benefits	Total(3)
Robert S. Apatoff	$3,675	10,340	$14,015
Becky A. Sheehan	$3,675	—	$3,675
(10)
The table below sets forth the various items included in the "All Other Compensation" column for the 2012 fiscal year for Mr. Hughes, which includes the cost of a leased company car, including fuel and maintenance and repair costs; pension plan contributions; and medical benefits:

Name	Company Vehicle	Pension Plan Contributions	Medical Benefits	Total
Rhys J. Hughes	$24,396	21,040	2,707	$48,143

  The table below sets forth the various items included in the "All Other Compensation" column for the 2011 fiscal year for Mr. Hughes:

Name	Company Vehicle	Pension Plan Contributions	Medical Benefits	Total
Rhys J. Hughes	$22,654	20,782	2,546	$45,982

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The following table provides certain summary information concerning outstanding United Online equity awards held by the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units That Have Not Vested(8)
Robert S. Apatoff	116,666	233,334	(2)	$7.05	2/14/2021		30,000	(3)	$167,700
							100,000	(4)	$559,000
Becky A. Sheehan	—	—		—	—		22,500	(5)	$125,775
							33,750	(6)	$188,663
							45,000	(7)	$251,550
Rhys J. Hughes	—	—		—	—		20,000	(5)	$111,800
							33,750	(6)	$188,663
							45,000	(7)	$251,550

(1)
Each such unvested United Online stock option or nonvested United Online stock award will vest, in whole or in part, on an accelerated basis upon the occurrence of certain events, as described in the "Potential Payments Upon Termination or Change in Control" section, which appears elsewhere in this Information Statement.

(2)
Represents an award of United Online stock options granted on February 15, 2011. The remaining unexercisable stock options will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two-year period measured from February 15, 2012.

(3)
Reflects United Online restricted stock unit awards granted on February 15, 2010 covering a total of 90,000 shares of our common stock. Each unit provided the named executive officer with the right to receive one share of United Online common stock upon the vesting of that unit. The shares of United Online common stock subject to the number of restricted stock units indicated in the table above vested in full on February 15, 2013.

(4)
Represents a United Online restricted stock unit award granted on February 29, 2012. Each unit provides the named executive officer with the right to receive one share of United Online common stock upon the vesting of that unit. The restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three-year period measured from February 15, 2012.

(5)
Reflects United Online restricted stock unit awards granted on February 15, 2010 to Ms. Sheehan and Mr. Hughes, covering a total of the following number of shares of United Online common stock: Ms. Sheehan, 45,000 shares, and Mr. Hughes, 40,000 shares. Each unit provides the named executive officer with the right to receive one share of United Online common stock upon the vesting of that unit. The restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two-year period measured from February 15, 2012.

(6)
Reflects United Online restricted stock unit awards granted on February 15, 2011 to Ms. Sheehan and Mr. Hughes, covering a total of the following number of shares of United Online common stock: Ms. Sheehan, 45,000 shares, and Mr. Hughes, 45,000 shares. Each unit provides the named executive officer with the right to receive one share of United Online common stock upon the vesting of that unit. The restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three-year period measured from February 15, 2012.

(7)
Represents United Online restricted stock unit awards granted on February 29, 2012. Each unit provides the named executive officer with the right to receive one share of United Online common stock upon the vesting of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the named executive officer's completion of each year of service with us over the four-year period measured from February 15, 2012.

(8)
The valuations are based on the $5.59 closing price of United Online's common stock on December 31, 2012.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Robert S. Apatoff

        Mr. Apatoff is party to an employment agreement with FTD Group which provides that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control of United Online as defined in his employment agreement, then his outstanding equity awards will vest in full. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or within 24 months following, a change in control, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. If Mr. Apatoff's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change in control separation), in an aggregate amount equal to three times his then-current annual rate of base salary. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. As consideration for such severance benefits, Mr. Apatoff agreed to a 12-month non-competition agreement and to provide us with a standard release of claims. If Mr. Apatoff's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        While the Separation would constitute a change in control under the agreement (which, as noted above, also requires a termination of employment in order for benefits to be paid), we anticipate entering into a new employment agreement with Mr. Apatoff, which agreement will become effective immediately following the Separation. The Separation will not constitute a change in control under the new agreement because it will have occurred immediately prior to the agreement becoming effective. The new agreement will be disclosed and described upon its finalization.

Becky A. Sheehan

        Ms. Sheehan is party to an employment agreement with Florists' Transworld Delivery, Inc. which provides that if her employment is terminated without cause, or she resigns for good reason, in connection with, or within 12 months following, a change in control of United Online as defined in her employment agreement, then she will receive an additional 12 months of vesting credit under her outstanding equity awards or, if greater, an additional period of service equal in duration to the actual period of service Ms. Sheehan completed between the date of the commencement of vesting with respect to such equity awards and the date of such termination, applied as if such awards vested in equal monthly increments over the vesting period. If her employment is terminated without cause, or she resigns for good reason, other than in connection with, or within 12 months following, a change in control, then she will receive an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. If Ms. Sheehan's employment is terminated without cause, or she resigns for good reason, whether or not in connection with a change in control, then she will be entitled to a severance payment, payable in 12 equal monthly installments, in an aggregate amount equal to 12 months of her then-current monthly rate of base salary and a specified bonus amount. In addition, she will receive a prorated amount of that specified bonus for the year of her termination. Her specified bonus amount will be equal to the lesser of her then-current annual base salary and the annual bonus paid to her for the preceding fiscal year. She will also be entitled to any earned but unpaid bonus for the fiscal year preceding her termination. As consideration for such severance benefits, Ms. Sheehan agreed to a non-competition agreement and to sign a standard release of claims. If Ms. Sheehan's employment is terminated due to her death or disability, then she will receive an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        While the Separation would constitute a change in control under the agreement (which, as noted above, also requires a termination of employment in order for benefits to be paid), we anticipate entering into a new employment agreement with Ms. Sheehan, which agreement will become effective immediately following the Separation. The Separation will not constitute a change in control under the new agreement because it will have occurred immediately prior to the agreement becoming effective. The new agreement will be disclosed and described upon its finalization.

Rhys J. Hughes

        Mr. Hughes is party to a service agreement with Interflora Holdings Limited, which generally requires six months' notice of termination of employment. The service agreement also provides that if his employment is terminated before June 1, 2014, in circumstances under which he is qualified as a "good leaver" pursuant to the terms of the service agreement, he will be entitled to a prorated portion of the remaining unpaid aggregate balance of his bonus. Mr. Hughes agreed to a 6-month non-competition and non-solicitation provision under his service agreement.

 FTD COMPANIES, INC. 2013 INCENTIVE COMPENSATION PLAN

        It is anticipated that United Online will approve the FTD Companies, Inc. Incentive Compensation Plan (the "2013 Plan"), under which                        shares of our common stock will initially be reserved for issuance. The 2013 Plan will become effective upon the Separation. Key terms of the 2013 Plan are as set forth below.

Section 162(m) of the Code

        Generally, Section 162(m) of the Code does not permit a tax deduction for compensation in excess of $1 million paid in any calendar year by a publicly-traded company to its chief executive officer or any of the three other most highly-compensated executive officers (other than the principal financial officer). However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain criteria are satisfied, including that the material terms pursuant to which the compensation is to be paid is disclosed to and approved by the company's stockholders. Accordingly, if the 2013 Plan, including the list of performance criteria applicable under the 2013 Plan for awards intended to qualify as performance-based under Section 162(m) of the Code, is approved by stockholders and other conditions of Section 162(m) of the Code are satisfied, certain compensation paid to the above individuals pursuant to the 2013 Plan should not be subject to the deduction limit of Section 162(m) of the Code.

        The following is a description of the 2013 Plan. However, the description is intended to be only a summary of the material provisions of the 2013 Plan, and does not purport to be complete. A copy of the actual 2013 Plan is attached as Exhibit 10.6.

Incentive Programs

        The 2013 Plan consists of three separate incentive compensation programs: (i) the discretionary grant program, (ii) the stock issuance program and (iii) the incentive bonus program. The principal features of each program are described below.

Administration

        The Compensation Committee of the Board of Directors (either acting directly or through a subcommittee of two or more members) will have the exclusive authority to administer the discretionary grant, stock issuance and incentive bonus programs with respect to awards made to our executive officers and will also have the authority to make awards under those programs to all other eligible individuals. However, the Board of Directors may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make awards under those programs to individuals other than executive officers and non-employee Board members. All awards to non-employee directors will be made by the Board of Directors on the basis of the recommendations of the Compensation Committee or by the Compensation Committee (or a subcommittee thereof) comprised solely of independent directors.

        The term "plan administrator", as used in this summary, will mean the Compensation Committee (or subcommittee) and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2013 Plan.

Eligibility

        Officers and employees, as well as consultants and other independent advisors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary grant, stock issuance and incentive bonus programs. The non-employee members of the Board of Directors will also be eligible to participate in those three programs and may receive periodic awards under one or more of those programs.

Securities Subject to the 2013 Plan

        The number of shares of common stock that may be issued pursuant to the 2013 Plan will be                                    shares. If any shares of common stock subject to an award under the 2013 Plan are forfeited, expire or are settled for cash (in whole or in part), then in each such case, the shares of common stock subject to such award will, to the extent of such forfeiture, expiration or cash settlement, again be available for grant.

        The shares of common stock issuable under the 2013 Plan may consist, in whole or in part, of our authorized but unissued common stock or treasury shares. In the event that withholding tax liabilities arising from an award, other than a stock option or stock appreciation right granted under the 2013 Plan are satisfied by the tendering of shares of common stock (either actually or by attestation) or by the withholding of shares of common stock by the company, the shares of common stock so tendered or withheld will again be available for awards under the 2013 Plan. Notwithstanding anything to the contrary contained herein, the following shares of common stock will not be added to the shares of common stock authorized for grant under the 2013 Plan: (i) shares of common stock tendered by the optionee or withheld by the company in payment of the purchase price of a stock option under the 2013 Plan; (ii) shares of common stock tendered by the optionee or withheld by the company to satisfy any tax withholding obligation with respect to stock options or stock appreciation rights under the 2013 Plan; (iii) shares of common stock subject to a stock appreciation right under the 2013 Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares of common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options under the 2013 Plan.

ISO Limitation

        The maximum number of shares of common stock which may be issued under the 2013 Plan pursuant to stock options intended to qualify as incentive stock options under the federal tax laws may not exceed                                    shares in the aggregate, subject to adjustment as provided for in the "Changes in Capitalization" section set forth below.

Equity Incentive Programs

Discretionary Grant Program

        Under the discretionary grant program, eligible persons may be granted stock options to purchase shares of our common stock or stock appreciation rights tied to the value of our common stock. The plan administrator will have complete discretion to determine which eligible individuals are to receive stock option grants or stock appreciation rights, the time or times when those stock options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule to be in effect for the grant, the maximum term for which the granted stock option or stock appreciation right is to remain outstanding and the status of any granted stock option as either an incentive stock option or a non-statutory stock option under the federal tax laws.

        Each granted stock option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the stock option shares on the grant date. No granted stock option will have a term in excess of ten years. Each stock option will generally vest and become exercisable for the underlying shares in one or more installments over a specified period of service measured from the grant date. However, one or more stock options may be structured so that they will be immediately exercisable for any or all of the stock option shares. The shares acquired under such immediately exercisable stock options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.

        Upon cessation of service, the optionee will have a period of time specified by the plan administrator in which to exercise his or her outstanding stock options to the extent they are at the time exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding stock options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of such stock options in whole or in part. Such discretion may be exercised at any time while the stock options remain outstanding.

        The 2013 Plan allows the issuance of two types of stock appreciation rights under the discretionary grant program:

  •
  Tandem stock appreciation rights granted in conjunction with stock options which provide the holders with the right to surrender the related stock option for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered stock option over (ii) the aggregate exercise price payable for those shares.

  •
  Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

        The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in (i) cash, (ii) shares of our common stock or (iii) a combination of cash and shares of our common stock. Upon cessation of service with us, the holder of a stock appreciation right will have a period of time specified by the plan administrator in which to exercise such right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder's cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Repurchase Rights

        The plan administrator will have the discretion to grant stock options which are exercisable for unvested shares of common stock. Should the optionee cease service while such shares are unvested, the company will have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the fair market value per share of common stock at the time of repurchase. The terms upon which such repurchase right will be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) will be established by the plan administrator.

Repricing/Cash-Out Prohibition

        The plan administrator may not implement any of the following repricing/cash-out programs without obtaining stockholder approval: (i) the cancellation of outstanding stock options or stock appreciation rights in return for new stock options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding stock options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2013 Plan, except in connection with a change in control transaction, or (iii) the direct reduction of the exercise price in effect for outstanding stock options or stock appreciation rights.

Stock Issuance Program

        Shares may be issued under the stock issuance program subject to performance or service vesting requirements established by the plan administrator. Shares may also be issued as a fully-vested bonus for past services without any cash outlay required of the recipient. Shares of our common stock may also be issued under the program pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient's service with us. Performance shares may also be issued under the program in accordance with the following parameters:

          (i)  The vesting of the performance shares will be tied to the attainment of corporate performance objectives over a specified performance period, all as established by the plan administrator at the time of the award.

         (ii)  At the end of the performance period, the plan administrator will determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

        (iii)  The performance shares which so vest will be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the plan administrator at the time the performance shares are awarded or the period selected by the participant in accordance with the applicable requirements of Section 409A of the Code.

        (iv)  Performance shares may be paid in cash or shares of our common stock.

         (v)  Performance shares may also be structured so that the shares are convertible into shares of our common stock, but the rate at which each performance share is to so convert will be based on the attained level of performance for each applicable performance objective.

        The plan administrator has complete discretion under the program to determine which eligible individuals are to receive awards under the stock issuance program, the time or times when those awards are to be made, the form of those awards, the number of shares subject to each such award, the vesting schedule to be in effect for the award, the issuance schedule for the shares which vest under the award and the cash consideration (if any) payable per share.

        In order to assure that the compensation attributable to one or more awards made under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered employee which is imposed under Section 162(m) of the Code, the plan administrator also has the discretionary authority to structure one or more awards so that the shares of common stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria:

          (i)  earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation;

         (ii)  earnings per share;

        (iii)  growth in earnings or earnings per share;

        (iv)  market price of our common stock;

         (v)  return on equity or average stockholder equity;

        (vi)  total stockholder return or growth in total stockholder return, either directly or in relation to a comparative group;

       (vii)  return on capital;

      (viii)  return on assets or net assets;

        (ix)  invested capital, rate of return on capital or return on invested capital;

         (x)  revenue, growth in revenue or return on sales;

        (xi)  income or net income;

       (xii)  operating income or net operating income;

      (xiii)  operating profit or net operating profit;

      (xiv)  operating margin;

       (xv)  return on operating revenue or return on operating profit;

      (xvi)  cash flow or cash flow per share (before or after dividends);

     (xvii)  market share;

    (xviii)  collections and recoveries;

      (xix)  debt reduction;

       (xx)  litigation and regulatory resolution goals;

      (xxi)  expense control goals;

     (xxii)  budget comparisons;

    (xxiii)  development and implementation of strategic plans and/or organizational restructuring goals;

    (xxiv)  productivity goals;

      (xxv)  workforce management and succession planning goals;

    (xxvi)  economic value added;

   (xxvii)  measures of customer satisfaction;

  (xxviii)  formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance our revenue or profitability or enhance its customer base; and

     (xxix)  mergers, acquisitions and other strategic transactions.

        In addition, such performance criteria may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities (or an index covering multiple entities) and may also be based on the performance of any of our business units or divisions or any parent or subsidiary entity, in all cases on an absolute or relative basis or any combination thereof. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment or exclusion as to one or more of the following items: (A) asset impairments or write-downs; (B) litigation or governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with actual or potential business combinations, mergers, acquisitions, dispositions, spin offs, financing transactions, and other strategic transactions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the company or any parent or subsidiary; (G) any unusual, infrequent, extraordinary or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the 2013 Plan or other bonus or incentive compensation plans of the company or any parent or subsidiary; (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the company or any parent or subsidiary; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the company or any parent or subsidiary or the gain or loss realized upon the sale of any such business or assets thereof; and (K) the impact of foreign currency fluctuations or changes in exchange rates.

        Stockholder approval of this proposal will also constitute approval of the foregoing performance goals for purposes of establishing the specific vesting targets for one or more awards under the 2013 Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

        Outstanding awards under the stock issuance program will automatically terminate, and no shares of our common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. However, the plan administrator will have the discretionary authority to issue shares of our common stock in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained. In no event, however, will any vesting requirements tied to the attainment of performance objectives be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of the participant's death or disability or in connection with a change in control of the company, as described under the heading "General Provisions—Change in Control".

Incentive Bonus Program

        Cash bonus awards, performance unit awards and dividend equivalent rights may be awarded under the incentive bonus program. Cash bonus awards will vest over an eligible individual's designated service period or upon the attainment of pre-established performance goals. Performance unit awards will be subject to the following parameters:

          (i)  A performance unit will represent either (a) a unit with a dollar value tied to the level at which pre-established corporate performance objectives based on one or more performance goals are attained or (b) a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more performance goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each performance unit which becomes due and payable upon the attained level of performance will be determined by dividing the amount of the resulting bonus pool (if any) by the total number of performance units issued and outstanding at the completion of the applicable performance period.

         (ii)  Performance units may also be structured to include a service-vesting requirement which the participant must satisfy following the completion of the performance period in order to vest in the performance units awarded with respect to that performance period.

        (iii)  Performance units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable service-vesting requirement may be paid in cash or shares of our common stock valued at fair market value on the payment date.

        Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the discretionary grant program, stock issuance program or incentive bonus program, other than stock options and stock appreciation rights. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our common stock) which is made per issued and outstanding share of our common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made, in cash or shares of our common stock, either concurrently with the actual dividend or distribution made per issued and outstanding share of our common stock or may be made subject to a specified vesting schedule or a deferred payment date. However, any amounts attributable to dividend equivalent rights relating to an award subject to performance-vesting requirements will not vest or become payable prior to the vesting of that award upon the attainment of the applicable performance goals and will, accordingly, be subject to cancellation and forfeiture to the same extent as the underlying award in the event the performance goals are not attained.

        The plan administrator has complete discretion under the program to determine which eligible individuals are to receive such awards under the program, the time or times when those awards are to be made, the form of each such award, the performance objectives for each such award, the amount payable at one or more designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such award and the method by which the award is to be settled (cash or shares of our common stock).

        In order to assure that the compensation attributable to one or more awards under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per covered employee which is imposed under Section 162(m) of the Code, the plan administrator also has the discretionary authority to structure one or more awards under the incentive bonus program so that those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the performance goals described above in the summary of the stock issuance program.

        The plan administrator has the discretionary authority at any time to accelerate the vesting of any and all awards outstanding under the incentive bonus program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of the participant's death or disability or in connection with a change in control as described under the heading "General Provisions—Change in Control".

Award Limitations

        Awards made under the 2013 Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m) of the Code:

  •
  For awards denominated in shares of our common stock at the time of grant (whether payable in such common stock, cash or a combination of both), a participant in the 2013 Plan may not receive awards for more than                  shares of our common stock in the aggregate under the discretionary grant program in any calendar year and more than an additional                  shares of our common stock in the aggregate under the stock issuance and incentive bonus programs during that same calendar year. Such share limitations will be subject to adjustment from time to time for stock splits, stock dividends and similar transactions affecting the number of outstanding shares of our common stock. Stockholder approval of this proposal will also constitute approval of those share limitations for purposes of Section 162(m) of the Code. Accordingly, such limitations will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered individual (i.e., our Chief Executive Officer and the three other most highly compensated named executive officers employed at the end of the year, other than our Chief Financial Officer) imposed under Section 162(m) of the Code. In addition, shares issued under the stock issuance and incentive bonus programs may also qualify as performance-based compensation that is not subject to the deduction limitation of Section 162(m) of the Code, if the vesting of those shares is tied to the attainment of the corporate performance milestones discussed above in the summary description of that program.

  •
  For performance-based awards denominated in cash dollars at the time of grant (whether payable in cash, shares of our common stock, or both), a participant in the 2013 Plan may not receive awards that exceed in the aggregate more than                  for each calendar year within the applicable performance measurement period and with pro-ration based on such dollar limit for any fractional year included within such performance period. Stockholder approval of this proposal will also constitute approval of such dollar limitation for purposes of Section 162(m) of the Code. Accordingly, such limitation will assure that any deductions to which we would otherwise be entitled upon the payment of cash bonuses or the settlement of performance unit awards under the incentive bonus plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed under Section 162(m) of the Code, to the extent the vesting of those awards is tied to the attainment of one or more of the corporate performance milestones discussed above in the summary description of the stock issuance program.

        For awards denominated in shares of our common stock at the time of grant (whether payable in such common stock, cash or a combination of both), a non-employee director participant in the 2013 Plan may not receive awards for more than                  shares of our common stock in any calendar year. Such share limitation will be subject to adjustment, from time to time, for stock splits, stock dividends and similar transactions affecting the number of outstanding shares of our common stock.

General Provisions

Change in Control

        In the event the company should experience a change in control, the following provisions will be in effect for all outstanding awards under the discretionary grant, stock issuance and incentive bonus programs:

          (i)  Unless otherwise provided in an award agreement, each outstanding award may upon a change in control be assumed or otherwise continued in effect by the successor corporation or replaced with a comparable incentive program which preserves the intrinsic value of the award and provides for the subsequent vesting and concurrent payout of that value in accordance with the same vesting schedule in effect for that award. In the absence of such assumption, continuation or replacement of the award, the award will accelerate in full upon the change in control, except to the extent the acceleration of the award is subject to other limitations imposed by the plan administrator or the underlying award agreement.

         (ii)  Should an outstanding award be subject to performance vesting upon the attainment of one or more specified performance goals, then upon the assumption, continuation or replacement of that award in a change in control transaction, the performance vesting condition will terminate, and such award will thereupon be converted into a service-vesting award that will vest upon the completion of a service period co-terminus with the portion of the performance period (and any subsequent service-vesting component that was part of the original award) remaining at the time of the change in control.

        (iii)  The plan administrator will have complete discretion to grant one or more awards which will vest in the event the individual's service with the company or the successor entity terminates within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

        (iv)  The plan administrator will have the discretion to structure one or more awards so that those awards will immediately vest upon a change in control, whether or not they are to be assumed or otherwise continued in effect.

         (v)  Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2013 Plan in the event of (a) the closing of a merger or the sale of all or substantially all of the company's assets, other than a merger in which a person or group of related persons acquires fifty percent (50%) or less of the total combined voting power of the company's outstanding securities, (b) the occurrence of any transaction or series of related transactions pursuant to which any person or group of related persons acquires directly or indirectly beneficial ownership of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the company's outstanding securities or (c) a change in a majority of the membership of the Board over a period of thirty-six (36) months or less that is not approved by the current membership of the Board or their approved successors; provided, however, that with respect to any award which is subject to Section 409A of the Code and for which the change in control would otherwise constitute a payment-triggering event for purposes of Section 409A of the Code, no event will constitute a change in control under the 2013 Plan unless such event qualifies as a change in control under Section 409A of the Code and the regulations promulgated thereunder.

        The plan administrator's authority above extends to any awards intended to qualify as performance-based compensation under Section 162(m) of the Code, even though the accelerated vesting of those awards may result in their loss of performance-based status under Section 162(m) of the Code.

Changes in Capitalization

        In the event of any merger, reorganization, consolidation, stock split, reverse stock split, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the common stock or the value thereof (including, without limitation, a change in control transaction), then equitable adjustments will be made by the plan administrator to the 2013 Plan and to awards in such manner as the plan administrator deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in (i) the maximum number and/or class of securities issuable under the 2013 Plan, (ii) the maximum number and/or class of securities that may be issued under the 2013 Plan pursuant to incentive stock options, (iii) the maximum number and/or class of securities for which any one person may be granted common stock-denominated awards under the discretionary grant program or under the stock issuance and incentive bonus programs per calendar year, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding award under the discretionary grant program (including, if the plan administrator deems appropriate, the substitution of similar stock options to purchase the shares of, or other awards denominated in the shares of, another company), (v) the number and/or class of securities subject to each outstanding award under the stock issuance program and the cash consideration (if any) payable per share, (vi) the number and/or class of securities subject to each outstanding award under the incentive bonus program denominated in shares of common stock and (vii) the number and/or class of securities subject to our outstanding repurchase rights under the 2013 Plan and the repurchase price payable per share. Any such adjustments will be final, binding and conclusive.

Valuation

        The fair market value per share of our common stock on any relevant date under the 2013 Plan will be deemed to be equal to the closing selling price per share on such date on the national stock exchange serving as the primary market for our common stock at that time.

Stockholder Rights and Transferability

        No optionee will have any stockholder rights with respect to the stock option shares until such optionee has exercised the stock option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of the shares of our common stock issued upon such exercise. Stock options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the stock option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory stock options under the 2013 Plan so that those stock options will be transferable during optionee's lifetime by a gratuitous transfer to one or more members of the optionee's family or to a trust established for the optionee and/or one or more such family members or to the optionee's former spouse pursuant to a domestic relations order. Stand-alone stock appreciation rights, unvested shares of common stock, performance shares, restricted stock units, cash awards, performance units, and stand-alone dividend equivalent rights will be subject to the same transferability restrictions applicable to non-statutory stock options.

        A participant will have full stockholder rights with respect to any shares of our common stock issued to him or her under the stock issuance program, whether or not those shares are vested. A participant will not have any stockholder rights with respect to the shares of our common stock subject to a performance share or restricted stock unit award until that award vests and the underlying shares of common stock are actually issued. However, dividend equivalent rights may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding performance share or restricted stock unit awards, subject to such terms and conditions as the plan administrator may deem appropriate. In no event, however, will any dividends or dividend equivalent rights relating to awards subject to performance-vesting conditions vest or otherwise become payable prior to the time the underlying award vests and will accordingly be subject to cancellation and forfeiture to the same extent as the underlying award in the event those performance conditions are not attained.

Special Tax Election

        The plan administrator may structure one or more awards so that shares of our common stock may be used as follows to satisfy all or part of the withholding taxes to which such holders of those awards may become subject in connection with the issuance, exercise, vesting or settlement of those awards:

  •
  We will automatically withhold, from the shares of common stock otherwise issuable upon the issuance, exercise, vesting or settlement of such award, a portion of those shares with an aggregate fair market value equal to the applicable withholding taxes. The shares so withheld will reduce the number of shares of common stock authorized for issuance under the 2013 Plan in accordance with the applicable reduction parameters in effect under the 2013 Plan. The number of shares of common stock which may be so withheld shall be limited to the number of shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

  •
  The holder of the award may be given the right to deliver to us, at the time of the issuance, exercise, vesting or settlement of such award, one or more shares of our common stock previously acquired by such individual with an aggregate fair market value equal to all or a portion of the required withholding taxes.

Deferral Programs

        One of more of the following deferral programs may be implemented under the 2013 Plan:

          (i)  The plan administrator may structure one or more awards under the stock issuance or incentive bonus programs so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

         (ii)  The plan administrator may implement a non-employee Board member retainer fee deferral program that allows the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted stock units under the stock issuance program that defer the issuance of the shares of common stock that vest under those restricted stock units until a permissible date or event under Internal Revenue Code Section 409A.

        (iii)  To the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of our common stock, the plan administrator may authorize the share reserve under the 2013 Plan to serve as the source of any shares of common stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the 2013 Plan will be reduced on a share-for-one share basis for each share of common stock issued under the 2013 Plan in settlement of the deferred compensation owed under those separate arrangements.

Amendment and Termination

        Our Board of Directors may amend or modify the 2013 Plan at any time; provided, however, that stockholder approval will be required for any amendment which would (i) materially increase the number of shares of common stock authorized for issuance under the 2013 Plan (other than in connection with certain changes as defined in the "Changes in Capitalization" section above, (ii) materially increase the benefits accruing to participants, (iii) materially expand the class of individuals eligible to participate in the 2013 Plan, (iv) expand the types of awards which may be made under the 2013 Plan, (v) extend the term of the 2013 Plan, (vi) reduce or limit the scope of the prohibition on repricing programs set forth in the 2013 Plan or otherwise eliminate such prohibition or (vii) effect any other change or modification for which stockholder approval is required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded.

        The 2013 Plan will be effective on the effective date of the Separation (the "Effective Date"). The 2013 Plan will be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the 2013 Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date, on which date the 2013 Plan will expire except as to Awards then outstanding under the 2013 Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

Deductibility of Executive Compensation

        We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory stock options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to stock options and stock appreciation rights granted under the 2013 Plan will remain deductible by us without limitation under Section 162(m) of the Code. However, any compensation deemed paid by us in connection with shares issued under the stock issuance program or shares or cash issued under the incentive bonus program will be subject to the $1 million limitation, unless the issuance of the shares or cash is tied to the attainment of one or more of the performance criteria described above.

 SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL STOCKHOLDERS

        As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by United Online. After the Separation, United Online will not own any shares of our common stock.

        The following tables provide information with respect to the anticipated beneficial ownership of our common stock, following consummation of the distribution, by:

  •
  each stockholder who is expected to beneficially own more than 5% of FTD's outstanding common stock;

  •
  each person expected to serve on our Board of Directors as of the distribution date;

  •
  each person named in the Summary Compensation Table; and

  •
  all of our executive officers and directors as a group.

        Except as otherwise noted below, we based the share amounts on each person's beneficial ownership of United Online common stock on August 27, 2013 giving effect to a distribution ratio of one share of our common stock for every        shares of United Online common stock held by such person. Please note that these numbers will be updated in our final filing to reflect any equitable adjustments made to stock options and restricted stock units, as described elsewhere in this Information Statement.

        To the extent our directors and executive officers own United Online common stock on the record date, they will participate in the distribution on the same terms as other holders of United Online common stock.

        Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power with respect to the securities owned by such person or entity.

        Immediately following the Separation, we estimate that approximately             million shares of our common stock will be issued and outstanding, based on the number of shares of United Online common stock expected to be outstanding as of the record date. The actual number of shares of our common stock outstanding following the Separation will be determined on the record date.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers:
James T. Armstrong(2)	115,091	*
Robert Berglass(3)	71,833	*
Joseph Harch	—	*
Dennis Holt(4)	48,833	*
Robert S. Apatoff(5)	469,571	*
Becky A. Sheehan	54,987	*
Rhys J. Hughes	25,200	*
All directors and executive officers as a group (9 persons)	824,241	*
5% Stockholders Not Listed Above:
BlackRock, Inc.(6)	9,564,401	10.3%
Dimensional Fund Advisors LP(7)	5,718,876	6.2%
The Vanguard Group, Inc.(8)	5,255,586	5.7%
First Trust Group (as defined below)(9)	5,029,941	5.4%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 92,919,639 shares outstanding on August 27, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares subject to options and warrants which are currently exercisable or will become exercisable within 60 days after August 27, 2013 and shares issuable within 60 days after August 27, 2013 pursuant to outstanding restricted stock units awarded are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address for each person is c/o FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515.

(2)
Includes (1) 71,235 shares of our common stock owned by Mr. Armstrong; (2) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after August 27, 2013; and (3) 21,356 restricted stock units which will become issuable within 60 days after August 27, 2013 if the distribution occurs on or before the 60th day of such period. Mr. Armstrong has shared voting and investment power over the shares of our common stock reflected in the table and disclaims beneficial interest of such shares of our common stock except to the extent of his beneficial ownership in Clearstone Venture Management Services.

(3)
Includes (1) 24,977 shares of our common stock owned by Mr. Berglass; (2) 3,000 shares held by the 1998 Robert H. Berglass Living Trust dated July 8, 1998, over which Mr. Berglass exercises voting power, as trustee; (3) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after August 27, 2013; and (4) 21,356 restricted stock units which will become issuable within 60 days after August 27, 2013 if the distribution occurs on or before the 60th day of such period.

(4)
Includes (1) 4,977 shares of our common stock owned by Mr. Holt; (2) 22,500 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after August 27, 2013; and (3) 21,356 restricted stock units which will become issuable within 60 days after August 27, 2013 if the distribution occurs on or before the 60th day of such period.

(5)
Includes (1) 134,507 shares of our common stock owned by Mr. Apatoff; (2) 101,731 shares held in a tenancy in common ownership arrangement between the Robert S. Apatoff 2007 Living Trust (of which Mr. Apatoff is the sole trustee and sole beneficiary during his lifetime) and the Vicki G. Apatoff 2007 Living Trust (of which Mr. Apatoff's spouse is the sole trustee and sole beneficiary during her lifetime); and (3) 233,333 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after August 27, 2013.

(6)
This information is derived solely from the Schedule 13G/A filed with the SEC on August 9, 2013 and includes 9,564,401 shares beneficially owned by BlackRock, Inc. Pursuant to the Schedule 13G/A, as of July 31, 2013, BlackRock, Inc. had sole voting power and sole dispositive power with respect to all of the reported shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
This information is derived solely from the Schedule 13G filed with the SEC on February 11, 2013 and includes 5,718,876 shares beneficially owned by Dimensional Fund Advisors LP. Pursuant to the Schedule 13G, as of December 31, 2012, Dimensional Fund Advisors LP had sole voting power with respect to 5,601,300 of the reported shares and sole dispositive power with respect to all of the reported shares. The Schedule 13G reported that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts

  (collectively, the "Funds"). It further provided that the reported shares are owned by the Funds, and Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership thereof. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)
This information is derived solely from the Schedule 13G/A filed with the SEC on February 11, 2013 and includes 5,255,586 shares beneficially owned by The Vanguard Group, Inc. Pursuant to the Schedule 13G/A, as of December 31, 2012, The Vanguard Group, Inc. had sole voting power with respect to 134,352 of the reported shares, sole dispositive power with respect to 5,123,634 of the reported shares, and shared dispositive power with respect to 131,952 of the reported shares. The Schedule 13G/A reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 131,952 of the reported shares as a result of its serving as investment manager of collective trust accounts. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
This information is derived solely from the Schedule 13G/A filed with the SEC on January 17, 2013 and includes 5,029,941 shares beneficially owned by each of First Trust Portfolios L.P. ("First Trust Portfolios"), First Trust Advisors L.P. ("First Trust Advisors"), and The Charger Corporation ("Charger" and, together with First Trust Portfolios and First Trust Advisors, the "First Trust Group"). Pursuant to the Schedule 13G/A, as of December 31, 2012, First Trust Advisors, and Charger had shared voting power with respect to 1,117,933 of the reported shares, First Trust Portfolios had shared dispositive power with respect to 3,912,008 of the reported shares, and First Trust Advisors and Charger had shared dispositive power with respect to 5,029,941 of the reported shares. The Schedule 13G/A reported that Charger is the general partner of both First Trust Portfolios and First Trust Advisors, First Trust Portfolios acts as sponsor of certain unit investment trusts which hold 3,912,008 of the reported shares, and First Trust Advisors, an affiliate of First Trust Portfolios, acts as portfolio supervisor of such trusts. None of Charger, First Trust Portfolios or First Trust Advisors has the power to vote the reported shares held by such trusts. The remaining 1,117,933 reported shares not held by such trusts are either held in other registered investment companies, pooled investment vehicles and/or separately managed accounts for which First Trust Advisors serves as investment advisor and/or investment sub-advisor. Each of First Trust Portfolios, First Trust Advisors, and Charger disclaims beneficial ownership of the reported shares. The address for the First Trust Group is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187.

        The following table shows the number of shares of our common stock that are subject to outstanding restricted stock units held by our executive officers as of August 27, 2013 but that are not otherwise scheduled to vest and become issuable within the 60-day period measured from August 27, 2013. Each restricted stock unit entitles the executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a three- to four-year period of continued service with us.

Executive Officer	Aggregate Number of Shares Subject to RSUs
Robert S. Apatoff	186,667
Becky A. Sheehan	112,500
Rhys J. Hughes	111,250

 DESCRIPTION OF CAPITAL STOCK

Overview

        The following is a summary of information concerning our capital stock, including certain provisions of our charter, to be adopted prior to the distribution, and our bylaws, to be adopted prior to the distribution, and certain provisions of Delaware law. The following descriptions do not purport to be complete statements of the relevant provisions of our charter, bylaws, or applicable Delaware law. This summary is qualified in its entirety by reference to those documents, which we urge you to read in their entirety for complete information on the terms of our capital stock. Our charter and our bylaws will be included as exhibits to our registration statement on Form 10, of which this Information Statement is a part.

Authorized Capital Stock

        Immediately following the distribution, our authorized capital stock will consist of:            shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Shares Outstanding

        Immediately following the distribution, we estimate that approximately            shares of our common stock will be issued and outstanding, based on the number of shares of United Online common stock expected to be outstanding as of the record date (after giving effect to the Reverse Stock Split, which United Online will implement immediately prior to the Distribution). In addition, we expect that         shares of our common stock will be reserved for issuance upon the exercise of outstanding FTD Options and the settlement of FTD RSUs. The actual number of shares of our common stock outstanding immediately following the distribution will depend on the actual number of shares of United Online common stock outstanding on the record date and will reflect any issuance of new shares of United Online common stock pursuant to United Online's equity plans, including from the exercise of stock options and the settlement of restricted stock units, in each case on or prior to the record date.

Dividends

        Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends. Future dividends are dependent on our earnings, financial condition, cash flow, and business requirements and are subject to any restrictions in the Credit Agreement, as determined by our Board of Directors at that time. We currently do not anticipate paying any dividends and presently intend to retain future earnings, if any, to reinvest in the growth of our businesses and to make interest payments on or pay down our debt and fund potential acquisitions. All decisions regarding our payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Voting Rights

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Stockholders entitled to vote at a meeting of stockholders may vote by proxy.

Preemptive or Similar Rights

        Upon our liquidation, dissolution, or winding-up, after payment or provision for payment of our debts and other liabilities and subject to the prior rights of the holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution to our stockholders.

        No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any other of our securities. There are no subscription rights, conversion rights, or sinking fund provisions applicable to our common stock.

Preferred Stock

        Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series, may establish the number of shares to be included in such series, and may fix the designation, powers, privileges, preferences, terms of redemption and relative participation, optional or other rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the issuance of any shares of our preferred stock may have one or more of the following effects upon the rights of holders of our common stock:

  •
  Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock.

  •
  Under specified circumstances, the issuance of shares of our preferred stock could adversely affect the voting power of our common stockholders.

  •
  Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution, or winding-up before any payment is made to the holders of our common stock.

  •
  Under specified circumstances, the issuance of shares of our preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

        Upon completion of the distribution, no shares of our preferred stock will be outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Provisions

        Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors, including:

Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Such written notice must be delivered not less than ninety days nor more than one hundred and twenty days prior to the anniversary date of the prior year's annual meeting of stockholders. In addition, our bylaws specify requirements as to the form and content of a stockholder's notice. Among other things, the bylaws require stockholders submitting a notice to provide information regarding ownership of our capital stock. Although the bylaws will not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting of stockholders, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Written Consent of Stockholders

        Our certificate of incorporation provides that our business and affairs will be managed by or under the direction of the Board of Directors. Our bylaws do not permit stockholder action by written consent. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by the written consent of our stockholders.

Special Meetings

        Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in our certificate of incorporation or bylaws. Our certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of the Board of Directors or by a majority of the members of the Board of Directors. Our bylaws specifically deny any power of our stockholders to call a special meeting of stockholders.

Authorized but Unissued Shares

        The DGCL does not require stockholder approval for any issuance of authorized shares. Accordingly, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not contain any provision that grants stockholders the right to cumulate votes in the election of directors. Accordingly, our stockholders do not have cumulative voting rights in the election of directors.

Removal of Directors

        Our bylaws provide that a director may only be removed for cause by the affirmative vote of 66 2/3% of the outstanding shares of our voting stock entitled to vote on the election of directors.

Amendment or Alteration of Certificate of Incorporation

        The amendment, alteration, change or repeal of certain provisions of our certificate of incorporation is effective only if approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our voting stock entitled to vote on the election of directors. This may make it more difficult to alter those provisions of our certificate of incorporation.

Amendment or Alteration of Bylaws

        Stockholders may alter, amend, change, add to or repeal provisions of our bylaws only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our voting stock entitled to vote on the election of directors. This may make it more difficult for stockholders to alter our bylaws.

Business Combinations

        We have not opted out of Section 203 of the DGCL in our certificate of incorporation. Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an "interested stockholder." An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include (1) mergers or consolidations with, (2) sales or other dispositions of more than 10% of the corporation's assets to, (3) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (4) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (5) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an "interested stockholder." Section 203 of the DGCL provides that an "interested stockholder" may not engage in a business combination with the corporation for a period of three years from the time of becoming an "interested stockholder" unless (1) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an "interested stockholder" prior to the time that person became an "interested stockholder"; (2) upon consummation of the transaction which resulted in the person becoming an "interested stockholder," that person owned at least 85% of the corporation's voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the "interested stockholder," shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (3) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the "interested stockholder."

Indemnification of Directors and Officers; Limitation of Liability of Directors

        The following summary is qualified in its entirety by reference to the complete text of the statutory provisions referred to below, our certificate of incorporation and bylaws, and the contracts referred to below. Our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent authorized or permitted by Delaware law.

        Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may also indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity for such action or suit by or in the right of the corporation may include expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL. All of our directors and officers are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be liable to us or any of our stockholders for monetary damages for a breach of fiduciary duty, except in the circumstances outlined in the preceding sentence.

        The Separation and Distribution Agreement provides for us to indemnify United Online and its directors, officers, and employees for certain liabilities, including certain liabilities under the Securities Act and the Exchange Act, related to filings in connection with the Separation.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be                        .

NASDAQ Listing

        We have applied to have our common stock listed on NASDAQ under the ticker symbol "FTD."

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        On July 17, 2013, FTD Companies, Inc. entered into the Credit Agreement. The Credit Agreement provides FTD Companies, Inc. with a $350 million five-year revolving credit facility and certain other financial accommodations including letters of credit. The Credit Agreement provides that Interflora may borrow up to $30 million under the Credit Agreement and that up to $100 million of the Credit Facility may be provided in Euros or British Pounds. On July 17, 2013, FTD Companies, Inc. drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

        The obligations under the Credit Agreement are guaranteed by FTD Companies, Inc.'s material wholly-owned domestic subsidiaries. In addition, the obligations under the Credit Agreement will be secured by a lien on substantially all of the assets of the U.S. Loan Parties, including a pledge of all of the outstanding capital stock of certain direct subsidiaries of the U.S. Loan Parties (except with respect to foreign subsidiaries and certain domestic subsidiaries whose assets consist primarily of foreign subsidiary equity interests, in which case such pledge shall be limited to 66% of the outstanding capital stock). Interflora's obligations under the Credit Agreement will be guaranteed by the U.S. Loan Parties. Inteflora's liability under the Credit Agreement will be limited to direct borrowings of Interflora and related liabilities and Interflora will not be guaranteeing any obligations of FTD under the Credit Agreement.

        The interest rates set forth in the Credit Agreement are either a base rate plus a margin ranging from 0.50% per annum to 1.25% per annum, or LIBOR plus a margin ranging from 1.50% per annum to 2.25% per annum, calculated according to FTD Companies, Inc.'s net leverage ratio. The initial base rate margin is 0.75% per annum and the initial LIBOR margin is 1.75% per annum. In addition, FTD Companies, Inc. will pay a commitment fee ranging from 0.20% per annum to 0.35% per annum on the unused portion of the revolving credit facility.

        The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, that will, among other things, require FTD Companies, Inc. and its subsidiaries to maintain compliance with a maximum net leverage ratio and a minimum interest coverage ratio, and will impose restrictions and limitations on, among other things, investments, dividends, and asset sales, and FTD's and its subsidiaries' ability to incur additional debt and additional liens.

        The Credit Agreement provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the Credit Agreement will become due and payable immediately without further action or notice. If any other event of default under the Credit Agreement occurs, the lenders holding a majority of obligations outstanding under the Credit Agreement may, among other things, require all outstanding amounts under the Credit Agreement to become immediately due and payable.

        The foregoing description of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement. A copy of the Credit Agreement will be included as an exhibit to our registration statement on Form 10, of which this Information Statement is a part.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that United Online stockholders will receive in the distribution. This Information Statement is a part of that registration statement on Form 10 and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the Separation, reference is made to the registration statement on Form 10 and the exhibits to the registration statement. While we have provided a summary of the material terms of certain agreements and other documents, the summary does not describe all of the details of the agreements and other documents. If an agreement or other document is filed as an exhibit to the registration statement, please refer to the registration statement. Each such statement in this registration statement regarding an agreement or other document is qualified in all respects by reference to the applicable exhibit.

        Upon effectiveness of our registration statement on Form 10 of which this Information Statement forms a part, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        You may request copies of our filings, at no cost other than for exhibits of such filings, by writing to us at the following address (or by visiting our web site at http://www.ftd.com):

  FTD Companies, Inc.
  Corporate Secretary
  3113 Woodcreek Drive
  Downers Grove, Illinois 60515
  Telephone number: (630) 719-7800

 FTD COMPANIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 Report of Independent Registered Public Accounting Firm

To the Stockholder of FTD Companies, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, equity, and cash flows present fairly, in all material respects, the financial position of FTD Companies, Inc. and its subsidiaries (the "Company") at December 31, 2012 and 2011, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedules, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
April 29, 2013

FTD COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$67,347	$47,058
Accounts receivable, net of allowances of $9,509 and $8,565 at December 31, 2012 and 2011, respectively	26,155	24,511
Inventories, net	7,996	5,347
Deferred tax assets, net	5,882	5,651
Prepaid expenses	5,448	6,715
Other current assets	37	1,908

Total current assets	112,865	91,190
Property and equipment, net	31,169	33,112
Intangible assets, net	194,288	214,831
Goodwill	333,987	326,617
Other assets	12,320	11,709

Total assets	$684,629	$677,459

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$55,702	$48,426
Accrued liabilities	15,657	12,415
Accrued compensation	9,284	8,722
Deferred revenue	5,408	3,891
Income taxes payable	9,033	1,735
Current portion of long-term debt	10,856	2,650
Intercompany payable to United Online, Inc.	1,653	1,587

Total current liabilities	107,593	79,426
Long-term debt, net of discounts	233,144	258,474
Deferred tax liabilities, net	62,850	74,205
Other liabilities	3,744	4,573

Total liabilities	407,331	416,678

Commitments and contingencies (see Note 14)
Equity:
Parent company investment	303,572	294,298
Accumulated other comprehensive loss	(26,274)	(33,517)

Total equity	277,298	260,781

Total liabilities and equity	$684,629	$677,459

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Products	$477,579	$454,206	$420,470
Services	135,935	133,043	134,106

Total revenues	613,514	587,249	554,576
Operating expenses:
Cost of revenues—products	366,935	351,898	327,691
Cost of revenues—services	19,811	19,819	19,874
Sales and marketing	104,913	97,605	94,230
General and administrative	52,123	50,646	53,086
Amortization of intangible assets	25,543	25,188	26,008
Restructuring and other exit costs	—	876	1,574

Total operating expenses	569,325	546,032	522,463

Operating income	44,189	41,217	32,113
Interest income	750	1,253	1,426
Interest expense	(13,562)	(22,897)	(23,962)
Other income, net	627	1,740	426

Income before income taxes	32,004	21,313	10,003
Provision for income taxes	10,830	5,592	3,396

Net income	$21,174	$15,721	$6,607

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$21,174	$15,721	$6,607
Other comprehensive income (loss):
Foreign currency translation	8,096	(784)	(6,154)
Cash flow hedges:
Changes in net losses on derivatives, net of tax of $(472) for the year ended December 31, 2012	(738)	—	—
Other hedges:
Changes in net gains (losses) on derivatives, net of tax of $(74) and $81 for the years ended December 31, 2012 and 2011, respectively	(115)	126	—

Other comprehensive income (loss)	7,243	(658)	(6,154)

Comprehensive income	$28,417	$15,063	$453

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2009	$274,815	$(26,705)	$248,110
Net income	6,607	—	6,607
Net increase in parent company investment.	5,152	—	5,152
Other comprehensive loss	—	(6,154)	(6,154)

Balance at December 31, 2010	286,574	(32,859)	253,715
Net income	15,721	—	15,721
Net decrease in parent company investment	(7,997)	—	(7,997)
Other comprehensive loss	—	(658)	(658)

Balance at December 31, 2011	294,298	(33,517)	260,781
Net income	21,174	—	21,174
Net decrease in parent company investment	(11,900)	—	(11,900)
Other comprehensive income	—	7,243	7,243

Balance at December 31, 2012	$303,572	$(26,274)	$277,298

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$21,174	$15,721	$6,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,358	34,022	33,802
Stock-based compensation	5,113	5,074	5,777
Provision for doubtful accounts receivable	2,154	2,152	4,412
Accretion of discounts and amortization of deferred financing and debt issue costs	1,010	1,484	3,946
Loss on extinguishment of debt	—	6,078	—
Non-cash allocations from parent company, net	2,281	1,815	(923)
Deferred taxes, net	(11,528)	(8,982)	(8,084)
Tax benefits from equity awards	5	114	298
Excess tax benefits from equity awards	(4)	(45)	(15)
Other, net	14	264	310
Changes in operating assets and liabilities:
Accounts receivable, net	(3,628)	(338)	(505)
Inventories, net	(2,619)	(26)	(1,301)
Prepaid expenses	1,295	74	1,056
Other current assets	1,871	(2,076)	—
Other assets	(2,217)	1,017	2,286
Accounts payable	5,471	(2,921)	38
Accrued compensation	481	1,033	2,382
Intercompany payable to United Online, Inc.	66	(12,428)	11,695
Accrued liabilities	2,927	228	(748)
Deferred revenue	1,475	1,623	393
Income taxes payable	7,238	500	(4,835)
Other liabilities	(982)	(695)	(371)

Net cash provided by operating activities	66,955	43,688	56,220

Cash flows from investing activities:
Purchases of property and equipment	(6,429)	(8,064)	(9,588)
Purchases of intangible assets	(78)	—	—
Cash paid for acquisitions, net of cash acquired	(3,914)	—	—
Proceeds from sales of investments	40	167	—
Purchases of investments	(128)	—	—

Net cash used for investing activities	(10,509)	(7,897)	(9,588)

Cash flows from financing activities:
Proceeds from term loan	—	261,325	—
Payments on term loans	(17,663)	(265,950)	(50,000)
Payments for debt issue costs	—	(778)	—
Excess tax benefits from equity awards	4	45	15
Dividends paid to United Online, Inc.	(19,299)	(15,000)	—

Net cash used for financing activities	(36,958)	(20,358)	(49,985)

Effect of foreign exchange rate changes on cash and cash equivalents	801	(250)	(486)
Change in cash and cash equivalents	20,289	15,183	(3,839)
Cash and cash equivalents, beginning of period	47,058	31,875	35,714

Cash and cash equivalents, end of period	$67,347	$47,058	$31,875

The accompanying notes are an integral part of these consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business and Planned Separation, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements

Description of Business and Planned Separation

        On August 1, 2012, United Online, Inc. ("United Online") announced that its Board of Directors had approved a preliminary plan to separate United Online into two independent, publicly-traded companies: FTD Companies, Inc., which will include the domestic and international operations of United Online's FTD segment, and United Online, which will continue to include the businesses of United Online's Content & Media and Communications segments. To effect the separation, United Online will make a pro rata distribution of FTD Companies, Inc. (formerly UNOL Intermediate, Inc.) common stock to United Online stockholders. The distribution is subject to a number of conditions, including final approval of transaction specifics by the Board of Directors of United Online, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") and an opinion of counsel, the filing and effectiveness of a registration statement with the Securities and Exchange Commission, and other related matters. United Online anticipates that the IRS ruling will confirm that the distribution of shares of common stock of FTD Companies, Inc. will not result in the recognition, for U.S. federal income tax purposes, of income, gain or loss by United Online, Inc. or its stockholders.

        FTD Group, Inc. ("FTD Group") is a wholly-owned subsidiary of FTD Companies, Inc. (together with its subsidiaries, "FTD" or the "Company"). FTD Group is a Delaware corporation that was formed in 2003 solely for the purpose of acquiring majority ownership of FTD, Inc. FTD, Inc. is a Delaware corporation that commenced operations in 1994 and includes the operations of its principal operating subsidiaries, Florists' Transworld Delivery, Inc. ("FTDI"), FTD.COM Inc. and Interflora British Unit ("Interflora"). The operations of the Company include those of its subsidiary, Interflora, Inc., which is owned in equal part by FTDI, Interflora and a third party, with each party owning one-third of the outstanding common stock. The minority interest related to Interflora, Inc. is not material for separate presentation. On August 26, 2008, FTD Group was acquired by FTD Companies, Inc., a wholly-owned subsidiary of United Online.

        FTD is a leading provider of floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral, gift and related products and services, in the United States ("U.S."), Canada, the United Kingdom ("U.K."), and the Republic of Ireland. The business uses the highly-recognized FTD and Interflora brands, both supported by the Mercury Man logo. FTD does not currently own or operate any retail locations, with the exception of one retail shop and six concession stands located in the U.K. While floral arrangements and plants are FTD's primary offerings, FTD also markets and sells gift items, including jewelry, sweets, gift baskets, wine, fruit, and spa products.

Basis of Presentation

        The Company's consolidated financial statements for the years ended December 31, 2012, 2011 and 2010 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions, other than those with United Online, have been eliminated in consolidation. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

        The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of

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contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates and assumptions.

        The most significant areas of the consolidated financial statements that require management judgment include the Company's revenue recognition, goodwill and indefinite-lived intangible assets, finite-lived intangible assets and other long-lived assets, allowance for doubtful accounts, income taxes, software capitalization, and legal contingencies. The accounting policies for these areas are discussed elsewhere in these consolidated financial statements.

        The Company's consolidated financial statements reflect the historical financial position, results of operations and cash flows of FTD. The consolidated financial statements include expense allocations for certain corporate functions historically performed by United Online. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocation of corporate expenses from United Online, are reasonable. Nevertheless, the consolidated financial statements may not include all of the expenses that would have been incurred had the Company been a stand-alone company during the years presented and may not reflect our consolidated financial position, results of operations and cash flows had the Company been a stand-alone company during the periods presented. For additional information related to costs allocated to the Company by United Online and the settlement of such costs, see Note 5—"Transactions with Related Parties—Transactions with United Online." Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Accounting Policies

Segments

        The Company complies with the reporting requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 280, Segment Reporting. Management measures and reviews segment performance for internal reporting purposes in accordance with the "management approach" defined in ASC 280. The Company operates in one operating and reportable segment—floral, gifts and related products and services.

Cash and Cash Equivalents

        The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within ninety days from the date of purchase.

        At December 31, 2012 and 2011, the Company's cash and cash equivalents were maintained primarily with major financial institutions and brokerage firms in the U.S. and the U.K. Deposits with these institutions generally exceed the amount of insurance provided on such deposits.

Accounts Receivable, including Financing Receivables

        The Company's accounts receivable are derived primarily from revenues earned from floral network members located in the U.S. and the U.K. The Company extends credit based upon an evaluation of the customer's financial condition and, generally, collateral is not required. The Company

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maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and, to date, such losses have been within management's expectations.

        The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on reasonably available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher than expected delinquencies or an unexpected material adverse change in a customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted. The Company aggressively pursues collection of past due receivables through a number of avenues prior to writing off receivables. Past due receivables are those that remain outstanding beyond the payment due date.

        The Company has financing receivables related to equipment sales. The Company records all financing receivables at fair value and amortizes such receivables to stated value. The current and noncurrent portions of financing receivables are included in accounts receivable and other assets, respectively, in the consolidated balance sheets. The Company recognizes interest income as earned. The Company assesses credit quality indicators based on whether financing receivables are current or past due. Financing receivables are placed on nonaccrual status, with interest no longer accruing, when a floral network member ceases to be a member, either due to the member terminating its membership or due to the Company terminating such member's membership, generally as a result of delinquent payments or violations of FTD's network standards. The Company would not expect to resume the accrual of interest income unless a member who had terminated its membership chooses to be reinstated as a member at a later date and agrees to a plan to pay its balance, if any, that remains outstanding. The Company assesses financing receivables individually for balances due from current floral network members and collectively for balances due from terminated floral network members. A financing receivable is considered to be impaired when the Company determines that it is probable that it will not be able to collect amounts due under the contractual terms. The Company does not record interest income for impaired receivables. If cash is received, the receivable balance is reduced and related credit allowance adjusted accordingly. Fair value approximates the carrying amount of financing receivables because such receivables are discounted at a rate comparable to market.

Inventories

        The Company's inventories consist of finished goods, including floral-related inventories. Inventories are stated at the lower of cost or market value. Inventory is valued using the weighted-average cost method. The Company's management regularly assesses the valuation of inventory and reviews inventory quantities on hand and, if necessary, records a provision for excess and obsolete inventory based primarily on the age of the inventory and forecasts of product demand, as well as markdowns for the excess of cost over the amount the Company expects to realize from the sale of certain inventory. The reserve for excess and obsolete inventory was $0.4 million and $0.6 million at December 31, 2012 and December 31, 2011, respectively.

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Property and Equipment

        Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally two to three years for computer software and computer equipment, three to seven years for furniture and fixtures, twenty-five to forty years for buildings, and five to forty years for building improvements. Leasehold improvements, which are included in furniture and fixtures, are amortized using the straight-line method over the shorter of the lease term or ten years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's consolidated financial statements with the resulting gain or loss reflected in the Company's consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.

Derivative Instruments

        The Company applies the provisions of ASC 815, Derivatives and Hedging. The Company maintains interest rate cap instruments to reduce its interest rate risk associated with future cash interest payments on a portion of its outstanding borrowings under the credit agreement dated June 10, 2011, between FTD Group and Wells Fargo Bank, National Association as Administrative Agent for the lenders (the "2011 Credit Agreement"). In addition, the Company enters into forward foreign currency exchange contracts to reduce the risk that its net investments in foreign subsidiaries, cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company records derivative instruments at fair value in other current assets, other assets or accrued liabilities in the consolidated balance sheets. The Company records changes in the fair value (i.e., gains or losses) of derivative instruments as interest expense or other income, net, in the consolidated statements of operations or in accumulated other comprehensive loss in the consolidated balance sheets. Neither the interest rate caps nor the forward foreign currency exchange contracts contain any credit risk-related contingent features. The Company's hedging program is not designed for trading or speculative purposes.

        Net Investment Hedges—For derivative instruments that are designated and qualify as a hedge of a net investment, the gain or loss is reported in accumulated other comprehensive loss in the consolidated balance sheets to the extent the hedge is effective, with the related amounts due to or from counterparties included in accrued liabilities or other current assets, respectively. The Company utilizes the forward-rate method of assessing hedge effectiveness. Gains or losses related to any ineffective portions of net investment hedges are recognized in other income, net, in the consolidated statements of operations. The Company presents the cash flows of net investment hedges in investing activities in the consolidated statements of cash flows.

        Cash Flow Hedges—The Company's interest rate cap instruments are designated as cash flow hedges to hedge against expected future cash flows attributable to future interest payments on a portion of the outstanding borrowings under the 2011 Credit Agreement. The Company initially reports the gains or losses related to the effective portion of the hedges as a component of accumulated other comprehensive loss in the consolidated balance sheets and subsequently reclassifies the interest rate caps' gains or losses to interest expense when the hedged expenses are recorded. The Company includes the change in the time value of the interest rate caps in its assessment of their hedge

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effectiveness. The Company presents the cash flows from cash flow hedges in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items.

        For additional information related to derivative instruments, see Note 8—"Derivative Instruments."

Fair Value Measurements

        ASC 820, Fair Value Measurements and Disclosures, establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. If market observable inputs for model-based valuation techniques are not available, the Company will be required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair values of cash and cash equivalents, short-term accounts receivable, accounts payable, accrued liabilities, and short-term borrowings approximate their carrying amounts because of their short-term nature. Derivative instruments are recognized in the consolidated balance sheets at their fair values based on third-party quotes. The fair values for the interest rate caps are calculated using an option pricing model based on available forward yield curves for caplets with the same characteristics adjusted for the counterparty risk of nonperformance based on the credit spread derived from the applicable five-year default swap rates. The fair values of the forward foreign currency exchange contracts are calculated based on quoted market prices of similar instruments adjusted for counterparty risk of nonperformance. The key assumptions used in calculating the fair value of these derivative instruments are the forward rates, discount rate and implied volatility. Long-term debt is carried at amortized cost. However, the Company is required to estimate the fair value of long-term debt under ASC 825, Financial Instruments, based on the discounted cash flow method. The Company estimates the fair value of its long-term debt using Level 2 inputs based on quoted prices of comparable risk bonds using market prices and expected future interest rates based on quoted market rates from the U.S. dollar-denominated interest rate swap curve.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. Indefinite-lived intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. The Company accounts for goodwill and indefinite-lived intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and indefinite-lived intangible assets. ASC 350 prohibits the amortization of goodwill and indefinite-lived intangible assets and requires the Company to test

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goodwill, at the reporting unit level, and indefinite-lived intangible assets for impairment at least annually.

        For purposes of evaluating goodwill, the Company has identified two reporting units—the FTD reporting unit (the domestic business) and the Interflora reporting unit. These reporting units each constitute a business or group of businesses for which discrete financial information is available and is regularly reviewed by the Company's management. The goodwill related to the Company's acquired businesses is specific to each reporting unit and the goodwill amounts are assigned as such.

        The Company tests the goodwill of its reporting units and indefinite-lived intangible assets for impairment annually during the fourth quarter of its fiscal year and whenever events occur or circumstances change that would more likely than not indicate that the goodwill and/or indefinite-lived intangible assets might be impaired. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the acquired business or the Company's overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

        Goodwill—Testing goodwill for impairment involves a two-step quantitative process. However, prior to performing the two-step quantitative goodwill impairment test, the Company has the option to first assess qualitative factors to determine whether or not it is necessary to perform the two-step quantitative goodwill impairment test for selected reporting units. If the Company chooses that option, the Company is not required to perform the two-step quantitative goodwill impairment test unless it has determined, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the two-step quantitative impairment test is required or chosen, the first step of the impairment test involves comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, including goodwill, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the estimated fair value of a reporting unit is less than its carrying amount, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value, which is determined by deducting the aggregate fair value of the reporting unit's identifiable assets and liabilities from the fair value of the reporting unit. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

        The process of estimating the fair value of goodwill is subjective and requires the Company to make estimates that may significantly impact the outcome of the analyses. The estimated fair value for each reporting unit was determined using a combination of the income approach and the market approach. Under the income approach, each reporting unit's fair value is estimated based on the discounted cash flow method. The discounted cash flow method is dependent upon a number of factors, including projections of the amounts and timing of future revenues and cash flows, assumed discount rates and other assumptions. Under the market approach, using the guideline company method, each reporting unit's fair value was estimated by multiplying the reporting unit's assessed sustainable level of revenues and normalized earnings before interest, taxes, depreciation, and

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amortization ("EBITDA") by selected revenue and EBITDA multiples based on market statistics of identified public companies comparable to the respective reporting unit.

        Indefinite-Lived Intangible Assets—The Company tests indefinite-lived intangible assets for impairment on an annual basis, or more frequently, if events occur or circumstances change that indicate they may be impaired. Testing indefinite-lived intangible assets, other than goodwill, for impairment involves a one-step quantitative process under ASC 350. However, prior to performing the one-step quantitative impairment test, the Company has the option to first assess qualitative factors to determine whether or not it is necessary to perform the one-step quantitative impairment test. If the Company chooses that option, the Company is not required to perform the one-step quantitative impairment test unless it has determined, based on the qualitative assessment, that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If the one-step quantitative impairment test is required or chosen, the fair values of indefinite-lived intangible assets are compared to their respective carrying amounts and, if the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to the excess.

        The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the Company to make estimates that may significantly impact the outcome of the analyses. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate.

        Finite-Lived Intangible Assets and Other Long-Lived Assets—The Company accounts for identifiable intangible assets and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets, other than indefinite-lived intangible assets, for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in the Company's operating model or strategy, and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets' carrying amounts and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amounts of the assets exceed the respective fair values of the assets. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from two to ten years.

Revenue Recognition

        The Company applies the provisions of ASC 605, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to

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revenue recognition policies. The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant Company obligations remain, and collectibility is reasonably assured. Revenues exclude sales taxes.

        Products revenues, less discounts and refunds, and the related cost of revenues are recognized when products are delivered to the customers. Shipping and service fees charged to customers are recognized at the time the related products revenues are recognized and are included in products revenues. Shipping and delivery costs are included in cost of revenues. The Company generally recognizes revenues for sales to consumers on a gross basis because the Company bears the risks and rewards associated with the revenue-generating activities by (i) acting as a principal in the transaction; (ii) establishing prices; (iii) being responsible for fulfillment of the order by the floral network members and third-party suppliers; (iv) taking the risk of loss for collection, delivery and returns; and (v) marketing the products and services.

        The Company also sells point-of-sale systems and related technology services to its floral network members and recognizes revenue in accordance with ASC 605 and ASC 985, Software. The Company recognizes revenues on hardware which is sold without software at the time of delivery. For hardware sales that include software, revenues are recognized when delivery, installation and customer acceptance have all occurred.

        Services revenues related to orders sent through the floral network are variable based on either the number of orders or on the value of orders and are recognized in the period in which the orders are delivered. Membership and other subscription-based fees are recognized monthly as earned, on a month-to-month basis.

        Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collectibility is not reasonably assured, revenues are not recognized until collectibility becomes reasonably assured, which is generally upon receipt of cash.

Cost of Revenues

        Cost of revenues primarily includes product costs; shipping and delivery costs; costs associated with taking orders; printing and postage costs; systems installation, training and support costs; telecommunications and data center costs; depreciation of network computers and equipment; license fees; costs related to customer billing and billing support for the Company's floral network members; fees associated with the storage and processing of customer credit cards and associated bank fees; domain name registration fees; and personnel and overhead-related costs associated with operating the Company's networks.

Sales and Marketing

        Sales and marketing expenses include expenses associated with promoting the Company's brands, products and services. Expenses associated with promoting the Company's brands, products and services include advertising and promotion expenses; fees paid to online and other corporate partners and to floral network members related to order volume sent through the Company's floral network; and

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personnel and overhead-related expenses for marketing, merchandising, customer service and sales personnel. The Company has expended significant amounts on sales and marketing, including branding and customer acquisition campaigns consisting of television, Internet, public relations, sponsorships, print, and outdoor advertising, and on retail and other performance-based distribution relationships. Marketing and advertising costs to promote the Company's brands, products and services are expensed in the period incurred. Advertising and promotion expenses include media, agency and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs. Advertising and promotion expenses for the years ended December 31, 2012, 2011 and 2010 were $63.7 million, $59.3 million and $54.5 million, respectively. At December 31, 2012 and 2011, $1.6 million and $1.5 million, respectively, of prepaid advertising and promotion expenses were included in other current assets in the consolidated balance sheets.

Software Development Costs

        The Company accounts for costs incurred to develop software for internal use in accordance with ASC 350, which requires such costs be capitalized and amortized over the estimated useful life of the software. The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software totaling $4.2 million and $3.6 million in the years ended December 31, 2012 and 2011, respectively, which are being depreciated on a straight-line basis over each project's estimated useful life, which is generally three to five years. Capitalized internal-use software, which was valued in connection with the acquisition of FTD Group by United Online, is included in the complete technology category within intangible assets, net, in the consolidated balance sheets and is being amortized on a straight-line basis over the estimated useful life of five years. All other capitalized internal-use software is included in the computer software category within property and equipment, net, in the consolidated balance sheets.

Software to be Sold, Leased, or Marketed

        The Company follows the provisions of ASC 985, which requires that all costs relating to the purchase or internal development and production of computer software products to be sold, leased or otherwise marketed be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company capitalizes all eligible computer software costs incurred once technological feasibility is established. The Company amortizes these costs using the straight-line method over a period of three to five years. At December 31, 2012 and 2011, the carrying amount of capitalized computer software costs related to the purchase or internal development and production of computer software to be sold, leased or otherwise marketed was $2.8 million and $6.6 million, respectively, included within property and equipment, net, in the consolidated balance sheets. During the years ended December 31, 2012, 2011 and 2010, the Company amortized and recognized the associated depreciation expense of $3.9 million, $3.8 million and $3.4 million, respectively, related to

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these capitalized computer software costs. Software to be sold, leased or otherwise marketed, which was valued in connection with the acquisition of FTD Group by United Online, is included in the complete technology category within intangible assets, net, in the consolidated balance sheets and is being amortized on a straight-line basis over an estimated useful life of five years. All other software to be sold, leased or otherwise marketed is included in the computer software category within property and equipment, net, in the consolidated balance sheets.

General and Administrative

        General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, technology, facilities, and internal audit. In addition, general and administrative expenses include, among other costs, maintenance of existing software, technology and websites; development of new or improved software technology; professional fees for legal, accounting, and financial services; insurance; occupancy and other overhead-related costs; non-income taxes; gains and losses on sales of assets; bad debt expense; and reserves or expenses related to litigation, investigations, or similar matters. These include direct expenses incurred by FTD, as well as general corporate costs which have been allocated to FTD by United Online. General and administrative expenses also include expenses resulting from actual or potential transactions such as acquisitions, spin offs, financing transactions, and other strategic transactions.

Restructuring and Other Exit Costs

        Restructuring and other exit costs consist of costs associated with the realignment and reorganization of the Company's operations and other employee termination events. Restructuring and other exit costs include employee termination costs, facility closure and relocation costs, and contract termination costs. The timing of associated cash payments is dependent upon the type of exit cost and can extend over a 12-month period. The Company records restructuring and other exit costs liabilities in accrued liabilities in the consolidated balance sheets.

Stock-Based Compensation

        The Company's employees are generally eligible to participate in the stock-based compensation plans of United Online. Under these plans, certain employees have received grants of restricted stock units and stock options for United Online's common stock. Additionally, all eligible Company employees are provided the opportunity to participate in United Online's employee stock purchase plan. United Online follows the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock units, stock awards, stock options, and employee stock purchases. The Company records stock-based compensation for awards granted to eligible Company employees consistent with stock-based compensation recorded by United Online for such employees. In addition, allocated expenses from United Online include stock-based compensation for employees of United Online and its non-Company subsidiaries whose costs of services are allocated to the Company. ASC 718 requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model. United Online values its restricted stock units based on the grant-date closing price of United Online common stock. United Online uses the Black-Scholes option-pricing model for valuing stock options. United Online's assumptions about stock price volatility

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are based on historical volatility for periods approximating the expected life of options granted. The expected term was estimated using the simplified method because United Online does not have adequate historical data to estimate expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield was estimated using United Online's historical dividend yield. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods on a straight-line basis in the Company's consolidated statements of operations. ASC 718 also requires forfeitures to be estimated at the time of grant in order to calculate the amount of share-based payment awards ultimately expected to vest. The Company uses the "with and without" approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes a tax benefit from share-based payment awards in additional paid-in capital in the consolidated balance sheets if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company accounts for the indirect effects of share-based payment awards on other tax attributes in the consolidated statements of operations.

Comprehensive Income (Loss)

        The Company follows the provisions of ASC 220, Comprehensive Income, which establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. For the Company, comprehensive income (loss) primarily consists of its reported net income, changes in unrealized gains or losses on derivatives, net of tax, and foreign currency translation.

Foreign Currency Translation

        The Company accounts for foreign currency translation in accordance with ASC 830, Foreign Currency Matters. The functional currency of each of the Company's international subsidiaries is its respective local currency. The financial statements of these subsidiaries are translated to U.S. Dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of equity in the consolidated balance sheets.

Income Taxes

        The Company is included in the consolidated federal income tax return of United Online, as well as certain state tax returns where United Online files on a combined basis. The Company applies the provisions of ASC 740, Income Taxes and computes the provision for income taxes on a separate return basis. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, the Company recognizes, in its consolidated financial statements, the impact of the Company's tax positions that are more likely than not to be sustained upon examination based on the technical merits

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of the positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense.

Legal Contingencies

        The Company is currently involved in certain legal proceedings and investigations. The Company records liabilities related to pending matters when an unfavorable outcome is deemed probable and management can reasonably estimate the amount or range of loss. As additional information becomes available, the Company continually assesses the potential liability related to such pending matters.

Operating Leases

        The Company leases space for warehouse and call center facilities, data centers, vehicles, and certain office equipment under operating lease agreements with original lease periods of up to ten years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

Recent Accounting Pronouncements

        Testing Indefinite-Lived Intangible Assets for Impairment—In July 2012, the FASB issued Accounting Standards Update No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, as codified in ASC 350, Intangibles—Goodwill and Other. The amendments in this update allow an entity to first assess qualitatively whether it is more likely than not that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. An entity choosing to perform the qualitative assessment would need to identify and consider those events and circumstances that, individually or in the aggregate, most significantly affect an indefinite-lived intangible asset's fair value. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments in this update are effective for annual and interim impairment tests of indefinite-lived intangible assets performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued. The Company performs its annual impairment assessment in the fourth quarter and adopted this update in the quarter ended December 31, 2012. The adoption of this update did not have a material impact on the Company's consolidated financial statements.

        Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income—In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, as codified in ASC 220. The amendments in this update require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Description of Business and Planned Separation, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements (Continued)

out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For the Company, the amendments in this update will be effective prospectively for reporting periods beginning after December 15, 2013. The Company does not expect this update to have a material impact on its consolidated financial statements.

(2) Segment Information

        The Company operates in one operating and reportable segment—floral and related products and services. U.S. revenues totaled $456.4 million, $436.3 million and $413.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. International revenues, which are primarily generated by Interflora in the U.K., totaled $157.1 million, $150.9 million and $141.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        Products and services revenues by category for the years ended December 31, 2012, 2011 and 2010, respectively, were as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Products revenues from sales to consumers	$430,542	$411,928	$379,829
Products revenues from sales to floral network members	47,037	42,278	40,641

Total products revenues	477,579	454,206	420,470

Order-related services revenues	59,148	56,304	55,612
Membership and subscription-based services revenues	76,787	76,739	78,494

Total services revenues	135,935	133,043	134,106

Total revenues	$613,514	$587,249	$554,576

        Geographic information for long-lived assets, which consist of property and equipment and other assets, was as follows (in thousands):

	December 31,
	2012	2011
United States	$35,415	$37,541
United Kingdom	8,074	7,280

Total long-lived assets	$43,489	$44,821

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Acquisition of the Gifts Division of Flying Brands Limited

        On April 30, 2012, Interflora acquired certain of the assets of the Gifts Division of Flying Brands Limited, including the Flying Flowers, Flowers Direct and Drake Algar businesses. Interflora paid approximately $3.9 million in cash at closing, of which $1.3 million was attributed to goodwill and $2.6 million was allocated to acquired intangible assets, which are being amortized on a straight-line basis over their estimate useful lives, which range from three to ten years. The primary reason for the acquisition was to broaden Interflora's presence in the U.K. and also to provide a retail corporate presence in London. Goodwill acquired in connection with the acquisition of the Gifts Division of Flying Brands Limited is deductible for tax purposes in the U.K. In connection with the acquisition, the Company incurred $0.5 million in transaction-related costs in the year ended December 31, 2012, which are recorded in general and administrative expenses in the consolidated statement of operations. The acquisition is not considered material for purposes of further disclosure.

(4) Balance Sheet Components

Financing Receivables

        Credit quality of financing receivables was as follows (in thousands):

	December 31,
	2012	2011
Current	$12,130	$13,598
Past due	3,515	3,725

Total	$15,645	$17,323

        The aging of past due financing receivables was as follows (in thousands):

	December 31,
	2012	2011
Current	$12,130	$13,598
Past due:
1-150 days past due	224	316
151-364 days past due	293	342
365-730 days past due	429	644
>730 days past due	2,569	2,423

Total	$15,645	$17,323

        Financing receivables on nonaccrual status at December 31, 2012 and 2011 totaled $3.6 million and $3.8 million, respectively.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Balance Sheet Components (Continued)

        The allowance for credit losses and the recorded investment in financing receivables for the periods presented were as follows (in thousands):

	Year Ended December 31,
	2012	2011
Allowance for credit losses:
Balance at January 1	$3,655	$3,597
Current period provision	346	670
Write-offs charged against allowance	(537)	(612)

Balance at December 31	$3,464	$3,655

Ending balance collectively evaluated for impairment	$3,432	$3,581

Ending balance individually evaluated for impairment	$32	$73

Recorded investments in financing receivables:
Balance collectively evaluated for impairment	$3,642	$3,830

Balance individually evaluated for impairment	$12,003	$13,493

        Individually evaluated impaired loans, including the recorded investment in such loans, the unpaid principal balance and the allowance related to such loans, each totaled less than $0.1 million at both December 31, 2012 and 2011. The average recorded investment in such loans was less than $0.1 million and $0.2 million for the years ended December 31, 2012 and 2011, respectively. Interest income recognized during the period that loans were impaired was less than $0.1 million in each of the years ended December 31, 2012 and 2011.

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31,
	2012	2011
Land and improvements	$1,624	$1,613
Buildings and improvements	16,049	15,796
Computer equipment	17,450	14,392
Computer software	23,799	20,401
Furniture and fixtures	3,491	3,168

	62,413	55,370
Accumulated depreciation	(31,244)	(22,258)

Total	$31,169	$33,112

        Depreciation expense, including the amortization of leasehold improvements, for the years ended December 31, 2012, 2011 and 2010 was $9.8 million, $8.8 million and $7.8 million, respectively.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Transactions with Related Parties

Transactions with United Online

        The consolidated financial statements include direct costs of the Company incurred by United Online on the Company's behalf and an allocation of certain general corporate costs incurred by United Online. Direct costs include finance, legal, human resources, technology development, and other services and have been determined based on estimated levels of services expended by United Online and its non-Company subsidiaries for services provided to the Company. General corporate costs include, without limitation, executive oversight, accounting, internal audit, treasury, tax, and legal. The allocations of general corporate costs are based primarily on estimated time incurred and/or activities associated with FTD. Management believes the allocations of corporate costs from United Online are reasonable and does not believe the Company's costs would have been significantly different on a stand-alone basis. However, the consolidated financial statements may not include all of the costs that would have been incurred had the Company been a stand-alone company during the periods presented and may not reflect the Company's consolidated financial position, results of operations and cash flows had the Company been a stand-alone company during the periods presented.

        The consolidated financial statements include expenses related to marketing programs with certain non-Company subsidiaries of United Online for which the Company compensated such subsidiaries based upon its overall cost per order. The Company also sells FTD-branded gift cards to MyPoints.com, Inc. ("MyPoints"), a subsidiary of United Online, for distribution as awards to MyPoints members. Revenues are not recognized for such gift cards until they are redeemed by the end consumer. Such revenues were not material during the years ended December 31, 2012, 2011 and 2010.

        Costs incurred and allocated by United Online were included in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Cost of revenues—products	$487	$551	$658
Cost of revenues—services	666	665	248
Sales and marketing	187	125	52
General and administrative	7,148	7,307	8,412

Total allocated expenses	$8,488	$8,648	$9,370

        The table above includes allocated stock-based compensation of $0.8 million, $1.3 million and $2.8 million for the years ended December 31, 2012, 2011 and 2010, respectively, for the employees of United Online and its non-Company subsidiaries whose cost of services was partially allocated to the Company.

        As noted above, United Online allocates both direct costs for services provided and general corporate costs to the Company. Allocations for direct costs are reflected in the intercompany payable to United Online and are due upon demand. During the year ended December 31, 2012, the Company made payments totaling $7.7 million to United Online to settle intercompany amounts related to the charges noted above, including $1.6 million related to the balance outstanding as of December 31, 2011. In addition, in the first quarter of 2013, the Company paid United Online $1.7 million to settle the intercompany balance outstanding as of December 31, 2012. During the year ended December 31, 2011, the Company made payments totaling $18.2 million to United Online to settle intercompany

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Transactions with Related Parties (Continued)

amounts related to the charges above. Allocations of general corporate costs are not settled in cash and are reflected in the parent company investment.

        In each of the years ended December 31, 2012 and 2011, dividends totaling $15.0 million were declared by the Board of Directors of FTD Companies, Inc. and paid to United Online. In addition, in the year ended December 31, 2012, a dividend of $4.3 million was declared by the Board of Directors of FTD Companies, Inc. and paid to United Online, which represented the reimbursement of equity-related compensation expenses, as permitted under the terms of the 2011 Credit Agreement, including $1.3 million related to the year ended December 31, 2011. Also, in March 2013, a dividend totaling $2.9 million was declared by FTD Companies, Inc. and paid to United Online, which represented reimbursement for certain first quarter 2013 equity-related compensation expenses, as defined and permitted under the terms of the 2011 Credit Agreement. Transactions with United Online, including both direct and general corporate costs discussed above, are summarized as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Cash transactions:
Dividends paid	$(19,299)	$(15,000)	$—
Allocated expenses settled in cash	6,492	6,423	13,207
Non-cash transactions:
Stock-based compensation and tax benefits from equity awards	5,118	5,188	6,075
Allocated expenses not settled in cash, net	2,281	1,815	(923)

Net transactions with United Online	(5,408)	(1,574)	18,359
Less: Amount reflected in intercompany payable to United Online	6,492	6,423	13,207

Net increase (decrease) in parent company investment	$(11,900)	$(7,997)	$5,152

Transactions with The I.S. Group Limited

        Interflora holds a 20.37% investment in The I.S. Group Limited ("I.S. Group"), which totaled $1.5 million and $1.3 million at December 31, 2012 and December 31, 2011, respectively and is included in other assets in the consolidated balance sheets. The share of equity earnings was not material for separate presentation in these consolidated financial statements. I.S. Group supplies floral-related products to Interflora's floral network members in both the U.K. and the Republic of Ireland. Interflora sells products to I.S. Group for which revenue is recognized on a gross basis. In addition, Interflora earns a commission on products sold by I.S. Group to floral network members, which are sourced from external suppliers. Beginning in 2012, Interflora also purchased products from I.S. Group for sale to consumers. In the years ended December 31, 2012, 2011 and 2010, revenues related to commissions earned from I.S. Group were $2.8 million, $3.1 million and $3.0 million, respectively. The cost of revenues related to products purchased from I.S. Group was $0.2 million in the year ended December 31, 2012. Amounts due from I.S. Group were $0.5 million at both December 31, 2012 and December 31, 2011 and amounts payable to I.S. Group were $1.6 million and $1.5 million at December 31, 2012 and December 31, 2011, respectively.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Goodwill and Intangible Assets

Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2012 were as follows (in thousands):

	Goodwill (Excluding Impairment Charges)	Accumulated Impairment Charges	Net
Balance at December 31, 2010	$443,457	$(116,255)	$327,202
Foreign currency translation	(585)	—	(585)

Balance at December 31, 2011	442,872	(116,255)	326,617
Acquisition of Gifts Division of Flying Brands Limited	1,333	—	1,333
Foreign currency translation	6,037	—	6,037

Balance at December 31, 2012	$450,242	$(116,255)	$333,987

        During the quarter ended June 30, 2012, due to the sustained decline in United Online's market capitalization, the Company performed an interim quantitative goodwill impairment assessment for its reporting units. Step one of the goodwill impairment test resulted in the Company's determination that the fair value of each of the reporting units exceeded its respective carrying amount, including goodwill. Accordingly, step two was not required.

        The Company performed its annual goodwill impairment assessment for its reporting units during the fourth quarter of 2012. The Company did not perform a qualitative assessment to determine whether it was more likely than not that goodwill was impaired. Step one of the quantitative goodwill impairment test resulted in the determination that the estimated fair values of the Company's reporting units exceeded their respective carrying amounts, including goodwill. Accordingly, the step two was not required.

Intangible Assets

        Intangible assets consisted of the following (in thousands):

	December 31, 2012			December 31, 2011
	Gross Value	Accumulated Amortization	Net	Gross Value	Accumulated Amortization	Net
Complete technology	$41,831	$(35,989)	$5,842	$41,144	$(27,429)	$13,715
Customer contracts and relationships	106,027	(76,993)	29,034	103,931	(59,299)	44,632
Trademarks and trade names	159,479	(67)	159,412	156,484	—	156,484

Total	$307,337	$(113,049)	$194,288	$301,559	$(86,728)	$214,831

        The Company's trademarks and trade names related to the acquisition of FTD Group by United Online are indefinite-lived and, accordingly, there is no associated amortization expense or accumulated amortization. At December 31, 2012 and 2011, the Company's indefinite-lived trademarks and trade names, after impairment and foreign currency translation adjustments, totaled $158.5 million and $156.5 million, respectively.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Goodwill and Intangible Assets (Continued)

        Amortization expense related to intangible assets for the years ended December 31, 2012, 2011 and 2010 was $25.5 million, $25.2 million and $26.0 million, respectively.

        Estimated future intangible assets amortization expense at December 31, 2012 was as follows (in thousands):

		Year Ending December 31,
	Total	2013	2014	2015	2016	2017	Thereafter
Estimated amortization of intangible assets	$35,817	$23,103	$11,697	$335	$143	$102	$437

(7) Financing Arrangements

        In connection with the acquisition of FTD Group by United Online in August 2008, UNOLA Corp., which was then an indirect, wholly-owned subsidiary of United Online, and which subsequently merged into FTD Group, entered into a $425 million senior secured credit agreement with Wells Fargo Bank, National Association, as Administrative Agent (the "2008 Credit Agreement"), consisting of (i) a term loan A facility of $75 million, (ii) a term loan B facility of $300 million, and (iii) a revolving credit facility of up to $50 million. On June 10, 2011, FTD Group entered into the 2011 Credit Agreement with Wells Fargo Bank, National Association, as Administrative Agent for the lenders, to refinance the 2008 Credit Agreement. The 2011 Credit Agreement provides FTD Group with a $315 million senior secured credit facility consisting of (i) a $265 million seven-year term loan (the "Term Loan") and (ii) a $50 million five-year revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan, the "Credit Facilities"), and certain other financial accommodations, including letters of credit.

        On June 10, 2011, FTD Group repaid in full all outstanding indebtedness under the 2008 Credit Agreement. No penalties were paid in connection with such repayment. The repayment of obligations under the 2008 Credit Agreement was financed with the proceeds of the Term Loan and the Company's available cash. No funds were borrowed under the Revolving Credit Facility at closing.

        The obligations under the 2011 Credit Agreement are guaranteed by the parent of FTD Group, FTD Companies, Inc., and certain of the wholly-owned domestic subsidiaries of FTD Group (the "Subsidiary Guarantors"). In addition, the obligations under the 2011 Credit Agreement are secured by a lien on substantially all of the assets of FTD Group, FTD Companies, Inc. and the Subsidiary Guarantors (collectively, the "Loan Parties"), including a pledge of all (except with respect to foreign subsidiaries, in which case such pledges are limited to 66%) of the outstanding capital stock of certain direct subsidiaries of the Loan Parties.

        The interest rates on both the Term Loan and the Revolving Credit Facility are either a base rate plus 2.5% per annum, or LIBOR plus 3.5% per annum (with a LIBOR floor of 1.25% in the case of the Term Loan and step downs in the LIBOR margin on the Revolving Credit Facility depending on FTD Group's net leverage ratio). The interest rate on the Term Loan at December 31, 2012 was 4.75%. In addition, there is a commitment fee, which is currently equal to 0.45% per annum (with additional step-downs in the commitment fee depending on FTD Group's net leverage ratio) on the unused portion of the Revolving Credit Facility. The 2011 Credit Agreement contains customary representations and warranties, events of default, affirmative covenants, and negative covenants, that require, among other things, FTD Group to maintain compliance with a maximum net leverage ratio

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Financing Arrangements (Continued)

and a minimum fixed-charge coverage ratio, and impose restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and incurrence of additional debt or liens by FTD Companies, Inc., FTD Group and their subsidiaries. The 2011 Credit Agreement also provides for an additional $100 million in borrowing, subject to certain conditions, including compliance with covenants and approval by the lender group.

        The refinancing of the Credit Facilities was accounted for in accordance with ASC 470, Debt. A significant portion of the debt under the 2008 Credit Agreement was considered to be extinguished, and the Company recorded a $6.1 million loss on extinguishment of debt in connection with the refinancing, which was recorded in interest expense for the year ended December 31, 2011.

        The changes in the Company's debt balances, net of discounts, for the years ended December 31, 2011 and 2012 under the 2011 Credit Agreement were as follows (in thousands):

	Balance at December 31, 2010	Draw Down of Debt	Repayments of Debt	Discounts	Accretion and Write-off of Discounts	Balance at December 31, 2011
2008 Credit Agreement, Term Loans	$258,084	—	(264,625)	—	6,541	$—
2011 Credit Agreement, Term Loan	—	265,000	(1,325)	(2,780)	229	261,124

Total	$258,084	265,000	(265,950)	(2,780)	6,770	$261,124

	Balance at December 31, 2011	Repayments of Debt	Accretion of Discounts	Balance at December 31, 2012
2011 Credit Agreement, Term Loan	$261,124	(17,663)	539	$244,000

        Future minimum principal payments based upon the scheduled mandatory debt payments under the 2011 Credit Agreement, excluding required prepayments based on excess cash flows, were as follows at December 31, 2012 (in thousands):

	Total Gross Debt	Year Ending December 31, 2018
2011 Credit Agreement, Term Loan	$246,013	$246,013

        At December 31, 2012, the borrowing capacity under the Revolving Credit Facility, which was reduced by $1.5 million in outstanding standby letters of credit, was $48.5 million.

        During the year ended December 31, 2012, FTD Group made a voluntary debt prepayment of $17.0 million, which has eliminated all future scheduled mandatory principal payments. Commencing in 2013 for fiscal year 2012, subject to certain exceptions, FTD Group will be required to make annual repayments of a portion of the Term Loan based on excess cash flow as defined in the 2011 Credit Agreement. Such excess cash flow payment, which was paid in April 2013, totaled $10.9 million.

        Under the terms of the 2011 Credit Agreement, FTD Group is generally restricted from transferring funds to FTD Companies, Inc. or United Online, with certain exceptions, including an annual basket of $15 million (subject to adjustment based on excess cash flow calculations) which may

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Financing Arrangements (Continued)

be used to make cash dividends, loans and advances to FTD Companies, Inc. or United Online, provided certain terms and conditions specified in the 2011 Credit Agreement are satisfied. These restrictions have resulted in the restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of the Company and its subsidiaries totaling $277.3 million and $260.8 million at December 31, 2012 and 2011, respectively, which exceeded 25% of the consolidated net assets of the Company. FTD Group was in compliance with all covenants under the 2011 Credit Agreement at December 31, 2012.

(8) Derivative Instruments

        In March 2012, the Company entered into forward starting interest rate cap instruments based on 3-month LIBOR that are effective from January 2015 to June 2018 and have aggregated notional values totaling $130 million. The interest rate cap instruments are designated as cash flow hedges against expected future cash flows attributable to future 3-month LIBOR interest payments on a portion of the outstanding borrowings under the 2011 Credit Agreement. The gains or losses on the instruments are reported in other comprehensive income to the extent that they are effective and will be reclassified into earnings when the expected future cash flows, beginning in January 2015 through June 2018 and attributable to future 3-month LIBOR interest payments, are recognized in earnings.

        The estimated fair values and notional values of outstanding derivative instruments were as follows (in thousands):

		Estimated Fair Value of Derivative Instruments		Notional Value of Derivative Instruments
		December 31,		December 31,
	Balance Sheet Location
		2012	2011	2012	2011
Derivative Assets:
Interest rate caps	Other Assets	$699	$—	$130,000	$—
Forward foreign currency exchange contracts	Other Current Assets	$—	$63	$—	$1,860
Derivative Liabilities:
Forward foreign currency exchange contracts	Accrued Liabilities	$38	$—	$1,860	$—

        The effect of derivatives designated as cash flow hedging instruments on accumulated other comprehensive loss was as follows (in thousands):

Change in Losses Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax
Derivatives Designated as Cash Flow Hedging Instruments	Year Ended December 31, 2012
Interest rate caps	$(1,210)

        At December 31, 2012, the effective portion, before tax effect, of the Company's interest rate caps designated as cash flow hedging instruments was $1.2 million, none of which was expected to be reclassified from accumulated other comprehensive loss into earnings in the consolidated statement of operations within the next 12 months.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Derivative Instruments (Continued)

        The effect of derivatives designated as net investment hedging instruments on accumulated other comprehensive loss was as follows (in thousands):

	Change in Gains (Losses) Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax
	Year Ended December 31,
Derivatives Designated as Net Investment Hedging Instruments	2012	2011
Forward foreign currency exchange contracts	$(189)	$207

        There was no ineffectiveness related to the Company's forward foreign currency exchange contracts designated as net investment hedging instruments for the years ended December 31, 2012 and 2011.

        For additional information related to derivative instruments, see Note 1—"Description of Business and Planned Separation, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements—Derivative Instruments."

(9) Fair Value Measurements

        The following table presents information about financial assets and derivative instruments that were required to be measured at fair value on a recurring basis (in thousands):

	Estimated Fair Value
	December 31, 2012
Description	Total	Level 1	Level 2
Assets:
Money market funds	$63,822	$63,822	$—
Derivative assets	699	—	699

Total	$64,521	$63,822	$699

Liabilities:
Derivative liabilities	$38	$—	$38

Total	$38	$—	$38

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Fair Value Measurements (Continued)

	Estimated Fair Value
	December 31, 2011
Description	Total	Level 1	Level 2
Assets:
Money market funds	$45,130	$45,130	$—
Derivative assets	63	—	63

Total	$45,193	$45,130	$63

        The Company estimated the fair value of its long-term debt using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile. In determining the market interest yield curve, the Company considered, among other factors, its estimate of its credit rating. The Company estimated its credit rating as BB+/BB for the long-term debt associated with the 2011 Credit Agreement, resulting in a discount rate of 3.8%. The table below summarizes the fair value estimates for long-term debt (in thousands):

December 31, 2012
Estimated Fair Value
Carrying Amount
Level 2
Long-term debt, net of discounts, including current portion	$244,000	$261,090

December 31, 2011
Estimated Fair Value
Carrying Amount
Level 2
Long-term debt, net of discounts, including current portion	$261,124	$256,174

(10) United Online Stock-Based Compensation Plans

        United Online has one active equity plan, the 2010 Incentive Compensation Plan (the "Plan"), under which, in general, United Online is authorized to grant restricted stock units, stock awards and stock options. Under the Plan, certain employees of the Company have received grants of restricted stock units and stock options for United Online common stock. Additionally, all eligible Company employees are provided the opportunity to participate in United Online's employee stock purchase plan.

        Restricted stock units granted to employees generally vest over a one- to four-year period under a variety of vesting schedules and are canceled upon termination of employment.

        Stock options granted to employees generally vest over a three- or four-year period under a variety of vesting schedules and are canceled upon termination of employment. Stock option grants expire after ten years unless canceled earlier due to termination of employment.

        Upon the exercise of a stock option award, the vesting of a restricted stock unit or the award of common stock or restricted stock, shares of United Online common stock are issued by United Online from authorized but unissued shares. Pursuant to the Plan, each restricted stock unit and stock award

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) United Online Stock-Based Compensation Plans (Continued)

granted decreases shares available for grant by 2.5 shares and cancelations of such shares increase the shares available for grant by 2.5 shares.

        At December 31, 2012, there were 19.7 million aggregate United Online shares reserved for issuance and 10.2 million shares available for grant under the Plan to eligible employees of United Online and its subsidiaries.

Stock-Based Compensation

        The following table summarizes the stock-based compensation that has been included in the following line items within the consolidated statements of operations for each of the periods presented (in thousands):

	Year Ended December 31,
	2012	2011	2010
Operating expenses:
Cost of revenues—products	$43	$46	$41
Cost of revenues—services	25	18	12
Sales and marketing	1,621	1,163	674
General and administrative	2,659	2,600	2,265

Total stock-based compensation	$4,348	$3,827	$2,992

Tax benefit recognized	$988	$863	$576

        Allocated expenses from United Online include stock-based compensation of $0.8 million, $1.3 million and $2.8 million for the years ended December 31, 2012, 2011 and 2010, respectively, for the employees of United Online and its non-Company subsidiaries whose costs of services were allocated to the Company. These costs are not reflected in the table above; however, these costs are included in general and administrative expenses in the consolidated statements of operations. For additional information related to costs allocated to the Company by United Online, see Note 5—"Transactions with Related Parties—Transactions with United Online."

Restricted Stock Units

        The following table summarizes activity for United Online restricted stock units awarded to the Company's eligible employees for the year ended December 31, 2012:

	United Online Restricted Stock Units	Weighted-Average Grant Date Fair Value
	(in thousands)
Nonvested at December 31, 2011	1,185	$6.60
Granted	724	$5.06
Vested	(486)	$6.53
Canceled	(129)	$6.01

Nonvested at December 31, 2012	1,294	$5.82

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) United Online Stock-Based Compensation Plans (Continued)

        The weighted-average grant date fair value of United Online restricted stock units granted to the Company's eligible employees during the years ended December 31, 2012, 2011 and 2010 was $5.06, $6.97 and $6.25, respectively. The fair value of restricted stock units that vested during the years ended December 31, 2012, 2011 and 2010 was $3.2 million, $2.7 million and $2.0 million, respectively. At December 31, 2012, the intrinsic value of United Online nonvested restricted stock units awarded to the Company's eligible employees was $7.2 million. At December 31, 2012, 1.1 million nonvested restricted stock units were expected to vest, with an intrinsic value totaling $6.4 million. At December 31, 2012, total unrecognized compensation cost related to nonvested restricted stock units, net of expected forfeitures, was $5.2 million and was expected to be recognized over a weighted-average period of 1.3 years.

Recent Awards

        On March 4, 2013, the Compensation Committee of the Board of Directors of United Online approved a restricted stock unit grant to an executive officer of the Company of 0.1 million shares, which was made and effective March 6, 2013. The restricted stock units will vest as to one-third of the total number of units awarded annually over a three-year period beginning February 15, 2013, provided the employee remains employed with the Company through each applicable vesting date.

        On March 4, 2013, the Secondary Compensation Committee of the Board of Directors of United Online approved restricted stock unit grants to other executive officers and employees of the Company totaling 0.6 million shares, which were made and effective March 6, 2013. The restricted stock units will vest as to one-quarter of the total number of units awarded annually over a four-year period beginning February 15, 2013, provided the employee remains employed with the Company through each applicable vesting date.

Stock Options

        The following table summarizes United Online stock options awarded to the Company's eligible employees:

	United Online Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at December 31, 2011	358	$7.15	9.0	$—

Outstanding at December 31, 2012	358	$7.15	8.0	$—

Exercisable at December 31, 2012	124	$7.34	7.8	$—

Expected to vest at December 31, 2012	230	$7.05	8.1	$—

        United Online did not grant any stock options to Company employees during the years ended December 31, 2012 and 2010. The weighted-average grant date fair value of stock options granted during the year ended December 31, 2011 was $1.96. At December 31, 2012, total unrecognized compensation cost related to nonvested United Online stock options awarded to the Company's eligible employees, net of expected forfeitures, was $0.3 million and was expected to be recognized over a weighted-average period of 0.6 years.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) United Online Stock-Based Compensation Plans (Continued)

Employee Stock Purchase Plans

        In 2010, United Online adopted the 2010 Employee Stock Purchase Plan to replace the 2001 Employee Stock Purchase Plan. The 2010 Employee Stock Purchase Plan had 4.5 million shares of United Online's common stock reserved and 3.4 million shares available for issuance at December 31, 2012. The 2001 Employee Stock Purchase Plan expired in 2011, following the completion of the final purchase thereunder.

        Under the employee stock purchase plan, each eligible employee may authorize payroll deductions of up to 15% of his or her compensation to purchase shares of United Online common stock on two purchase dates each year at a purchase price per share equal to 85% of the lower of (i) the closing market price per share of United Online common stock on the employee's entry date into the two-year offering period in which the purchase date occurs or (ii) the closing market price per share of United Online common stock on the purchase date. Each offering period generally has a 24-month duration and purchase intervals of six months.

        The fair value of the United Online employee stock purchase plan shares was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2012	2011	2010
Risk-free interest rate	0.2%	0.4%	0.7%
Expected term (in years)	0.5 - 2.0	0.5 - 2.0	0.5 - 2.0
Dividend yield	7.6%	6.7%	7.3%
Volatility	37.4%	46.6%	57.6%

        The assumptions presented in the table above represent the weighted average of the applicable assumptions used to value the United Online employee stock purchase plan shares. United Online calculates expected volatility based on historical volatility of United Online common stock. The expected term represents the amount of time remaining in the 24-month offering period. The risk-free interest rate assumed in valuing the United Online employee stock purchase plan shares is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term. United Online determines the expected dividend yield percentage by dividing the expected annual dividend by the closing market price of United Online common stock at the date of grant.

        For each of the years ended December 31, 2012, 2011 and 2010, the Company recognized $0.4 million of stock-based compensation related to the United Online employee stock purchase plans. At December 31, 2012, total unrecognized compensation cost related to the United Online 2010 Employee Stock Purchase Plan related to the Company's employees was approximately $0.3 million and was expected to be recognized over a weighted-average period of 0.6 years.

(11) Income Taxes

        The Company is included in the consolidated U.S. federal income tax return of United Online, as well as certain state tax returns where United Online files on a combined basis. In addition, the Company files tax returns as a separate company in various local and state jurisdictions, the U.K. and certain other foreign jurisdictions. For the purposes of the consolidated financial statements, the provision for income taxes has been computed under the separate return method, in accordance with

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income Taxes (Continued)

ASC740. Current income tax liabilities are settled with United Online through intercompany cash transfers. The Company recorded an income tax payable of $8.0 million and an income tax receivable of $1.8 million at December 31, 2012 and 2011, respectively, related to amounts to be settled with United Online for combined returns. In February 2013, the income tax payable was paid to United Online in respect of tax payments made by United Online on the Company's behalf.

        Income before income taxes was comprised of the following (in thousands):

	Year Ended December 31,
	2012	2011	2010
Domestic	$23,206	$10,179	$1,005
Foreign	8,798	11,134	8,998

Income before income taxes	$32,004	$21,313	$10,003

        The provision for income taxes was comprised of the following (in thousands):

	Year Ended December 31,
	2012	2011	2010
Current:
Federal	$15,486	$8,444	$8,637
State	3,060	3,277	1,383
Foreign	2,882	3,877	3,184

	21,428	15,598	13,204

Deferred:
Federal	(7,286)	(5,048)	(7,406)
State	(1,379)	(2,700)	(931)
Foreign	(1,933)	(2,258)	(1,471)

	(10,598)	(10,006)	(9,808)

Provision for income taxes	$10,830	$5,592	$3,396

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income Taxes (Continued)

        The provision for income taxes reconciled to the amount computed by applying the statutory federal rate to income before taxes as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Federal taxes at statutory rate of 35%	$11,201	$7,459	$3,501
State income taxes, net	1,093	575	294
Foreign rate differential	(2,271)	(2,268)	(1,897)
Foreign distribution	3,280	4,075	4,010
Foreign tax credit	(2,511)	(2,608)	(2,649)
Deferred tax adjustment—U.K. statutory rate reduction	(1,026)	(1,093)	(570)
Deferred tax adjustment—statutory state rate change	—	(1,113)	—
Other items, net	1,064	565	707

Provision for income taxes	$10,830	$5,592	$3,396

        The significant components of net deferred tax balances were as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss and foreign tax credit carryforwards	$8,287	$6,968
Allowances and reserves	5,374	5,649
Other, net	5,028	4,254

Total gross deferred tax assets	18,689	16,871

Less: valuation allowance	(7,985)	(6,743)

Total deferred tax assets, net of valuation allowance	10,704	10,128

Deferred tax liabilities:
Amortization of intangible assets	(62,330)	(70,243)
Depreciation and amortization	(5,342)	(8,439)

Total deferred tax liabilities	(67,672)	(78,682)

Net deferred tax liabilities	$(56,968)	$(68,554)

Current deferred tax assets, net	$5,882	$5,651
Noncurrent deferred tax liabilities, net	(62,850)	(74,205)

Net deferred tax liabilities	$(56,968)	$(68,554)

        The Company had a valuation allowance of $8.0 million and $6.7 million at December 31, 2012 and 2011, respectively, to reduce deferred tax assets to an amount that is more likely than not to be realized in future periods. In assessing the need for a valuation allowance, the Company considers both positive and negative evidence. The valuation allowance relates primarily to foreign tax credits. The Company has foreign tax credit carryforwards which begin to expire in 2015.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income Taxes (Continued)

        At December 31, 2012, 2011 and 2010, respectively, the Company had gross unrecognized tax benefits totaling $0.5 million, $0.3 million and $0.6 million, respectively, of which $0.4 million, $0.3 million and $0.6 million, respectively, would have an impact on the Company's effective income tax rate, if recognized. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (before federal impact of state items), excluding interest and penalties, was as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Beginning balance	$252	$588	$926
Additions for prior year tax positions	390	—	10
Reductions due to lapse in statutes of limitations	(115)	(336)	(348)

Ending balance	$527	$252	$588

        The Company is currently under audit by the Internal Revenue Service ("IRS") and certain state, local and foreign tax authorities. The examinations are in varying stages of completion. The Company evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by tax authorities. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, case law developments and closing of statutes of limitations. Such adjustments are reflected in the provision for income taxes, as appropriate. Tax years prior to 2009 are generally not subject to examination by the IRS except for items involving tax attributes that have been carried forward to tax years whose statute of limitations remains open. With few exceptions, the Company is not subject to state or local examinations for years prior to 2008. In the U.K., tax years 2009 and prior are closed to audit due to the expiration of the statute of limitations. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While the Company does not expect material changes, it is possible that the amount of unrecognized benefit with respect to its uncertain tax positions could significantly increase or decrease within the next 12 months related to the Company's ongoing audits. At this time, the Company is unable to make a reasonable estimate of the range of impact on the balance of uncertain tax positions or the impact on the effective income tax rate related to such positions.

        The Company had immaterial amounts accrued for interest and penalties relating to uncertain tax positions at December 31, 2012 and 2011, respectively, all of which is included in income taxes payable. The Company recognized immaterial amounts of net interest and penalties relating to uncertain tax positions for the years ended December 31, 2012, 2011 and 2010, respectively.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Accumulated Other Comprehensive Loss

        Accumulated other comprehensive loss was as follows (in thousands):

	Foreign Currency Translation	Change in Gain (Loss) on Derivatives, Net of Tax	Accumulated Other Comprehensive Loss
Balance at December 31, 2009	$(26,705)	$—	$(26,705)
Current period change	(6,154)	—	(6,154)

Balance at December 31, 2010	(32,859)	—	(32,859)
Current period change	(784)	126	(658)

Balance at December 31, 2011	(33,643)	126	(33,517)
Current period change	8,096	(853)	7,243

Balance at December 31, 2012	$(25,547)	$(727)	$(26,274)

(13) Restructuring and Other Exit Costs

        Restructuring and other exit costs were as follows (in thousands):

	Employee Termination Costs	Facility Closure and Relocation Costs	Contract Termination Costs	Total
Accrued restructuring and other exit costs as of December 31, 2009	$—	$—	$—	$—
Restructuring and other exit costs	376	898	300	1,574
Cash paid for restructuring and other exit costs	(378)	(630)	(285)	(1,293)
Other	2	108	(15)	95

Accrued restructuring and other exit costs as of December 31, 2010	—	376	—	376
Restructuring and other exit costs	876	—	—	876
Cash paid for restructuring and other exit costs	(404)	(362)	—	(766)
Other	—	(14)	—	(14)

Accrued restructuring and other exit costs as of December 31, 2011	472	—	—	472
Cash paid for restructuring and other exit costs	(472)	—	—	(472)

Accrued restructuring and other exit costs as of December 31, 2012	$—	$—	$—	$—

        In the year ended December 31, 2010, the Company recorded $1.6 million of restructuring and other exit costs related to facility closure and relocation costs, employee termination costs and contract termination costs related to closure of certain call centers in the U.S. and the U.K. In the year ended December 31, 2011, the Company recorded $0.9 million of restructuring and other exit costs related to employee termination costs.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Commitments and Contingencies

Leases

        Future minimum lease payments at December 31, 2012 under noncancelable operating leases with initial lease terms in excess of one year were as follows (in thousands):

		Year Ending December 31,
	Total	2013	2014	2015	2016	2017
Operating leases	$2,953	$1,666	$776	$346	$103	$62

        The Company leases certain office space, data centers, vehicles, and office equipment under operating leases expiring at various periods through 2017. Certain of the Company's operating leases include rent holidays, as well as rent escalation provisions. The Company records rent expense on a straight-line basis over the lease term. Rent expense under operating leases for the years ended December 31, 2012, 2011 and 2010 was $2.1 million, $2.0 million and $3.1 million, respectively.

Letters of Credit

        Standby letters of credit are maintained by the Company to secure credit card processing activity and certain inventory purchases. Commitments under letters of credit at December 31, 2012 were scheduled to expire as follows (in thousands):

	Total	Year Ending December 31, 2013
Letters of credit	$1,473	$1,473

Purchase Obligations

        Purchase obligations related to technology services, marketing agreements and inventory purchases at December 31, 2012 were as follows (in thousands):

		Year Ending December 31,
	Total	2013	2014	2015
Purchase obligations	$12,489	$10,667	$1,460	$362

Other Liabilities

        Other liabilities at December 31, 2012 were as follows (in thousands):

		Year Ending December 31,
	Total	2013	2014	2015	2016	2017	Thereafter
Other liabilities	$2,811	$1,273	$727	$103	$101	$99	$508

        At December 31, 2012, the Company had liabilities for uncertain tax positions totaling $0.7 million, $0.4 million of which was included in the other liabilities table above and, at December 31, 2012, was expected to be due in less than one year. The Company is not able to reasonably estimate when or if cash payments for liabilities related to uncertain tax positions will occur.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Commitments and Contingencies (Continued)

Other Commitments

        In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, United Online has entered into indemnification agreements with its directors and certain of its officers and employees that will require United Online, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. United Online maintains director and officer insurance, which may cover certain liabilities, including those arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

        It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Legal Matters

        In March 2012, Hope Kelm, Barbara Timmcke, Regina Warfel, Brett Reilly, Juan M. Restrepo, and Jennie H. Pham filed a purported class action complaint (the "Kelm Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Chase Bank USA, N.A., Bank of America, N.A., Capital One Financial Corporation, Citigroup, Inc., and Citibank, N.A. (collectively, the "Credit Card Company Defendants"); (ii) 1-800-Flowers.com, Inc., United Online, Memory Lane, Inc., Classmates International, Inc., FTD Group, Days Inns Worldwide, Inc., Wyndham Worldwide Corporation, PeopleFindersPro, Inc., Beckett Media LLC, Buy.com, Inc., Rakuten USA, Inc., IAC/InterActiveCorp, and Shoebuy.com, Inc. (collectively, the "E-Merchant Defendants"); and (iii) Trilegiant Corporation, Inc. ("Trilegiant"), Affinion Group, LLC ("Affinion") and Apollo Global Management, LLC ("Apollo"). The complaint alleges (1) violations of the Racketeer Influenced Corrupt Organizations Act ("RICO") by all defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (2) aiding and abetting violations of federal mail fraud, wire fraud and bank fraud statutes by the Credit Card Company Defendants; (3) violations of the Electronic Communications Privacy Act ("ECPA") by Trilegiant, Affinion and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (4) violations of the Connecticut Unfair Trade Practices Act by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (5) violation of California Business and Professions Code section 17602 by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Commitments and Contingencies (Continued)

        In March 2012, Debra Miller and William Thompson filed a purported class action complaint (the "Miller Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Trilegiant, Affinion, Apollo, Vertrue, Inc., Webloyalty.com, Inc., and Adaptive Marketing, LLC (collectively, the "Membership Companies"); (ii) 1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, IAC/Interactivecorp, Inc., Memory Lane, Inc., Peoplefinderspro, Inc., Rakuten USA, Inc., Shoebuy.com, Inc., United Online, Wells Fargo & Company, and Wyndham Worldwide Corporation (collectively, the "Marketing Companies"); and (iii) Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., and Citibank, N.A. (collectively, the "Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants, and aiding and abetting violations of such act by the Credit Card Companies; (2) aiding and abetting violations of federal mail fraud, wire fraud, and bank fraud statutes by the Credit Card Companies; (3) violations of the ECPA by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (4) violations of the Connecticut Unfair Trade Practices Act by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (5) violation of California Business and Professions Code section 17602 by the Membership Companies and the Marketing Companies; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

        In April 2012, the Kelm Class Action and the Miller Class Action were consolidated with a related case under the case caption In re Trilegiant Corporation, Inc. In September 2012, the plaintiffs filed their consolidated amended complaint and named five additional defendants. The defendants have responded to the consolidated amended complaint. No trial date has been set.

        In addition, in December 2012, David Frank filed a purported class action complaint (the "Frank Class Action") in United States District Court, District of Connecticut, against the following defendants: Trilegiant, Affinion, Apollo (collectively, the "Frank Membership Companies"); 1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, Hotwire, Inc., IAC/Interactivecorp, Inc., Memory Lane, Inc., Orbitz Worldwide, LLC, PeopleFindersPro, Inc., Priceline.com, Inc., Shoebuy.com, Inc., TigerDirect, Inc., United Online, and Wyndham Worldwide Corporation (collectively, the "Frank Marketing Companies"); Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., Chase Paymentech Solutions, LLC, Citibank, N.A., Citigroup, Inc., and Wells Fargo Bank, N.A. (collectively, the "Frank Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants; (2) aiding and abetting violations of such act by the Frank Credit Card Companies; (3) aiding and abetting commissions of mail fraud, wire fraud and bank fraud by the Frank Credit Card Companies; (4) violation of the ECPA by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies; (5) violations of the Connecticut Unfair Trade Practices Act by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies; (6) violation of California Business and Professions Code section 17602 by the Frank Membership Companies and the Frank Marketing Companies; and (7) unjust enrichment by all defendants. The plaintiff seeks class certification, restitution, and disgorgement of all amounts

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Commitments and Contingencies (Continued)

wrongfully charged to and received from plaintiff, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded. On January 23, 2013, the plaintiff moved to consolidate the Frank Class Action with the In re Trilegiant Corporation Inc. action. In response, the court ordered the plaintiff to show cause as to why, among other things, the plaintiff should be afforded named plaintiff status. The plaintiff filed his response to the order to show cause on February 15, 2013. The court has not yet ruled upon the request for consolidation or the order to show cause.

        In December 2008, Interflora, Inc. (in which FTD has two-thirds ownership interest) and Interflora issued proceedings against Marks and Spencer plc ("Marks and Spencer") seeking injunctive relief, damages, interest and costs in an action claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word "Interflora." Marks and Spencer did not make a counterclaim. In July 2009, the High Court of Justice of England and Wales (the "High Court"), referred questions to the Court of Justice of European Union ("CJEU") for a preliminary ruling. In September 2011, the CJEU handed down its judgment on the questions referred by the High Court. In February 2012, the High Court scheduled the trial for April 2013. In September 2012, Interflora executed an indemnity agreement by which Interflora agreed to indemnify Interflora, Inc. against all losses and expenses arising out of this action which Interflora, Inc. may incur after July 10, 2012. The trial in this matter has concluded. The High Court has not yet issued a ruling. If Marks and Spencer successfully defends the action, Interflora, Inc. and Interflora could be ordered to pay Marks and Spencer's legal fees, costs and expenses, together with interest on any amounts awarded, for which Interflora would be solely liable under the indemnity agreement.

        The Company has been cooperating with certain governmental authorities in connection with their respective investigations of its former post-transaction sales practices and certain other current or former business practices. In 2010, FTD.COM Inc. and Classmates Online, Inc. (a wholly-owned subsidiary of United Online) received subpoenas from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, respectively. These subpoenas were issued on behalf of a Multistate Work Group that consists of the Attorneys General for the following states: Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, and Washington. The primary focus of the inquiry concerns certain post-transaction sales practices in which these companies previously engaged with certain third-party vendors. In the second quarter of 2012, the Company received an offer of settlement from the Multistate Work Group consisting of certain injunctive relief and the consideration of two areas of monetary relief: (1) restitution to consumers and (2) a $20 million payment by these companies for the violations alleged by the Multistate Work Group and to reimburse the Multistate Work Group for its investigation costs. The Company rejected the Multistate Work Group's offer. The Company has since had ongoing discussions with the Multistate Work Group regarding the non-monetary aspects of a negotiated resolution. The Company is continuing to cooperate with the Multistate Work Group and is providing requested information. There can be no assurances as to the terms on which the Multistate Work Group and the Company may agree to settle this matter, or that any settlement of this matter may be reached. The Company is not able to reasonably estimate the amount of possible loss or range of loss that may arise, if any. In the event that the Multistate Work Group and the Company agree to settle this matter, or if no settlement is reached and there are adverse judgments against the Company in connection with litigation filed by

FTD COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Commitments and Contingencies (Continued)

the Attorneys General of the Multistate Work Group, there could be a material adverse effect on the Company's financial position, results of operations and its cash flows.

        The Company cannot predict the outcome of these or any other governmental investigations or other legal actions or their potential implications for its business. There are no assurances that additional governmental investigations or other legal actions will not be instituted in connection with the Company's former post-transaction sales practices or other current or former business practices.

        The Company records a liability when it believes that it is both probable that a loss will be incurred, and the amount of loss can be reasonably estimated. The Company evaluates, at least quarterly, developments in its legal matters that could affect the amount of liability that has been previously accrued, and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. The Company may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate, (ii) if the proceedings are in early stages, (iii) if there is uncertainty as to the outcome of pending appeals, motions or settlements, (iv) if there are significant factual issues to be determined or resolved, and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. With respect to the legal matters described above, the Company has determined, based on its current knowledge, that the amount of possible loss or range of loss, including any reasonably possible losses in excess of amounts already accrued, is not reasonably estimable. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company's control. As such, there can be no assurance that the final outcome of these matters will not materially and adversely affect the Company's business, financial condition, results of operations, or cash flows.

(15) Supplemental Cash Flow Information

        The following table sets forth supplemental cash flow disclosures (in thousands):

	Year Ended December 31,
	2012	2011	2010
Cash paid for interest	$12,942	$19,012	$19,703
Cash paid for income taxes, net	$12,720	$16,699	$13,484

        At December 31, 2012, non-cash investing items included $1.2 million of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the Company's consolidated balance sheet. Non-cash investing items for the years ended December 31, 2011 and 2010 were immaterial.

(16) Subsequent Events

        The Company evaluates subsequent events in accordance with ASC 855, Subsequent Events. Subsequent events were evaluated through April 29, 2013, the date the financial statements were available to be issued.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

FTD COMPANIES, INC.

PARENT COMPANY BALANCE SHEETS

(in thousands)

	December 31,
	2012	2011
ASSETS
Investment in subsidiary	$277,298	$260,781

Total assets	$277,298	$260,781

LIABILITIES AND EQUITY
Total liabilities	$—	$—

Total equity	277,298	260,781

Total liabilities and equity	$277,298	$260,781

The accompanying notes are an integral part of these financial statements.

FTD COMPANIES, INC.

PARENT COMPANY STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Income in equity investees	$21,174	$15,721	$6,607

Net income	$21,174	$15,721	$6,607

The accompanying notes are an integral part of these financial statements.

FTD COMPANIES, INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Net cash provided by operating activities	$19,299	$15,000	$—

Cash flows from investing activities:
Net cash used for investing activities	—	—	—

Cash flows from financing activities:
Dividends paid to parent company	(19,299)	(15,000)	—

Net cash used for financing activities	(19,299)	(15,000)	—

Change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

FTD COMPANIES, INC.

NOTES TO PARENT COMPANY FINANCIAL STATEMENTS

(1) Basis of Presentation

        The financial statements for FTD Companies, Inc. (the "Parent Company") summarize the results of operations and cash flows of the Parent Company for the years ended December 31, 2012, 2011 and 2010 and its financial position at December 31, 2012 and 2011.

        The Parent Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Parent Company's share of net income of its subsidiaries is included in net income using the equity method. The Parent Company financial statements should be read in conjunction with the consolidated financial statements of FTD Companies, Inc. for the corresponding years.

        Under the terms of the 2011 Credit Agreement, FTD Group, Inc., a subsidiary of the Parent Company, is generally restricted from transferring funds to FTD Companies, Inc. (the parent company of FTD Group, Inc.) and United Online, Inc. (the parent company of FTD Companies, Inc.), with certain exceptions, including an annual basket of $15 million (subject to adjustment based on excess cash flow calculations), which may be used to make cash dividends, loans and advances to FTD Companies, Inc. or United Online, Inc., provided certain terms and conditions specified in the 2011 Credit Agreement are satisfied. These restrictions have resulted in restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of FTD Group, Inc. and its subsidiaries totaling $277.3 million and $260.8 million at December 31, 2012 and 2011, respectively, which exceeded 25% of the consolidated net assets of the Parent Company and its subsidiaries.

(2) Dividends from Subsidiaries

        During the year ended December 31, 2012, FTD Group, Inc. paid $19.3 million in dividends to the Parent Company, including $4.3 million of equity-related compensation payments. During the year ended December 31, 2011, FTD Group, Inc. paid $15.0 million in dividends to the Parent Company. During the year ended December 31, 2010, no dividends were paid to the Parent Company by its subsidiaries.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FTD COMPANIES, INC.

(in thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Charged to Other Accounts	Write-offs	Balance at End of Period
Allowance for doubtful accounts and sales allowances:
Year ended December 31, 2012	$8,565	$2,198	$466	$(1,720)	$9,509
Year ended December 31, 2011	$7,635	$2,152	$48	$(1,270)	$8,565
Year ended December 31, 2010	$5,253	$4,348	$51	$(2,017)	$7,635

	Balance at Beginning of Period	Tax Valuation Allowance Charged to Income Tax Provision	Charged to Other Accounts	Tax Valuation Allowance Credited to Income Tax Provision	Balance at End of Period
Valuation allowance for deferred tax assets:
Year ended December 31, 2012	$6,743	$1,242	$—	$—	$7,985
Year ended December 31, 2011	$4,706	$2,037	$—	$—	$6,743
Year ended December 31, 2010	$3,597	$1,109	$—	$—	$4,706

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$48,757	$67,347
Accounts receivable, net of allowances of $8,672 and $9,509 at June 30, 2013 and December 31, 2012, respectively	22,123	26,155
Inventories, net	6,043	7,996
Deferred tax assets, net	5,796	5,882
Prepaid expenses	5,410	5,485

Total current assets	88,129	112,865
Property and equipment, net	29,745	31,169
Intangible assets, net	178,071	194,288
Goodwill	332,980	333,987
Other assets	12,852	12,320

Total assets	$641,777	$684,629

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$33,822	$55,702
Accrued liabilities	13,279	15,657
Accrued compensation	7,721	9,284
Deferred revenue	6,325	5,408
Income taxes payable	8,394	9,033
Current portion of long-term debt	—	10,856
Intercompany payable to United Online, Inc.	3,867	1,653

Total current liabilities	73,408	107,593
Long-term debt, net of discounts	233,410	233,144
Deferred tax liabilities, net	58,472	62,850
Other liabilities	2,943	3,744

Total liabilities	368,233	407,331

Commitments and contingencies
Equity:
Parent company investment	303,040	303,572
Accumulated other comprehensive loss	(29,496)	(26,274)

Total equity	273,544	277,298

Total liabilities and equity	$641,777	$684,629

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

 FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Products	$129,145	$131,996	$282,347	$273,398
Services	35,134	35,531	72,215	70,576

Total revenues	164,279	167,527	354,562	343,974
Operating expenses:
Cost of revenues—products	98,484	101,372	215,760	209,532
Cost of revenues—services	4,743	5,015	9,717	10,110
Sales and marketing	27,723	28,668	58,010	57,407
General and administrative	14,999	12,936	29,114	26,475
Amortization of intangible assets	6,396	6,383	12,803	12,661

Total operating expenses	152,345	154,374	325,404	316,185

Operating income	11,934	13,153	29,158	27,789
Interest income	174	176	343	382
Interest expense	(3,191)	(3,582)	(6,383)	(7,041)
Other income, net	82	22	240	343

Income before income taxes	8,999	9,769	23,358	21,473
Provision for income taxes	3,530	3,507	8,583	7,357

Net income	$5,469	$6,262	$14,775	$14,116

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

 FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$5,469	$6,262	$14,775	$14,116
Other comprehensive income (loss):
Foreign currency translation	8,037	(3,402)	(3,833)	1,901
Cash flow hedges:
Changes in net gains (losses) on derivatives, net of tax of $320 and $(241) for the quarter ended June 30, 2013 and 2012 and $327 and $(361) for the six months ended June 30, 2013 and 2012, respectively	501	(377)	512	(565)
Other hedges:
Changes in net gains (losses) on derivatives, net of tax of $14 and $23 for the quarters ended June 30, 2013 and 2012 and $63 and $(15) for the six months ended June 30, 2013 and 2012, respectively	22	36	99	(24)

Other comprehensive income (loss)	8,560	(3,743)	(3,222)	1,312

Comprehensive income (loss)	$14,029	$2,519	$11,553	$15,428

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2012	$303,572	$(26,274)	$277,298
Net income	14,775	—	14,775
Net decrease in parent company investment	(15,307)	—	(15,307)
Other comprehensive loss	—	(3,222)	(3,222)

Balance at June 30, 2013	$303,040	$(29,496)	$273,544

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

 FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$14,775	$14,116
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,228	17,630
Stock-based compensation	2,301	2,457
Provision for doubtful accounts receivable	810	1,009
Accretion of discounts and amortization of deferred financing and debt issue costs	473	634
Non-cash allocations from parent company, net	327	1,140
Deferred taxes, net	(3,928)	(3,649)
Tax benefits (shortfalls) from equity awards	131	(41)
Excess tax benefits from equity awards	(59)	(4)
Other, net	57	17
Changes in operating assets and liabilities:
Accounts receivable, net	2,951	2,234
Inventories, net	1,905	642
Prepaid expenses	(155)	1,095
Other current assets	—	1,908
Other assets	(7)	(1,491)
Accounts payable	(20,307)	(14,553)
Accrued compensation	(1,410)	(1,543)
Intercompany payable to United Online, Inc.	2,214	668
Accrued liabilities	(1,920)	(1,082)
Deferred revenue	1,014	1,524
Income taxes payable	(590)	3,710
Other liabilities	(774)	(1,773)

Net cash provided by operating activities	15,036	24,648

Cash flows from investing activities:
Purchases of property and equipment	(4,191)	(2,375)
Purchases of intangible assets	—	(78)
Cash paid for acquisitions, net of cash acquired	—	(3,914)
Proceeds from sales of investments	124	40
Purchases of investments	—	(56)

Net cash used for investing activities	(4,067)	(6,383)

Cash flows from financing activities:
Payments on term loans	(10,857)	(17,663)
Excess tax benefits from equity awards	59	4
Dividends paid to United Online, Inc.	(18,066)	(3,179)

Net cash used for financing activities	(28,864)	(20,838)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(695)	407
Change in cash and cash equivalents	(18,590)	(2,166)
Cash and cash equivalents, beginning of period	67,347	47,058

Cash and cash equivalents, end of period	$48,757	$44,892

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements

Description of Business

        FTD Group, Inc. ("FTD Group") is a wholly-owned subsidiary of FTD Companies, Inc. (together with its subsidiaries, "FTD" or the "Company"). FTD Group is a Delaware corporation that was formed in 2003 solely for the purpose of acquiring majority ownership of FTD, Inc. FTD, Inc. is a Delaware corporation that commenced operations in 1994 and includes the operations of its principal operating subsidiaries, Florists' Transworld Delivery, Inc. ("FTDI"), FTD.COM Inc. and Interflora British Unit ("Interflora"). The operations of the Company include those of its subsidiary, Interflora, Inc., which is owned in equal part by FTDI, Interflora and a third party, with each party owning one-third of the outstanding common stock. The minority interest related to Interflora, Inc. is not material for separate presentation. On August 26, 2008, FTD Group was acquired by FTD Companies, Inc., a wholly-owned subsidiary of United Online.

        FTD is a leading provider of floral, gift and related products and services to consumers and retail florists, as well as to other retail locations offering floral, gift and related products and services, in the United States ("U.S."), Canada, the United Kingdom ("U.K."), and the Republic of Ireland. The business uses the highly-recognized FTD and Interflora brands, both supported by the Mercury Man logo. FTD does not currently own or operate any retail locations, with the exception of one retail shop and several concession stands located in the U.K. While floral arrangements and plants are FTD's primary offerings, FTD also markets and sells gift items, including jewelry, sweets, gift baskets, wine, fruit, and spa products.

Planned Separation

        On August 1, 2012, United Online, Inc. ("United Online") announced that its Board of Directors had approved a preliminary plan to separate United Online into two independent, publicly-traded companies (the "Separation"): FTD Companies, Inc., which will include the domestic and international operations of United Online's FTD segment, and United Online, which will continue to include the businesses of United Online's Content & Media and Communications segments. To effect the Separation, United Online will make a pro rata distribution of FTD Companies, Inc. (formerly UNOL Intermediate, Inc.) common stock to United Online stockholders. The distribution is subject to a number of conditions, including final approval of transaction specifics by the Board of Directors of United Online, receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") and an opinion of counsel, the filing and effectiveness of a registration statement with the Securities and Exchange Commission, and other related matters. United Online anticipates that the IRS ruling will confirm that the distribution of shares of common stock of FTD Companies, Inc. will not result in the recognition, for U.S. federal income tax purposes, of income, gain or loss by United Online, Inc. or its stockholders.

        On April 30, 2013, Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online, announced that, subject to the completion of the Separation, he would resign as a director and officer of United Online immediately thereafter. Under the terms of Mr. Goldston's employment agreement, the Separation would constitute a change in control of United Online. His resignation following the Separation would constitute an involuntary termination for purposes of his employment agreement due to a material decrease in his authorities, duties and responsibilities following a change in control. As a result, effective upon such resignation, and subject to the terms and conditions of his

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements (Continued)

employment agreement, Mr. Goldston would be entitled to the severance and other benefits described in his employment agreement in connection with an involuntary termination, including an estimated cash severance payment totaling approximately $7.1 million (assuming a September 30, 2013 termination date), a portion of which will be allocated to FTD, as well as full and accelerated vesting of Mr. Goldston's outstanding nonvested restricted stock units and unvested stock options. Mr. Goldston's employment agreement has previously been filed with the SEC.

Basis of Presentation

        The Company's unaudited condensed consolidated financial statements for the quarters and six months ended June 30, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), including those for interim financial information. Accordingly, such financial statements do not include all of the information and note disclosures required by GAAP for complete financial statements. All significant intercompany accounts and transactions, other than those with United Online, have been eliminated in consolidation. The unaudited condensed consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of financial position and operating results for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for any future periods. The unaudited condensed consolidated balance sheet information as of December 31, 2012 was derived from the Company's audited consolidated financial statements, but does not include all of the disclosures required by GAAP.

        The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates and assumptions.

        The most significant areas of the consolidated financial statements that require management's judgment include the Company's revenue recognition, goodwill and indefinite-lived intangible assets, finite-lived intangible assets and other long-lived assets, allowance for doubtful accounts, income taxes, software capitalization, and legal contingencies.

        The Company's unaudited condensed consolidated financial statements reflect the historical financial position, results of operations and cash flows of FTD. The unaudited condensed consolidated financial statements include expense allocations for certain corporate functions historically performed by United Online. Management believes the assumptions underlying such financial statements, including the assumptions regarding the allocation of corporate expenses from United Online, are reasonable. Nevertheless, the unaudited condensed consolidated financial statements may not include all of the expenses that would have been incurred had the Company been a stand-alone company during the periods presented and may not reflect the Company's unaudited condensed consolidated financial position, results of operations and cash flows had the Company been a stand-alone company during the periods presented. For additional information related to costs allocated to the Company by United Online and the settlement of such costs, see Note 4—"Transactions with Related Parties—Transactions with United Online." Actual costs that would have been incurred if the Company had

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements (Continued)

been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

        These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and related notes included elsewhere in this Information Statement.

Accounting Policies

        Refer to the Company's audited consolidated financial statements included elsewhere in this Information Statement for a complete discussion of all significant accounting policies.

Recent Accounting Pronouncements

        Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income—In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, as codified in ASC 220. The amendments in this update require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For the Company, the amendments in this update are effective prospectively for reporting periods beginning after December 15, 2013. The Company does not expect this update to have a material impact on its consolidated financial statements.

        Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists—In July 2013, FASB issued Accounting Standards Update ("ASU") No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, as codified in ASC 740, Income Taxes. The amendments in this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU will be effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2014.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Description of Business, Basis of Presentation, Accounting Policies, and Recent Accounting Pronouncements (Continued)

Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.

(2) Segment Information

        The Company operates in one operating and reportable segment—floral and related products and services. U.S. revenues totaled $133.8 million and $269.1 million for the quarter and six months ended June 30, 2013, respectively, and totaled $136.6 million and $260.5 million for the quarter and six months ended June 30, 2012, respectively. International revenues, which are primarily generated by Interflora in the U.K., totaled $30.5 million and $85.5 million for the quarter and six months ended June 30, 2013, respectively, and totaled $30.9 million and $83.5 million for the quarter and six months ended June 30, 2012, respectively.

        Geographic information for long-lived assets, which consist of property and equipment and other assets, was as follows (in thousands):

	June 30, 2013	December 31, 2012
United States	$34,877	$35,415
United Kingdom	7,720	8,074

Total long-lived assets	$42,597	$43,489

(3) Balance Sheet Components

Financing Receivables

        Credit quality of financing receivables was as follows (in thousands):

	June 30, 2013	December 31, 2012
Current	$11,700	$12,130
Past due	3,408	3,515

Total	$15,108	$15,645

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Balance Sheet Components (Continued)

        The aging of past due financing receivables was as follows (in thousands):

	June 30, 2013	December 31, 2012
Current	$11,700	$12,130
Past due:
1-150 days past due	165	224
151-364 days past due	221	293
365-730 days past due	411	429
>730 days past due	2,611	2,569

Total	$15,108	$15,645

        Financing receivables on nonaccrual status at June 30, 2013 and December 31, 2012 totaled $3.4 million and $3.6 million, respectively.

        The allowance for credit losses and the recorded investment in financing receivables for the periods presented were as follows (in thousands):

	Six Months Ended June 30,
	2013	2012
Allowance for credit losses:
Balance at January 1	$3,464	$3,655
Current period provision	27	114
Write-offs charged against allowance	(181)	(255)

Balance at June 30	$3,310	$3,514

Ending balance collectively evaluated for impairment	$3,298	$3,475

Ending balance individually evaluated for impairment	$12	$39

Recorded investments in financing receivables:
Balance collectively evaluated for impairment	$3,419	$3,684

Balance individually evaluated for impairment	$11,689	$12,648

        Individually evaluated impaired loans, including the recorded investment in such loans, the unpaid principal balance and the allowance related to such loans, each totaled less than $0.1 million at both June 30, 2013 and December 31, 2012. The average recorded investment in such loans was less than $0.1 million in each of the six months ended June 30, 2013 and 2012. Interest income recognized during the period that the loans were impaired was less than $0.1 million in each of the six months ended June 30, 2013 and 2012.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Balance Sheet Components (Continued)

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	June 30, 2013	December 31, 2012
Land and improvements	$1,608	$1,624
Buildings and improvements	15,759	16,049
Computer equipment	17,878	17,450
Computer software	26,079	23,799
Furniture and fixtures	3,628	3,491

	64,952	62,413
Accumulated depreciation	(35,207)	(31,244)

Total	$29,745	$31,169

        Depreciation expense, including the amortization of leasehold improvements, for the quarters ended June 30, 2013 and 2012 was $2.2 million and $2.5 million, respectively, and $4.4 million and $5.0 million for the six months ended June 30, 2013 and 2012, respectively.

(4) Transactions with Related Parties

Transactions with United Online

        The unaudited condensed consolidated financial statements include direct costs of the Company incurred by United Online on the Company's behalf and an allocation of certain general corporate costs incurred by United Online. Direct costs include finance, legal, human resources, technology development, and other services and have been determined based on estimated levels of services expended by United Online and its non-Company subsidiaries for services provided to the Company. General corporate costs include, without limitation, executive oversight, accounting, internal audit, treasury, tax, and legal. The allocations of general corporate costs are based primarily on estimated time incurred and/or activities associated with FTD. Management believes the allocations of corporate costs from United Online are reasonable and does not believe the Company's costs would have been significantly different on a stand-alone basis. However, the consolidated financial statements may not include all of the costs that would have been incurred had the Company been a stand-alone company during the periods presented and may not reflect our consolidated financial position, results of operations and cash flows had the Company been a stand-alone company during the periods presented.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Transactions with Related Parties (Continued)

        Costs incurred and allocated by United Online were included in the unaudited condensed consolidated statements of operations as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of revenues—products	$100	$164	$180	$292
Cost of revenues—services	202	167	383	333
Sales and marketing	30	40	61	114
General and administrative	3,566	1,825	5,677	3,511

Total allocated expenses	$3,898	$2,196	$6,301	$4,250

        The table above includes allocated stock-based compensation of $0.3 million and $0.2 million for the quarters ended June 30, 2013 and 2012, respectively, and $0.5 million and $0.4 million for the six months ended June 30, 2013 and 2012, respectively, for the employees of United Online and its non-Company subsidiaries whose cost of services was partially allocated to the Company.

        As noted above, United Online allocates both direct costs for services provided and general corporate costs to the Company. In addition, transaction and separation costs related to the Separation that are incurred by United Online are being allocated to the Company. Allocations for direct costs and transaction and separation costs are reflected in the intercompany payable to United Online and are due upon demand. During the six months ended June 30, 2013, the Company made payments totaling $2.2 million to United Online to settle intercompany charges. Allocations of general corporate costs are not settled in cash and are reflected in the parent company investment.

        In the six months ended June 30, 2013, dividends totaling $18.1 million were declared by FTD Companies, Inc. and paid to United Online, of which $3.1 million represented reimbursement for certain equity-related compensation expenses, as defined and permitted under the terms of the 2011 Credit Agreement (as defined below in Note 6—"Financing Arrangements"). Transactions with United

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Transactions with Related Parties (Continued)

Online, including both direct and general corporate costs discussed above, are summarized as follows (in thousands):

	Six Months Ended June 30,
	2013	2012
Cash transactions:
Dividends paid	$(18,066)	$(3,179)
Allocated expenses settled in cash	5,147	3,252
Non-cash transactions:
Stock-based compensation and tax benefits from equity awards	2,432	2,416
Allocated expenses not settled in cash, net	327	1,140

Net transactions with United Online	(10,160)	3,629
Less: Amount reflected in intercompany payable to United Online	5,147	3,252

Net increase (decrease) in parent company investment	$(15,307)	$377

Transactions with The I.S. Group Limited

        Interflora holds a 20.37% investment in The I.S. Group Limited ("I.S. Group"), which totaled $1.6 million and $1.5 million at June 30, 2013 and December 31, 2012, respectively, and is included in other assets in the unaudited condensed consolidated balance sheets. I.S. Group supplies floral-related products to Interflora's floral network members in both the U.K. and the Republic of Ireland. Interflora sells products to I.S. Group for which revenue is recognized on a gross basis. In addition, Interflora earns a commission on products sold by I.S. Group to floral network members, which are sourced from external suppliers. Beginning in 2012, Interflora also purchases products from I.S. Group for sale to consumers. In the quarters ended June 30, 2013 and 2012, revenues related to products sold to and commissions earned from I.S. Group were $0.5 million and $0.4 million, respectively, and $1.5 million and $1.4 million for the six months ended June 30, 2013 and 2012, respectively. The cost of revenues related to products purchased from I.S. Group for the quarter and six months ended June 30, 2013 were $0.1 million and $0.2 million, respectively. Amounts due from I.S. Group were $0.3 million and $0.5 million at June 30, 2013 and December 31, 2012, respectively, and amounts payable to I.S. Group were $1.2 million and $1.6 million at June 30, 2013 and December 31, 2012, respectively.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Goodwill and Intangible Assets

Goodwill

        The change in the carrying amount of goodwill for the six months ended June 30, 2013 was as follows (in thousands):

	Goodwill (Excluding Impairment Charges)	Accumulated Impairment Charges	Net
Balance at December 31, 2012	$450,242	$(116,255)	$333,987
Foreign currency translation	(1,007)	—	(1,007)

Balance at June 30, 2013	$449,235	$(116,255)	$332,980

        During the six months ended June 30, 2013, the Company recorded an out-of-period adjustment, which increased goodwill and decreased accumulated other comprehensive loss in the Company's balance sheet at June 30, 2013 by $7.9 million and was considered immaterial to the current period and all prior periods.

Intangible Assets

        Intangible assets consisted of the following (in thousands):

	June 30, 2013			December 31, 2012
	Gross Value	Accumulated Amortization	Net	Gross Value	Accumulated Amortization	Net
Complete technology	$41,394	$(39,787)	$1,607	$41,831	$(35,989)	$5,842
Customer contracts and relationships	104,712	(84,644)	20,068	106,027	(76,993)	29,034
Trademarks and trade names	156,506	(110)	156,396	159,479	(67)	159,412

Total	$302,612	$(124,541)	$178,071	$307,337	$(113,049)	$194,288

        The Company's trademarks and trade names related to the acquisition of FTD Group by United Online are indefinite-lived and, accordingly, there is no associated amortization expense or accumulated amortization. At June 30, 2013 and December 31, 2012, the Company's indefinite-lived trademarks and trade names, after impairment and foreign currency translation adjustments, totaled $155.6 million and $158.5 million, respectively.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Goodwill and Intangible Assets (Continued)

        Amortization expense related to intangible assets totaled $6.4 million and $12.8 million for the quarter and six months ended June 30, 2013, respectively, and totaled $6.4 million and $12.7 million for the quarter and six months ended June 30, 2012, respectively.

        Estimated future intangible assets amortization expense at June 30, 2013 was as follows (in thousands):

			Year Ending December 31,
		July - Dec 2013
	Total		2014	2015	2016	2017	2018	Thereafter
Estimated amortization of intangible assets	$22,508	$10,034	$11,523	$314	$134	$95	$94	$314

(6) Financing Arrangements

        In connection with the acquisition of FTD Group by United Online in August 2008, UNOLA Corp., which was then an indirect wholly-owned subsidiary of United Online, and which subsequently merged into FTD Group, entered into a $425 million senior secured credit agreement with Wells Fargo Bank, National Association, as Administrative Agent (the "2008 Credit Agreement"), consisting of (i) a term loan A facility of $75 million, (ii) a term loan B facility of $300 million, and (iii) a revolving credit facility of up to $50 million. On June 10, 2011, FTD Group entered into a new credit agreement (the "2011 Credit Agreement") with Wells Fargo Bank, National Association, as Administrative Agent for the lenders, to refinance the 2008 Credit Agreement. The 2011 Credit Agreement provided FTD Group with a $315 million senior secured credit facility consisting of (i) a $265 million seven-year term loan (the "Term Loan") and (ii) a $50 million five-year revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan, the "Credit Facilities"), and certain other financial accommodations, including letters of credit.

        On June 10, 2011, FTD Group repaid in full all outstanding indebtedness under the 2008 Credit Agreement. No penalties were paid in connection with such repayment. The repayment of obligations under the 2008 Credit Agreement was financed with the proceeds of the Term Loan and the Company's available cash. No funds were borrowed under the Revolving Credit Facility at closing.

        The obligations under the 2011 Credit Agreement were guaranteed by the parent of FTD Group, FTD Companies, Inc., and certain of the wholly-owned domestic subsidiaries of FTD Group (the "Subsidiary Guarantors"). In addition, the obligations under the 2011 Credit Agreement were secured by a lien on substantially all of the assets of FTD Group, FTD Companies, Inc. and the Subsidiary Guarantors (collectively, the "Loan Parties"), including a pledge of all (except with respect to foreign subsidiaries, in which case such pledges were limited to 66%) of the outstanding capital stock of certain direct subsidiaries of the Loan Parties.

        The interest rates on both the Term Loan and the Revolving Credit Facility were either a base rate plus 2.5% per annum, or LIBOR plus 3.5% per annum (with a LIBOR floor of 1.25% in the case of the Term Loan and step downs in the LIBOR margin on the Revolving Credit Facility depending on FTD Group's net leverage ratio). The interest rate on the Term Loan at both June 30, 2013 and December 31, 2012 was 4.75%. In addition, there was a commitment fee, which was equal to 0.45% per annum at June 30, 2013, on the unused portion of the Revolving Credit Facility. The 2011 Credit Agreement contained customary representations and warranties, events of default, affirmative covenants, and negative covenants, that required, among other things, FTD Group to maintain

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Financing Arrangements (Continued)

compliance with a maximum net leverage ratio and a minimum fixed-charge coverage ratio, and imposed restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and incurrence of additional debt or liens by FTD Companies, Inc., FTD Group and their subsidiaries. The 2011 Credit Agreement also provided for an additional $100 million in borrowing, subject to certain conditions, including compliance with covenants and approval by the lender group.

        The changes in the Company's debt balances, net of discounts, for the six months ended June 30, 2013 under the 2011 Credit Agreement were as follows (in thousands):

	Balance at December 31, 2012	Repayments of Debt	Accretion of Discounts	Balance at June 30, 2013
2011 Credit Agreement, Term Loan	$244,000	$(10,857)	$267	$233,410

        Future minimum principal payments based upon the scheduled mandatory debt payments under the 2011 Credit Agreement, excluding required prepayments based on excess cash flows, were as follows at June 30, 2013 (in thousands):

	Total Gross Debt	Year Ending December 31, 2018
2011 Credit Agreement, Term Loan	$235,156	$235,156

        At June 30, 2013, the borrowing capacity under the Revolving Credit Facility, which was reduced by $1.8 million in outstanding letters of credit, was $48.2 million.

        During the year ended December 31, 2012, FTD Group made a voluntary debt prepayment of $17.0 million, which eliminated all future scheduled mandatory principal payments. Commencing in 2013 for fiscal year 2012, subject to certain exceptions, FTD Group was required to make annual repayments of a portion of the Term Loan based on excess cash flow as defined in the 2011 Credit Agreement. Such excess cash flow payment, which was paid in April 2013, totaled $10.9 million.

        Under the terms of the 2011 Credit Agreement, FTD Group was generally restricted from transferring funds to FTD Companies, Inc. or United Online, with certain exceptions, including an annual basket of $15 million (subject to adjustment based on excess cash flow calculations) which was permitted to be used to make cash dividends, loans and advances to FTD Companies, Inc. or United Online, provided certain terms and conditions specified in the 2011 Credit Agreement are satisfied. These restrictions resulted in the restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of the Company and its subsidiaries totaling $265.7 million and $277.3 million at June 30, 2013 and December 31, 2012, respectively, which exceeded 25% of the consolidated net assets of the Company. FTD Group was in compliance with all covenants under the 2011 Credit Agreement at June 30, 2013.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Derivative Instruments

        The estimated fair values and notional values of outstanding derivative instruments were as follows (in thousands):

		Estimated Fair Value of Derivative Instruments		Notional Value of Derivative Instruments
	Balance Sheet Location	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Derivative Assets:
Interest rate caps	Other assets	$1,537	$699	$130,000	$130,000
Derivative Liabilities:
Forward foreign currency exchange contracts	Accrued liabilities	$—	$38	$—	$1,860

        The effect of the Company's interest rate caps on accumulated other comprehensive loss was as follows (in thousands):

	Changes in Gains (Losses) Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax
	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest rate caps	$819	$(618)	$837	$(926)

        At June 30, 2013, the effective portion, before tax effect, of the Company's interest rate caps was $0.4 million, none of which was expected to be reclassified from accumulated other comprehensive loss into interest expense in the consolidated statements of operations within the next 12 months.

        The effect of derivatives designated as net investment hedging instruments on accumulated other comprehensive loss was as follows (in thousands):

	Changes in Gains (Losses) Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax
	Quarter Ended June 30,		Six Months Ended June 30,
Derivatives Designated as Net Investment Hedging Instruments	2013	2012	2013	2012
Forward foreign currency exchange contracts	$36	$58	$162	$(40)

        There was no ineffectiveness related to the Company's forward foreign currency exchange contracts designated as net investment hedging instruments for the quarters ended June 30, 2013 and 2012.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Fair Value Measurements

        The following table presents information about financial assets and derivative instruments that were required to be measured at fair value on a recurring basis (in thousands):

	Estimated Fair Value
	June 30, 2013
Description	Total	Level 1	Level 2
Assets:
Money market funds	$48,175	$48,175	$—
Derivative assets	1,537	—	1,537

Total	$49,712	$48,175	$1,537

	Estimated Fair Value
	December 31, 2012
Description	Total	Level 1	Level 2
Assets:
Money market funds	$63,822	$63,822	$—
Derivative assets	699	—	699

Total	$64,521	$63,822	$699

Liabilities:
Derivative liabilities	$38	$—	$38

Total	$38	$—	$38

        The Company estimated the fair value of its long-term debt using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile. In determining the market interest yield curve, the Company considered, among other factors, its estimate of its credit rating. At June 30, 2013, the Company estimated its credit rating as BB+ for the long-term debt associated with the 2011 Credit Agreement, resulting in a discount rate of 4.9%. At December 31, 2012, the Company estimated its credit rating as BB+/BB for the long-term debt associated with the 2011 Credit Agreement, resulting in a discount rate of 3.8%. The table below summarizes the estimated fair values for long-term debt (in thousands):

	June 30, 2013		December 31, 2012
		Estimated Fair Value		Estimated Fair Value
	Carrying Amount		Carrying Amount
		Level 2		Level 2
Long-term debt, net of discounts, including current portion	$233,410	$242,217	$244,000	$261,090

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) United Online Stock-Based Compensation Plans

Stock-Based Compensation

        The following table summarizes the stock-based compensation that has been included in the following line items within the unaudited condensed consolidated statements of operations (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating expenses:
Cost of revenues-products	$10	$(2)	$21	$6
Cost of revenues-services	6	(1)	10	6
Sales and marketing	462	394	874	749
General and administrative	490	617	928	1,331

Total stock-based compensation	$968	$1,008	$1,833	$2,092

Tax benefit recognized	$251	$228	$475	$473

        Allocated expenses from United Online include stock-based compensation of $0.3 million and $0.2 million for the quarters ended June 30, 2013 and 2012, respectively, and $0.5 million and $0.4 million for the six months ended June 30, 2013 and 2012, respectively, for the employees of United Online and its non-Company subsidiaries whose costs of services were allocated to the Company. These costs are not reflected in the table above; however, these costs are included in general and administrative expenses in the unaudited condensed consolidated statements of operations. For additional information related to costs allocated to the Company by United Online, see Note 4—"Transactions with Related Parties—Transactions with United Online."

Recent Awards

        Effective March 6, 2013, the Compensation Committee of the Board of Directors of United Online approved a restricted stock unit grant to an executive officer of the Company of 0.1 million shares. The restricted stock units will vest as to one-third of the total number of units awarded annually over a three-year period beginning February 15, 2013.

        Effective March 6, 2013, the Secondary Compensation Committee of the Board of Directors of United Online approved restricted stock unit grants to other executive officers and employees of the Company totaling 0.6 million shares. The restricted stock units will vest as to one-quarter of the total number of units awarded annually over a four-year period beginning February 15, 2013.

(10) Contingencies—Legal Matters

        In March 2012, Hope Kelm, Barbara Timmcke, Regina Warfel, Brett Reilly, Juan M. Restrepo, and Jennie H. Pham filed a purported class action complaint (the "Kelm Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Chase Bank USA, N.A., Bank of America, N.A., Capital One Financial Corporation, Citigroup, Inc., and Citibank, N.A. (collectively, the "Credit Card Company Defendants"); (ii) 1-800-Flowers.com, Inc., United Online, Inc., Memory Lane, Inc., Classmates International, Inc., FTD Group, Inc., Days Inns Worldwide, Inc., Wyndham Worldwide Corporation, PeopleFindersPro, Inc., Beckett Media LLC,

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Contingencies—Legal Matters (Continued)

Buy.com, Inc., Rakuten USA, Inc., IAC/InterActiveCorp, and Shoebuy.com, Inc. (collectively, the "E-Merchant Defendants"); and (iii) Trilegiant Corporation, Inc. ("Trilegiant"), Affinion Group, LLC ("Affinion"), and Apollo Global Management, LLC ("Apollo"). The complaint alleges (1) violations of the Racketeer Influenced Corrupt Organizations Act ("RICO") by all defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (2) aiding and abetting violations of federal mail fraud, wire fraud and bank fraud statutes by the Credit Card Company Defendants; (3) violations of the Electronic Communications Privacy Act ("ECPA") by Trilegiant, Affinion and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (4) violations of the Connecticut Unfair Trade Practices Act by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants, and aiding and abetting violations of such act by the Credit Card Company Defendants; (5) violation of California Business and Professions Code section 17602 by Trilegiant, Affinion, Apollo, and the E-Merchant Defendants; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

        In March 2012, Debra Miller and William Thompson filed a purported class action complaint (the "Miller Class Action") in United States District Court, District of Connecticut, against the following defendants: (i) Trilegiant, Affinion, Apollo, Vertrue, Inc., Webloyalty.com, Inc., and Adaptive Marketing, LLC (collectively, the "Membership Companies"); (ii) 1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, Inc., IAC/Interactivecorp, Inc., Memory Lane, Inc., Peoplefinderspro, Inc., Rakuten USA, Inc., Shoebuy.com, Inc., United Online, Inc., Wells Fargo & Company, and Wyndham Worldwide Corporation (collectively, the "Marketing Companies"); and (iii) Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., and Citibank, N.A. (collectively, the "Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants, and aiding and abetting violations of such act by the Credit Card Companies; (2) aiding and abetting violations of federal mail fraud, wire fraud and bank fraud statutes by the Credit Card Companies; (3) violations of the ECPA by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (4) violations of the Connecticut Unfair Trade Practices Act by the Membership Companies and the Marketing Companies, and aiding and abetting violations of such act by the Credit Card Companies; (5) violation of California Business and Professions Code section 17602 by the Membership Companies and the Marketing Companies; and (6) unjust enrichment by all defendants. The plaintiffs seek class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiffs, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded.

        In April 2012, the Kelm Class Action and the Miller Class Action were consolidated with a related case under the case caption In re Trilegiant Corporation, Inc. In September 2012, the plaintiffs filed their consolidated amended complaint and named five additional defendants. The defendants have responded to the consolidated amended complaint. No trial date has been set.

        In addition, in December 2012, David Frank filed a purported class action complaint (the "Frank Class Action") in United States District Court, District of Connecticut, against the following defendants: Trilegiant, Affinion, Apollo (collectively, the "Frank Membership Companies");

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Contingencies—Legal Matters (Continued)

1-800-Flowers.com, Inc., Beckett Media LLC, Buy.com, Inc., Classmates International, Inc., Days Inn Worldwide, Inc., FTD Group, Inc., Hotwire, Inc., IAC/Interactivecorp, Inc., Memory Lane, Inc., Orbitz Worldwide, LLC, PeopleFindersPro, Inc., Priceline.com, Inc., Shoebuy.com, Inc., TigerDirect, Inc., United Online, Inc., and Wyndham Worldwide Corporation (collectively, the "Frank Marketing Companies"); Bank of America, N.A., Capital One Financial Corporation, Chase Bank USA, N.A., Chase Paymentech Solutions, LLC, Citibank, N.A., Citigroup, Inc., and Wells Fargo Bank, N.A. (collectively, the "Frank Credit Card Companies"). The complaint alleges (1) violations of RICO by all defendants; (2) aiding and abetting violations of such act by the Frank Credit Card Companies; (3) aiding and abetting commissions of mail fraud, wire fraud and bank fraud by the Frank Credit Card Companies; (4) violation of the ECPA by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies; (5) violations of the Connecticut Unfair Trade Practices Act by the Frank Membership Companies and the Frank Marketing Companies, and aiding and abetting violations of such act by the Frank Credit Card Companies; (6) violation of California Business and Professions Code section 17602 by the Frank Membership Companies and the Frank Marketing Companies; and (7) unjust enrichment by all defendants. The plaintiff seeks class certification, restitution and disgorgement of all amounts wrongfully charged to and received from plaintiff, damages, treble damages, punitive damages, preliminary and permanent injunctive relief, attorneys' fees, costs of suit, and pre- and post-judgment interest on any amounts awarded. On January 23, 2013, the plaintiff moved to consolidate the Frank Class Action with the In re Trilegiant Corporation, Inc. action. In response, the court ordered the plaintiff to show cause as to why, among other things, the plaintiff should be afforded named plaintiff status. The plaintiff filed his response to the order to show cause on February 15, 2013. The court has not yet ruled upon the request for consolidation or the order to show cause.

        In December 2008, Interflora, Inc. (in which the Company has two-thirds ownership interest) and Interflora issued proceedings against Marks and Spencer plc ("Marks and Spencer") seeking injunctive relief, damages, interest, and costs in an action claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word "Interflora". Marks and Spencer did not make a counterclaim. In July 2009, the High Court of Justice of England and Wales (the "High Court"), referred certain questions to the Court of Justice of European Union ("CJEU") for a preliminary ruling. In September 2011, the CJEU handed down its judgment on the questions referred by the High Court. In February 2012, the High Court scheduled the trial for April 2013. In September 2012, Interflora executed an indemnity agreement by which Interflora agreed to indemnify Interflora, Inc. against all losses and expenses arising out of this action which Interflora, Inc. may incur after July 10, 2012. The trial in this matter concluded in April 2013. In May 2013, the High Court ruled that Marks and Spencer infringed the Interflora trademarks. In June 2013, the High Court issued an injunction prohibiting Marks and Spencer from infringing the Interflora trademarks in specified jurisdictions and ordered Marks and Spencer to provide certain disclosures in order for damages to be quantified. The High Court has granted Marks and Spencer permission to appeal the ruling.

        The Company has been cooperating with certain governmental authorities in connection with their respective investigations of its former post-transaction sales practices and certain other current or former business practices. In 2010, FTD.COM and Classmates Online, Inc. (a wholly-owned subsidiary of United Online) received subpoenas from the Attorney General for the State of Kansas and the Attorney General for the State of Maryland, respectively. These subpoenas were issued on behalf of a

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Contingencies—Legal Matters (Continued)

Multistate Work Group that consists of the Attorneys General for the following states: Alabama, Alaska, Delaware, Florida, Idaho, Illinois, Kansas, Maine, Maryland, Michigan, New Mexico, New Jersey, North Dakota, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Vermont, and Washington. The primary focus of the inquiry concerns certain post-transaction sales practices in which these companies previously engaged with certain third-party vendors. In the second quarter of 2012, the Company received an offer of settlement from the Multistate Work Group consisting of certain injunctive relief and the consideration of two areas of monetary relief: (1) restitution to consumers and (2) a $20 million payment by these companies for the violations alleged by the Multistate Work Group and to reimburse the Multistate Work Group for its investigation costs. The Company rejected the Multistate Work Group's offer. The Company has since had ongoing discussions with the Multistate Work Group regarding the non-monetary aspects of a negotiated resolution. The Company is continuing to cooperate with the Multistate Work Group and is providing requested information. There can be no assurances as to the terms on which the Company and the Multistate Work Group may agree to settle this matter, or that any settlement of this matter may be reached. The Company is not able to reasonably estimate the amount of possible loss or range of loss that may arise, if any. In the event that the Company and the Multistate Work Group agree to settle this matter, or if no settlement is reached and there are adverse judgments against the Company in connection with litigation filed by the Attorneys General of the Multistate Work Group, there could be a material adverse effect on the Company's financial position, results of operations and its cash flows.

        The Company cannot predict the outcome of these or any other governmental investigations or other legal actions or their potential implications for its business. There are no assurances that additional governmental investigations or other legal actions will not be instituted in connection with the Company's former post-transaction sales practices or other current or former business practices.

        The Company records a liability when it believes that it is both probable that a loss will be incurred, and the amount of loss can be reasonably estimated. The Company evaluates, at least quarterly, developments in its legal matters that could affect the amount of liability that has been previously accrued, and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount. The Company may be unable to estimate a possible loss or range of possible loss due to various reasons, including, among others: (i) if the damages sought are indeterminate, (ii) if the proceedings are in early stages, (iii) if there is uncertainty as to the outcome of pending appeals, motions or settlements, (iv) if there are significant factual issues to be determined or resolved, and (v) if there are novel or unsettled legal theories presented. In such instances, there is considerable uncertainty regarding the ultimate resolution of such matters, including a possible eventual loss, if any. At June 30, 2013, the Company had reserves totaling $0.4 million for a dispute settlement. With respect to the other legal matters described above, the Company has determined, based on its current knowledge, that the amount of possible loss or range of loss, including any reasonably possible losses in excess of amounts already accrued, is not reasonably estimable. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company's control. As such, there can be no assurance that the final outcome of these matters will not materially and adversely affect the Company's business, financial condition, results of operations, or cash flows.

FTD COMPANIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Supplemental Cash Flow Information

        The following table sets forth supplemental cash flow disclosures (in thousands):

	Six Months Ended June 30,
	2013	2012
Cash paid for interest	$5,946	$6,671
Cash paid for income taxes, net	$13,478	$5,665

        At June 30, 2013, non-cash investing items included $0.4 million of property and equipment and $0.1 million prepaid expenses that were not yet paid for and were included in accounts payable and other liabilities in the Company's consolidated balance sheet.

(12) Subsequent Events

Credit Agreement

        On July 17, 2013, FTD Companies, Inc. entered into a new credit agreement (the "Credit Agreement") to refinance the senior secured credit facilities of FTD Group under the 2011 Credit Agreement. On July 17, 2013, FTD Companies, Inc. drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

        The obligations under the Credit Agreement are guaranteed by FTD Companies, Inc.'s material wholly-owned domestic subsidiaries (collectively, with FTD Companies, Inc., the "U.S. Loan Parties"). In addition, the obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the U.S. Loan Parties, including a pledge of all of the outstanding capital stock of certain direct subsidiaries of the U.S. Loan Parties (except with respect to foreign subsidiaries and certain domestic subsidiaries whose assets consist primarily of foreign subsidiary equity interests, in which case such pledge shall be limited to 66% of the outstanding capital stock).

        The interest rates set forth in the Credit Agreement are either a base rate plus a margin ranging from 0.50% per annum to 1.25% per annum, or LIBOR plus a margin ranging from 1.50% per annum to 2.25% per annum, calculated according to FTD Companies, Inc.'s net leverage ratio. The initial base rate margin is 0.75% per annum and the initial LIBOR margin is 1.75% per annum. In addition, FTD Companies, Inc. will pay a commitment fee ranging from 0.20% per annum to 0.35% per annum on the unused portion of the revolving credit facility. The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, that will, among other things, require FTD Companies, Inc. and its subsidiaries to maintain compliance with a maximum net leverage ratio and a minimum interest coverage ratio, and will impose restrictions and limitations on, among other things, investments, dividends, and asset sales, and FTD Companies, Inc.'s and its subsidiaries' ability to incur additional debt and additional liens.